SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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REINSURANCE GROUP OF AMERICA,
INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2024 Proxy Statement

Notice of the annual meeting of the shareholders of Reinsurance Group of America, Incorporated

Trusted partner. Proven results.

Notice of 2024 Annual Meeting of
Shareholders

April 11, 2024

The Board of Directors of Reinsurance Group of America, Incorporated (the "Company") is making this proxy solicitation in connection with the Company's 2024 Annual Meeting of Shareholders to be held at 2:00 p.m. on May 22, 2024, and all adjournments and postponements thereof. The Company is first making available the Company's Annual Report to Shareholders for the year ended December 31, 2023 and this Proxy Statement on April 11, 2024.

The close of business on March 28, 2024 has been fixed as the record date for the determination of the Company shareholders entitled to vote at the Annual Meeting. As of the record date, approximately 65,786,319 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.
Information about Annual Shareholders' Meeting
Date: May 22, 2024
Time: 2:00 p.m., Central time
Place: 16600 Swingley Ridge Road, Chesterfield, Missouri 63017

Items of Business		Board Recommendation	More Information
1.	To elect all directors for a one-year term	FOR	page 1
2.	Say-on-pay: advisory vote on executive compensation	FOR	page 1
3.	To approve the adoption of an Employee Stock Purchase Plan	FOR	page 3
4.	To ratify the appointment of Deloitte & Touche as the Company's independent Auditor for 2024	FOR	page 7
5.	To consider any other business that may properly come before the Annual Meeting or any adjournment or postponement	-	page 81
See "Voting Matters - Vote Requirements" (page 9) for additional information.
Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders' Meeting
The Company's Notice of Annual Meeting, 2024 Proxy Statement and 2023 Annual Report to Shareholders are available on the Company's website at www.rgare.com. Information on our website does not constitute part of this Proxy Statement.

How to Cast Your Vote
Your vote is important. Please cast your vote and play a part in the future of the Company. Shareholders of record, who hold shares registered in their names with the Company's transfer agent, can vote by:

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Internet at www.proxyvote.com	calling 1-800-690-6903 toll-free from the U.S. or Canada	mail return the signed proxy card
Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy through one of the methods above as soon as possible so that your shares may be represented at the meeting.

By
Stephen T. O'Hearn, Chair of the Board

William L. Hutton, Secretary

Proxy Statement Summary

These proxy materials are being provided to you because the Company's Board of Directors is soliciting your proxy to vote your shares at the Company's 2024 Annual Shareholders' Meeting. This summary highlights information contained elsewhere in this proxy statement ("Proxy Statement"). This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find additional information in this Proxy Statement. This Proxy Statement and the related proxy materials were first made available to shareholders and on the Internet on April 11, 2024.
Annual Shareholders' Meeting
Date & Time: May 22, 2024, 2:00 p.m., Central time
Place: 16600 Swingley Ridge Road, Chesterfield, Missouri 63017
Record Date: Close of business on March 28, 2024

Voting Matters and Board Recommendations

Items of Business		Board Recommendation	More Information
1.	To elect all directors for a one-year term	FOR	page 1
2.	Say-on-pay: advisory vote on executive compensation	FOR	page 1
3.	To approve the adoption of an Employee Stock Purchase Plan	FOR	page 3
4.	To ratify the appointment of Deloitte & Touche as the Company's independent Auditor for 2024	FOR	page 7
5.	To consider any other business that may properly come before the Annual Meeting or any adjournment or postponement	-	page 81
See "Voting Matters - Vote Requirements" (page 9) for additional information.
How to Cast Your Vote
Your vote is important. Please cast your vote and play a part in the future of the Company. Shareholders of record, who hold shares registered in their names with the Company's transfer agent, can vote by:

Internet at www.proxyvote.com	calling 1-800-690-6903 toll-free from the U.S. or Canada	mail return the signed proxy card
i

Board Nominees (page 11)

Name	Director Since	Independent	Election for Term Ending	Committee Memberships
Pina Albo	2019	Yes	2025	Human Capital and Compensation Investment Nominating and Governance
Michele Bang	2023	Yes	2025	Audit Cybersecurity and Technology Risk
Tony Cheng	2023	No	2025	None
John J. Gauthier	2018	Yes	2025	Human Capital and Compensation Investment, Chair Risk
Patricia L. Guinn	2016	Yes	2025	Audit, Chair Investment Nominating and Governance
Hazel M. McNeilage	2018	Yes	2025	Cybersecurity and Technology Human Capital and Compensation, Chair Risk
George Nichols III	2022	Yes	2025	Cybersecurity and Technology Human Capital and Compensation Nominating and Governance
Stephen O'Hearn (Chair)	2020	Yes	2025	None
Alison Rand	2024	Yes	2025	None
Shundrawn Thomas	2021	Yes	2025	Human Capital and Compensation Investment Nominating and Governance, Chair
Khanh T. Tran	2022	Yes	2025	Audit Investment Risk, Chair
Steven C. Van Wyk	2019	Yes	2025	Audit Cybersecurity and Technology, Chair Risk

Board and Committees (page 20)

	Number of Members	Percent Independent	Number of Meetings in 2023
Full Board	12	92%	18
Audit	4	100%	12
Cybersecurity and Technology	4	100%	6
Human Capital and Compensation	5	100%	7
Investment	5	100%	4
Nominating and Governance	4	100%	4
Risk	5	100%	4

Board Diversity Snapshot

Governance Facts

Board Composition and Structure:
Size of Board	12
Number of Independent Directors	11
New Directors Appointed Since 2019	9
Independent Chair	Yes
All Committees Comprised Entirely of Independent Directors	Yes
Regular Board and Committee Assessments	Yes
Accountability to Shareholders:
Annual Director Elections	Yes
Majority Voting for Director Elections	Yes
Proxy Access	Yes
Supermajority Vote Provisions	No
Shareholder Rights Plan (Poison Pill)	No
Advisory Vote on Executive Compensation	Annual
Alignment of Interests with Shareholders:
Robust Stock Ownership Guidelines for Directors and Executive Officers	Yes
Restrictions on Hedging and Pledging of Company Shares for Directors and Employees	Yes
Executive Incentive Recoupment (Clawback) Policies (mandatory NYSE policy and additional voluntarily adopted policy)	Yes

Chief Executive Officer
On December 31, 2023, Anna Manning, our former Chief Executive Officer, retired. Tony Cheng, our President since January 2023, assumed the role of Chief Executive Officer on January 1, 2024.

Five Elements of Executive Compensation (page 40)

	Element	Form	Key Features
1.	Base Salary	Cash	●	The only fixed compensation element, intended to attract and retain top talent.
			●	Generally, we target base salary around the median of our peer companies, but this varies with individual skills, experience, responsibilities, performance and location.
			●	Represents 19.4%* of the average named executive officer target total compensation for 2023.
2.	Annual Bonus Plan	Cash	●	Serves as an annual performance incentive to achieve established business goals.
			●	Tied to one or more of the following factors: overall Company performance, performance of the participant's division or business unit and individual performance.
			●	Performance goals established in the first quarter of each year with financial goals of each business unit aligning to corporate goals.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on performance.
●
The Annual Bonus Plan company-wide objectives were measured using the following components: (i) adjusted operating income per share; (ii) strategic scorecard; (iii) new business embedded value and (iv) annual adjusted consolidated revenue. The strategic scorecard is an assessment of performance in four focus areas for 2023: alternative capital; Creation Re; cybersecurity and data loss prevention; and DEI. See page 43 for a description of those components.

			●	Represents 28.5%* of the average named executive officer target total compensation for 2023.
3.	Performance Contingent Awards	Equity	●	Serves as a performance incentive to achieve established intermediate-term financial measures and align our executives' interests with those of our shareholders.
			●	Performance goals established at the beginning of each three-year cycle and fully vest after three years.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on Company performance.
●
For 2022 and 2023 awards, the Company measured financial performance over a three-year period, consistent with historical practice. Performance is based on (i) three-year average adjusted return on equity and (ii) three-year book value per share, excluding accumulated other comprehensive income, growth rate. Results may be modified up or down by a maximum of 10% based on three-year relative total shareholder return. Targets established for the 2022 grant were adjusted for impacts of Long-Duration Targeted Improvements ("LDTI") under new GAAP accounting rules effective January 1, 2023.

			●	For the 2023 PCS grants, PCS represents 100% of the long-term compensation grant for the CEO, 75% for the President and 60% for all other named executive officers.
			●	Performance contingent awards represented 38.3%* of the average named executive officer target total compensation for 2023.
4.	Stock Based Awards	Equity	●	Intended to motivate performance, promote appropriate risk-taking, align our named executive officers' long-term interests with shareholders' interests and promote retention.
			●	Stock appreciation rights vest 25% per year, on December 31 of each year.
			●	Restricted Share Units cliff-vest after a three year period.
			●	Restricted share units represented 5.6%* of the average named executive officer target total compensation for 2023.
			●	Stock appreciation rights represented 8.2%* of the average named executive officer target total compensation for 2023.
5.	Retirement and Pension Benefits	Deferred Cash	●	Intended to provide a competitive level of post-employment income as part of a total rewards package that supports our ability to attract and retain key members of our management.
			●	In the U.S. there are two types of plans: qualified plans and non-qualified plans.
● Qualified plans are provided to eligible employees up to specified maximum amounts as determined by federal tax authorities.
● Non-qualified plans are provided to eligible employees who earn compensation above the maximum amounts established by federal tax authorities.
			●	Hong Kong retirement and pension benefits are split between: (i) a mandatory provident fund where employees and employer contribute up to a maximum amount and (ii) a supplementary fund for compensation in excess of the maximum amount applicable to the mandatory provident fund benefit.
*Calculation excludes pension and retirement benefits. Average percentages are rounded.

The performance contingent awards and the stock-based awards described above collectively form the Company's long-term incentive ("LTI") plan. For 2023, the LTI was allocated as follows:
•100% PCS for Ms. Manning;
•75% PCS and 25% SARs for Mr. Cheng; and
•60% PCS, 20% RSUs and 20% SARs for all other named executive officers.
The structure of the 2023 LTI award for Ms. Manning took into consideration that 2023 was her last year as Chief Executive Officer.

2024 Compensation Changes (page 53)
    In March 2024 the Human Capital and Compensation Committee approved the following changes to the Company's compensation programs:
•The design of the Annual Bonus Plan was changed to utilize an enterprise pool plan design. The Company will use a top-down pool design, where funding is driven by performance against key financial and non-financial metrics at the Company level.
•The total shareholder return modifier for determining payouts for performance contingent awards was increased from 10% to 20% to continue to strengthen alignment for long-term incentive compensation with the experience of our shareholders.
•Stock appreciation rights and restricted stock unit grants will now vest ratably over a three-year term. Previously, stock appreciation rights vested ratably over four years and restricted stock units cliff-vested after three years.
v

Voting Matters

Item 1 – Election of Directors
The first item to be acted upon at the Annual Meeting is the election of the following director nominees to the Company's Board of Directors, each with a term ending at the Company's 2025 annual meeting of shareholders:

Name	Director Since	Independent
Pina Albo	2019	Yes
Michele Bang	2023	Yes
Tony Cheng	2023	No
John J. Gauthier	2018	Yes
Patricia L. Guinn	2016	Yes
Hazel M. McNeilage	2018	Yes
George Nichols III	2022	Yes
Stephen O'Hearn (Chair)	2020	Yes
Alison Rand	2024	Yes
Shundrawn Thomas	2021	Yes
Khanh T. Tran	2022	Yes
Steven C. Van Wyk	2019	Yes

The Board nominates each of these individuals for election at the Annual Meeting. Each nominee is currently a member of the Board. All director nominees stand for election for a one-year term. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies will be voted for such other person or persons as the Board may recommend unless such proxies are marked otherwise.
See "Board of Directors and Corporate Governance" beginning on page 11 for further information related to "Item 1 - Election of Directors."
Vote Required
The vote required to elect each director is a majority of the common stock represented in person or by proxy at the Annual Meeting and entitled to vote on this matter.
Recommendation of the Board of Directors
The Board of Directors recommends a vote FOR all nominees for election as a director.
Item 2 – Shareholders' Advisory Vote on Executive Compensation
The Dodd-Frank Act enables our shareholders to vote to approve, on an advisory basis (i.e., non-binding), the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section, compensation tables and accompanying narrative disclosures).

The Company has a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of the named executive officers. This compensation philosophy, and the program structure approved by the Human Capital and Compensation Committee (the "Committee"), is central to our ability to attract, retain and motivate individuals who can achieve superior financial results. Please refer to "Compensation Discussion and Analysis – Overview of Compensation Practices" for further discussion of the compensation of the named executive officers.
A primary focus of the Committee is whether the Company's executive compensation program serves the best interests of the Company's shareholders. At the Company's 2023 Annual Meeting, 95% of votes cast on the proposal approved the compensation program described in the proxy statement for that meeting.

2023 Say on Pay Votes
Percentage of Votes Cast in Favor of "Say on Pay"
95%
At the Company's 2022 Annual Meeting, 62% of votes cast on the proposal approved the compensation program described in the proxy statement for that meeting. As a result, the Company engaged in the extensive shareholder outreach efforts described in last year's proxy statement to obtain feedback from our shareholders. We adjusted our compensation structure and disclosures in light of that feedback. Prior to 2022, shareholder feedback at our previous annual meetings was uniformly positive as reflected in the following table:

Say on Pay Votes (2012-2021)
Annual Meeting Year	Percentage of Votes Cast in Favor of "Say on Pay"
2021	95%
2020	98%
2019	98%
2018	98%
2017	98%
2016	98%
2015	98%
2014	97%
2013	99%
2012	96%
Ten Year Average	97.5%
We are asking our shareholders to approve the compensation of the named executive officers as disclosed in this Proxy Statement, including the "Compensation Discussion and Analysis" and "Compensation Tables" discussions. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on the Company, the Committee or the Board. However, the Board and the Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will carefully consider those shareholders' concerns when making future compensation decisions for the named executive officers and will evaluate whether any actions are necessary to address those concerns.
Vote Required
The vote required to approve this Item 2 is a majority of the common stock represented in person or by proxy at the Annual Meeting and entitled to vote on this matter.
Recommendation of the Board of Directors
The Board of Directors recommends that shareholders vote FOR the proposal to approve the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.
Item 3 – Approval of Employee Stock Purchase Plan
Overview
On March 7, 2024, upon the recommendation of the Human Capital and Compensation Committee (the "Committee"), our Board of Directors approved the adoption of the Reinsurance Group of America, Incorporated Employee Stock Purchase Plan (the "ESPP"), subject to shareholder approval in accordance with NYSE listing standards. If the shareholders of the Company do not approve the ESPP, the ESPP will not become effective.
We intend for the ESPP to offer a convenient means for employees of the Company (excluding our Section 16 officers) who might not otherwise purchase and hold our common stock to do so, and for the matching stock purchase feature as described below to provide a meaningful incentive to participate. We believe that the opportunity for these employees to acquire a proprietary interest in the Company through the purchase of shares of common stock and this matching feature will assist in attracting, retaining and rewarding employees, and strengthen the mutuality of interest between our employees and Company shareholders.
The ESPP is not intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").
Materials Terms of ESPP
The material features of the ESPP are summarized below. The following summary of the ESPP does not purport to be a complete description of all of the provisions of the ESPP, and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached as Appendix A to this proxy statement.
Administration. The ESPP shall be administered by a committee appointed by our Board of Directors, which shall initially be the Human Capital and Compensation Committee of the Board (the "Administrator"). Any power of the Administrator may also be exercised by the Board. The Administrator will have broad authority pursuant to the terms of the ESPP, including full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, and such other duties and responsibilities set forth in the ESPP. All determinations made by the Administrator, to the fullest extent permitted by applicable law, will be final and binding upon all participants. In addition, to the extent permitted by applicable law, the Administrator may delegate its responsibilities under the ESPP to one or more officers or any subcommittee of the Administrator. In addition, the Administrator may retain any third-party broker-dealer, financial institution, clearing agent, transfer agent or other agent to perform such functions in connection with the ESPP as deemed appropriate by the Administrator.
Shares Available under ESPP. A total of 100,000 shares of common stock of the Company are initially authorized and reserved for issuance under the ESPP. The number of shares available under the ESPP are subject to adjustment as described below under "Adjustments Upon Changes in Capitalization." As of April 3, 2024, the closing price of our common stock as reported on the NYSE was $193.60 per share.
Eligibility; Participation. All employees of the Company and any Designated Subsidiary (as defined below) are eligible to participate in the ESPP, except for any employee (i) who is an "officer" as defined in Rule 16a-1(f) under the Exchange Act, or (ii) who is not eligible to participate in the ESPP pursuant to the laws of a foreign jurisdiction. In addition, consultants and non-employee directors of the Company will not be eligible to participate in the ESPP. For purposes of the ESPP, a "Designated Subsidiary" means any subsidiary of the Company that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. As of March 1, 2024, approximately 3,000 employees of the Company would have been eligible to participate in the ESPP if the ESPP had been in operation on such date based on the Company's expectations for eligibility in the initial Offering Period (as defined below).
The Company, through its subsidiaries, employs people in various countries and intends to implement participation in the ESPP on a rolling basis, following analysis of relevant regulations in each applicable jurisdiction. In addition, the Plan provides that the Administrator may establish one or more sub-plans of the Plan to provide benefits to employees of Designated Subsidiaries located outside the United States in a manner that complies with local law.
Offering Periods. The ESPP will be implemented by offerings of purchase rights during offering periods ("Offering Periods") as determined by the Administrator. Offering Periods will commence at such times as determined by the Administrator, and will last six months unless a different term is determined by the Administrator. Under the ESPP, any Eligible Employee as of the commencement of any Offering Period who has elected to participate in the ESPP by following the enrollment procedures set forth in the ESPP will have the right to acquire shares of our common stock at the end of the Offering Period in accordance with the terms of the ESPP.
Contributions. To participate in the ESPP, a participant must authorize contributions, which will generally be collected through payroll deductions from the participant's base salary. Such payroll deductions will represent a fixed percentage of the base salary of such participant equal to 2% to 10% of base salary, as determined by the participant. Each participant who has elected to participate in the ESPP is automatically granted a purchase right on the first day of the Offering Period to purchase shares of common stock, which purchase right will be exercised as set forth below under "Purchase Date."
In addition, a participant is not permitted to make contributions to purchase shares of common stock pursuant to the ESPP in excess of $15,000 (or such other amount determined by the Administrator) in any calendar year.
Offering Period Mechanics. Any Eligible Employee may participate in the ESPP for any Offering Period by, at least 10 business days prior to the first day of the Offering Period (or such other period determined by the Administrator), submitting a properly completed subscription agreement authorizing contributions and/or completing such documentation and following such procedures as prescribed by the Administrator.
A participant may cease making contributions during any Offering Period by following the procedures set forth in the ESPP. In such event, the participant may not make any further contributions during such Offering Period. In addition, a participant may reduce (but not increase) such participant's contribution percentage at any time during any Offering Period, provided that only one such reduction may be made during any Offering Period. Except as set forth above, unless otherwise determined by the

Administrator, participants are not allowed to change the amount of their contributions during any Offering Period.
In addition, a participant may withdraw all, or less than all, of a participant's contributions during any Offering Period (provided, that a participant may not make more than one such withdrawal during any Offering Period), in which case all accumulated compensation deductions of such participant subject to such withdrawal request will be returned to such participant, without interest. In the event of any such withdrawal, such participant's purchase right for the Offering Period will be automatically terminated, and no further contributions may be made by such participant for the Offering Period in which such withdrawal occurs.
Unless a participant has ceased making contributions to the ESPP as set forth above, has withdrawn such participant's contributions in the ESPP as noted above, or is no longer an Eligible Employee, a participant in the ESPP in any Offering Period will continue to participate in the ESPP in future Offering Periods at the then existing contribution level of participant unless such participant has affirmatively changed such contribution level.
Purchase Date. Unless a participant has withdrawn all of such participant's contributions in the ESPP as noted above during an Offering Period or is no longer an Eligible Employee, a participant will generally acquire shares of common stock on the last trading day of the Offering Period (the "Purchase Date"). In such event, on the Purchase Date, (i) contributions for each participant will be used to purchase whole shares of the Company's common stock at a purchase price equal to the closing trading price of our common stock on the Purchase Date, and (ii) the Company will issue the Matching Common Stock to participant in connection therewith (as defined and described below).
Matching Common Stock. On any Purchase Date on which a participant purchases shares of common stock as set forth above, the Company will issue to such participant shares of common stock (the "Matching Common Stock") which will equal 25% (or such lower percentage, as may be determined by the Administrator) of the shares purchased by participant on such Purchase Date. The Matching Common Stock will be subject to a risk of forfeiture, and unless otherwise determined by the Administrator, in the event a participant ceases to be an employee of the Company for any reason prior to the end of the restricted period with respect to such Matching Common Stock (which, unless otherwise determined by the Administrator, will be the first anniversary of the Purchase Date upon which the Matching Common Stock was issued), the Matching Common Stock on such Purchase Date shall be forfeited without any consideration.
Termination of Employment. At such time that the employment of any participant terminates or such individual otherwise ceases to be an Eligible Employee, for any reason, such participant will be deemed to have elected to immediately withdraw from the ESPP and the contributions credited to such participant's notional account under the ESPP but not yet used to purchase shares of Common Stock under the Plan will be returned to such participant.
Transferability. Rights to purchase shares of our common stock under the ESPP, and contributions in a participant's account, may not be transferred by a participant and may be exercised only by the participant, subject to certain exceptions in connection with the death of a participant as provided under the terms of the ESPP.
Rights as a Shareholder; Dividends on Matching Common Stock. A participant will have the rights and privileges of a shareholder of the Company when, but not until, shares have been issued and delivered to such participant following exercise of such participant's option on the Purchase Date. In addition, in the event a dividend by the Company is paid in respect of any Matching Common Stock prior to the first anniversary of the Purchase Date upon which such Matching Common Stock was issued, then such dividends will not be paid on such Matching Common Stock unless and until the participant continues employment through such first anniversary.

Adjustments Upon Changes in Capitalization. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property, but excluding normal cash dividends), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, shall, in any such manner as it deems equitable, appropriately adjust the number and class of shares available under the ESPP and the applicable purchase price of such shares.
Change in Control. In the event of any sale of all or substantially all of the assets, merger or similar transaction involving the Company, except as provided below, any outstanding purchase rights will be assumed or an equivalent option may be substituted by the successor. Alternatively, in such event, if the successor entity refuses to assume or substitute for such purchase rights, or if so determined by the Administrator, the Administrator may shorten the Offering Period so that the last day of such shortened Offering Period will occur prior to the date of the completion of such transaction in accordance with the terms of the ESPP.
Effective Date. The ESPP will be effective on May 22, 2024, provided that the ESPP has been approved by our shareholders on such date.
Amendment and Termination. Our board may amend, alter, suspend, discontinue or terminate the ESPP in any respect at any time, provided that the ESPP may not be amended without approval of our shareholders if such approval is necessary to comply with any applicable laws (including the rules of the NYSE) for which or with which the Administrator deems it necessary or desirable to comply.
New Plan Benefits
No purchases have been made at this time under the ESPP as the result of the fact that the ESPP is not yet in effect and is subject to shareholder approval. Participation in the ESPP is voluntary, and benefits under the ESPP will depend on employees' elections to participate and the fair market value of our common stock at various future dates. Accordingly, future benefits or amounts that will be received under the ESPP by employees of the Company are not currently determinable. In addition, as noted above, directors and Section 16 officers of the Company will not be eligible to participate in the ESPP.
U.S. Federal Income Tax Consequences
The following discussion is a brief summary of certain U.S. federal income tax aspects associated with the issuance of shares of common stock (including Matching Common Stock) under the ESPP based upon the U.S. federal income tax laws in effect on the date hereof. This summary is provided only for general information and is not intended to be exhaustive. The exact U.S. federal income tax consequences to any participant will depend upon his or her particular circumstances and other factors. Participants may also be subject to certain other U.S. federal, state or local, or non-U.S. taxes, which are not described herein. This summarized tax information is not tax advice, and participants in the ESPP are encouraged to consult their own tax advisors with respect to such other tax considerations or particular U.S. federal income tax implications of shares acquired under the ESPP. As noted above, the ESPP is not intended to qualify as an "employee stock purchase plan" under Section 423 of the Code (a "Section 423 Plan"). Accordingly, certain tax benefits available to participants in a Section 423 Plan will not be available under the ESPP.
For U.S. federal income tax purposes, a participant generally will not recognize taxable income at the beginning of an Offering Period in respect of the grant of the right to purchase and acquire shares under the ESPP, nor will the Company be entitled to any deduction at that time. The amount of a Participant's payroll deductions during an Offering Period will be subject to U.S. federal income tax withholding at the time the payroll deductions are made. At the end of the Offering Period, a participant generally will not recognize taxable income upon the purchase of shares under the ESPP at their fair market value, nor upon any issuance of Matching Common Stock under the ESPP at that time, and instead will recognize ordinary income in an amount equal to the fair market value of the Matching Common Stock when the risk of forfeiture with respect to the Matching Common Stock lapses at the end of the applicable restricted period as described above under "Matching Common Stock" (unless the participant elects to be taxed at the time of the issuance of the Matching Common Stock pursuant to Section 83(b) of the Code). The Company generally will be entitled to a corresponding deduction at the time the participant recognizes income in respect of the Matching Common Stock.
Upon the subsequent sale or other disposition of any shares acquired under the ESPP, the participant generally will recognize capital gain or loss equal to the difference between the amount realized by the participant on such disposition and the participant's adjusted tax basis in such shares. A participant's adjusted tax basis in shares acquired under the ESPP generally will be the purchase price paid for any purchased shares, or the amount of ordinary income recognized in connection with the issuance of Matching Common Stock. A capital gain or loss will be long-term if at the time of the disposition, the participant has held the shares for more than one year. Unless the participant made an election under Section 83(b) of the Code, the restricted period applicable to any issuance of Matching Common Stock following such issuance is not taken into account for purposes of determining whether the participant has held those shares for more than one year. Long-term capital gain recognized by a participant generally is taxed at preferential rates. The deductibility of capital losses by a participant is subject to limitations.
Vote Required
The vote required to approve this Item 3 is a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote on this matter, which approval will also satisfy the requirement under NYSE rules that the proposal be approved by a majority of the votes cast.
Recommendation of the Board of Directors
The Board of Directors has approved the ESPP and recommends that shareholders vote FOR the proposal.
Item 4 - Ratification of Appointment of Independent Auditor
We are asking shareholders to ratify the appointment of Deloitte & Touche LLP and its related entities (collectively, "Deloitte") as the Company's independent registered public accountant for the current year. The Audit Committee of the Board has appointed Deloitte subject to shareholder ratification.
Representatives of Deloitte will attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and they will be available to respond to appropriate questions.
As outlined in the Audit Committee charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit RGA's financial statements. The Audit Committee annually evaluates the performance of the Company's independent auditor, including the senior audit engagement team, and determines whether to reengage the current auditors or consider other audit firms. Deloitte has served as the independent auditor of the Company since 2000.
The Audit Committee and the Board believe it is in the best interests of RGA and its shareholders to continue to retain Deloitte as RGA's independent registered public accounting firm. Its long-term knowledge of the Company and its subsidiaries, combined with its insurance industry expertise, has enabled it to carry out its audits of the Company's financial statements with effectiveness and efficiency.
In considering Deloitte's appointment, the Audit Committee reviewed the firm's qualifications and competencies, including the following factors:
•Deloitte's status as a registered public accounting firm with the PCAOB, as required by Sarbanes-Oxley and the Rules of the PCAOB;
•Deloitte's independence and its processes for maintaining its independence;
•the results of the independent review of the firm's quality control system;
•the key members of the engagement team for the audit of the Company's financial statements;
•Deloitte's approach to resolving significant accounting and auditing matters including consultation with the firm's national office; and
•Deloitte's reputation for integrity and competence in the fields of accounting and auditing.
The Audit Committee ensures the mandatory five-year rotation of the audit engagement team partner as required by SEC rules. The lead engagement partner was appointed beginning with the fiscal year 2023 audit.
The Audit Committee also approves Deloitte's audit and permissible non-audit services in advance pursuant to a Pre-Approval Policy. Deloitte submits to the Audit Committee detailed schedules with all of the proposed permitted services within each category, together with estimated fees. The Audit Committee also reviews a schedule of audit-related, tax and other permitted non-audit services that the Company may engage the independent auditor to perform and an estimated amount of fees for each of those services.
Consistent with the Pre-Approval Policy, all audit related services, tax services and other services were pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.
The aggregate fees billed to us for the years ending December 31, 2023 and 2022 by Deloitte are set forth below.

Auditor Fees
Fee	Fiscal Year
	2023	2022
Audit Fees[1]	$15,721,639	$14,195,133
Audit Related Fees[2]	723,581	716,181
Total Audit and Audit-related Fees	$16,445,220	$14,911,314
Tax Fees[3]	233,060	149,562
Other	—	—
Total Fees	$16,678,280	$15,060,876

1.    Includes fees for the audit of our Company's and its subsidiaries' annual financial statements, reviews of our quarterly financial statements and Sarbanes-Oxley Section 404 attestation. Approximately $2.5 million and $1.8 million of the total 2023 and 2022 Audit Fees were related to the Company's implementation of LDTI accounting changes, respectively.
2.    Includes fees for services rendered by Deloitte for matters such as assistance with internal control reporting requirements, certain accounting consultations on potential acquisition, reinsurance transactions, and services associated with SEC registration statements, periodic reports and securities offerings.

3.    Includes fees for tax services rendered by Deloitte such as consultation related to tax planning and compliance.
Vote Required
The vote required to approve this Item 4 is a majority of the common stock represented in person or by proxy at the Annual Meeting and entitled to vote on this matter.
Recommendation of the Board of Directors
The Board of Directors has approved the proposal regarding the appointment of Deloitte and recommends that shareholders vote FOR the proposal.

Vote Requirements
Each share of common stock outstanding at the close of business on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Under Missouri corporate law, if a quorum is present, the votes necessary to approve the proposals are as follows:

Voting Matters
Item	Proposal	Vote Required to Adopt the Proposal
1.	Election of Directors	The vote required to elect each director is the affirmative votes of the holders of a majority of the common stock entitled to vote thereon which are present in person or represented by proxy at the Annual Meeting.
2.	Shareholders' Advisory Vote on Executive Compensation	The vote required to pass this proposal is the affirmative votes of the holders of a majority of the common stock entitled to vote thereon which are present in person or represented by proxy at the Annual Meeting.
3.	Approve the RGA Employee Stock Purchase Plan	The vote required to pass this proposal is the affirmative votes of the holders of a majority of the common stock entitled to vote thereon which are present in person or represented by proxy at the Annual Meeting.
4.	Ratification of Appointment of Independent Auditor	The vote required to pass this proposal is the affirmative votes of the holders of a majority of the common stock entitled to vote thereon which are present in person or represented by proxy at the Annual Meeting.

Under Missouri corporate law, the approval of any action taken at the Annual Meeting requires the affirmative vote of a majority of the votes entitled to vote on any such action which are present or represented by proxy at the Annual Meeting. Abstentions will be counted in connection with determining the number of shares represented at the Annual Meeting for quorum purposes. In addition, any abstentions with respect to any of the above items will have the same effect as if the shares represented thereby, as applicable, were voted against any nominee or nominees with respect to Item 1, and against the proposals with respect to Items 2, 3 and 4.
Broker non-votes, while counted for general quorum purposes, will have no effect on the voting results for any non-discretionary matter. As such, if a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter and thus will have no effect on the outcome of the vote with regard to such matters. The election of directors (Item 1), the advisory vote on the compensation of the Company's named executive officers (Item 2), and the proposal to approve the ESPP (Item 3) are considered non-discretionary items, and as such brokers cannot vote uninstructed shares on your behalf in these matters. For your vote to be counted on these matters, you must submit your voting instruction form to your broker. Conversely, the ratification of the independent auditor (Item 4) is a discretionary item such that, if your shares are held through a broker, that person will have discretion to vote your shares on that matter if you fail to provide instructions. For additional information, see "Other Matters - Question and Answers about the Annual Meetings" under "What is a Broker Non-Vote?".
We know of no other matters to come before the meeting. As set forth in "Other Matters," our organizational documents require that advance notice be provided of any proposal intended to be presented at the Annual Meeting. The deadline for this notice has passed, and we did not receive any such notice. As such, if any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies. Voting results will be disclosed in our Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Board of Directors and Corporate Governance

Board of Directors
Board Composition
Each of the nominees standing for election has a core set of skills, talents and attributes that make them valuable members of our Company's Board. When searching for new Board candidates, the Nominating and Governance Committee considers the evolving needs of the Company's global business and searches for Board candidates who fill any current or anticipated needs or gaps in skills, experience and overall Board composition.
The Nominating and Governance Committee of the Board has determined that all of our nominees should possess the following qualifications:

Director Qualifications
Director Qualification	Description
Commitment to Our Values
Directors and candidates should be committed to promoting the Company's financial success and preserving and enhancing our business and ethical reputation, as embodied in our codes of conduct and ethics.

Diversity	Directors and candidates should reflect a diversity of viewpoints, background, work and other experiences (including military service), and other demographics, such as race, gender identity, ethnicity, sexual orientation, culture and nationality.
Financial Literacy	Directors and candidates should be "financially literate" as such qualification is interpreted by the Board in its business judgment.
Independence	Directors and candidates should not have any conflicts of interest or other commitments that would prevent such director from fulfilling the obligations of a director. Mr. Cheng, as our President and Chief Executive Officer, is not independent.
Knowledge and Experience	Directors and candidates should possess knowledge and experience that will complement that of other directors and promote the creation of shareholder value.
Leadership Experience	Directors and candidates should possess significant leadership experience, such as experience in business, finance/accounting, financial services regulation, education or government, and shall possess qualities reflecting a proven record of accomplishment and ability to work with others.
Reputation and Integrity	Directors and candidates should be of high repute and recognized integrity and not have been convicted in a criminal proceeding (excluding traffic violations and other minor offenses).
Other Factors	Directors and candidates should have such other qualifying and desirable characteristics as identified by the Nominating and Governance Committee from time to time.
Other areas of expertise or experience are desirable given our Company's global reinsurance business and operations, including: life insurance, actuarial science, financial services, information technology, cybersecurity, data privacy and security, international markets, operations, capital markets, investments, banking, risk management, human capital management and sustainability.
Changes in Directors
Since the 2023 Annual Meeting of Shareholders, the Board's composition has changed as follows:
On October 1, 2023, Michele Bang was appointed as a member of the Board. Ms. Bang is the former Deputy Chief Executive Officer of Eastspring Investments, the Asia asset management arm of Prudential plc. During her time with Prudential she served as the executive team member that drove digital innovation and technology integration throughout the firm.

Anna Manning retired as the Company's Chief Executive Officer and as a director on December 31, 2023.
On April 1, 2024, Alison Rand was appointed as a member of the Board. Ms. Rand is the former Executive Vice President and Chief Financial Officer of Primerica, Inc. While at Primerica she managed investor relations, strategic planning, capital management, product development and financial reporting and analysis.
Director Skills Matrix
All of our directors bring significant executive leadership, management and industry expertise derived from their careers and professions. When considering whether our current directors have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company's business and structure, the Nominating and Governance Committee and the Board focus on the diversity of experience of the directors, illustrated in the director biographies and the following skills matrix.

Director Skills Matrix
Director Qualifications, Attributes and Skills	Albo	Bang	Cheng	Gauthier	Guinn	McNeilage	Nichols	O'Hearn (Chair)	Rand	Thomas	Tran	Van Wyk
Corporate Governance & Public Company Board. Experience in public company corporate governance issues, policies and practices, shareholder relations, financial reporting and compliance, strategic planning and risk oversight.
	●		●	●	●		●	●	●	●	●	●
Financial Literacy. Knowledge of finance or financial reporting, complex financial management, capital allocation, experience with debt/capital market transactions and mergers and acquisitions.	●	●	●	●	●	●	●	●	●	●	●	●
Government/Regulatory. Experience in government and regulatory affairs, and regulated industries, including as part of a business and/or through positions with government organizations or regulatory bodies.
	●	●	●	●	●	●	●	●	●	●	●	●
Human Capital Management. Talent acquisition, development, engagement and retention; wellness and benefits; diversity, equity and inclusion; director, CEO and senior executive succession planning.	●	●	●	●	●	●	●	●	●	●	●	●
Industry Knowledge. Experience in the Company's businesses and industries including traditional individual and group life and health, disability and critical illness reinsurance and financial services, such as longevity reinsurance, asset-intensive reinsurance, financial reinsurance and stable value products.
	●	●	●		●		●	●	●		●
International. Experience doing business internationally or focused on international issues and operations and exposure to markets, environments, economic conditions and cultures outside the U.S. associated with a global workforce and international business activities.
	●	●	●	●	●	●		●			●	●
Investments. Experience in investment policy and strategy, global asset/liability management, research and strategy development, portfolio construction, and risk management.		●		●	●	●				●	●
Risk Assessment and Management. Experience identifying and prioritizing a spectrum of risks and managing and overseeing complex risk management matters.	●	●	●	●	●	●		●	●	●	●	●
Senior Leadership Experience. Significant leadership experience, including serving as a CEO, senior executive, division president or functional leader within a complex corporate entity.	●	●	●	●	●	●	●	●	●	●	●	●
Sustainability. Knowledge of and experience with environmental, social and governance issues, trends, disclosures and practices, corporate citizenship and behavior, sustainable business model and strategy.
	●	●		●		●	●	●	●	●	●
Technology and Cybersecurity. Knowledge of and experience with implementing technology strategies, understanding of emerging technologies and cybersecurity risks, issues and protections; long-term systems planning and strategy.
						●			●	●		●

Director Nominees
The Company recommends a vote FOR all of the following nominees for election to the Board.

Pina Albo

Business Experience: Ms. Albo is the Chief Executive Officer of Hamilton Insurance Group ("Hamilton"), a Bermuda-based holding company for Hamilton Re, a global specialty insurer and property and casualty reinsurer. Prior to joining Hamilton, she spent 25 years at Munich Re, starting as a claims expert and holding increasingly senior positions that culminated in roles as President, Reinsurance Division, Munich Re America and later Member of the Board of Executive Management. She began her career as a lawyer after having earned law degrees in both Canada and France. Ms. Albo currently serves as Chair of the board of directors for the Association of Bermuda Insurers and Reinsurers.

Chief Executive Officer of Hamilton Insurance Group	Age: 61 Director since: 2019 Independent
Michele Bang

Business Experience: Ms. Bang was the Deputy Chief Executive Officer of Eastspring Investments, the Asia asset management arm of Prudential plc. During her time with Prudential, she concurrently served as executive team member that drove digital innovation and technology integration throughout the firm. Prior to her role with Prudential, Ms. Bang held senior leadership roles and board seats in Asia for Deutsche Asset Management (now DWS Group). She has been active in new economy innovation as an investor, competition judge, and advisor to entrepreneurs in the health, education, and fintech space. She has a Bachelor of Arts degree from Cornell University.

Retired Deputy Chief Executive Officer of Eastspring Investments	Age: 59 Director since: 2023 Independent

Tony Cheng

Business Experience: Mr. Cheng is President and Chief Executive Officer of Reinsurance Group of America, Incorporated. He has been Chief Executive Officer since January 1, 2024 and was named President in January 2023. Prior to this appointment Mr. Cheng was Executive Vice President, Head of EMEA, Asia, and Australia for RGA Reinsurance Company, providing executive oversight for the Company's EMEA, Asia and Australia operations. Mr. Cheng joined RGA in 1997 as Chief Actuary of Malaysian Life Reinsurance Group Berhad. In 2004, he was named Chief Executive Officer of the Hong Kong office, responsible for all business activity in Hong Kong and Southeast Asia, and in 2011, he was named Senior Vice President, Asia. Mr. Cheng received a Bachelor of Economics (B.Ec.) degree from Macquarie University in Sydney, Australia and an M.B.A. from Washington University in St. Louis's John M. Olin School of Business. He is a Fellow of the Institute of Actuaries of Australia (FIAA). An active participant and past President of the Actuarial Society of Hong Kong, he has also served as a council member for the Society and as a past Chair of its Experience and Life Committees.

President and Chief Executive Officer of the Company	Age: 50 Director since: 2023 Not independent

John J. Gauthier

Business Experience: Mr. Gauthier was the Chief Investment Officer of Allied World Assurance Company Holdings, AG, a global provider of insurance and reinsurance solutions, from 2008 to 2018. Mr. Gauthier also served as President of Allied World Financial Services Company, Inc. from 2012 until his retirement in 2018. Before joining Allied, Mr. Gauthier was a Managing Director with Goldman Sachs Asset Management, a division of Goldman Sachs & Co. Prior to Goldman Sachs, he was with Conning Asset Management and General Reinsurance/New England Asset Management and The Travelers. Mr. Gauthier holds a B.S. in computer information systems from Quinnipiac University and an M.B.A. in finance from The Wharton School, University of Pennsylvania. He is a Chartered Financial Analyst (CFA). He is Principal at JJG Advisory, LLC, a consulting business, and at Talcott Capital Partners, LLC, an investor advisory business. He serves on the board of directors of The Hartford Funds Group, Hamilton Insurance Group, LTD. and Middlesex Health System, Inc.

Retired CIO of Allied World Assurance Company Holdings, AG and Retired President of Allied World Financial Services Company, Inc.	Age: 62 Director since: 2018 Independent
Patricia L. Guinn

Business Experience: Ms. Guinn was the Managing Director of Risk and Financial Services and a member of the executive leadership team at Towers Watson from 2010 until her retirement in 2015. Previously, she served as a Member of the Board and the Managing Director of Risk and Financial Services at Towers Watson's predecessor company, Towers Perrin. Overall, she has over 40 years of experience in the insurance industry. Ms. Guinn is a member of the board of directors of AssetMark Financial Holdings, Inc. and Constellation Insurance Holdings; she chairs the audit committee of each and is a member of the compensation committee of AssetMark. She is an Association Member of BUPA and advisory board member of EOS Ventura Partners. She previously served on the board of Allied World Assurance Company Holdings AG. Additionally, Ms. Guinn is a fellow of the Society of Actuaries, a member of the American Academy of Actuaries and a Chartered Enterprise Risk Analyst.

Retired Managing Director of Risk and Financial Services at Towers Watson	Age: 69 Director since: 2016 Independent
Hazel M. McNeilage

Business Experience: Ms. McNeilage was the Regional Managing Director, EMEA, for Northern Trust Corporation's Asset Management division from 2015 to 2018 and a Director of Northern Trust Global Investment Ltd. Prior to joining Northern Trust, Ms. McNeilage held a variety of roles with Northill Capital Partners from 2012 to 2015, including interim CEO for one of Northill's affiliates. Prior to that, she spent two years as Head of Funds Management for QIC, a major sovereign wealth fund based in Australia. From 2001 to 2009 Ms. McNeilage was with Principal Global Investors, during which she served in leadership positions around the world and was a member of several boards. Prior to Principal, Ms. McNeilage spent more than a decade with Towers Perrin (now Willis Towers Watson), including a three-year term on its board of directors. Ms. McNeilage received a Bachelor of Science from the University of Lancaster, England, with majors in Mathematics, Economics, and Operations Research. She is a Fellow of the Institute and Faculty of Actuaries, a Fellow of the Institute of Actuaries of Australia, and a Board Leadership Fellow of the National Association of Corporate Directors (U.S.). Ms. McNeilage holds certificates in cybersecurity from both Carnegie Mellon University and Harvard University. Ms. McNeilage also serves on the Board of Directors of Everest Group, Ltd. (NYSE: EG).

Retired Regional Managing Director, EMEA of Northern Trust Asset Management	Age: 67 Director since: 2018 Independent

George Nichols III

Business Experience: Mr. Nichols currently serves as the President and CEO for the American College of Financial Services, the nation's largest nonprofit educational institution devoted to financial services. Previously, he spent 17 years at New York Life, holding principal roles in sales, profit and loss, strategic initiatives and public policy. Mr. Nichols served as executive vice president of Governmental Affairs and was named to the Executive Management Committee. Prior to joining New York Life, Mr. Nichols was the first Black insurance commissioner for the Commonwealth of Kentucky, leading the regulation of the Commonwealth's $10 billion insurance industry. Mr. Nichols sits on the Boards of Republic Bancorp, Inc. and OneAmerica Financial. He currently serves as Chair of the Board of Trustees for City Year.

President and Chief Executive Officer, The American College of Financial Services	Age: 63 Director since: 2022 Independent

Stephen O'Hearn (Chair)

Business Experience: Mr. O'Hearn was employed by PricewaterhouseCoopers (PwC) for 38 years. He held a variety of leadership positions including serving as the Global Insurance Leader from 2015 to 2020, during which time he also served on PwC's financial services leadership team and the firm's extended global leadership team. A trained accountant, Mr. O'Hearn has 26 years of experience as an audit partner, serving a variety of clients in the financial services industry, including many of the world's leading insurers, while resident in Milwaukee, Tokyo, New York, Zurich and Munich, until his retirement from PwC in 2020. Mr. O'Hearn attended The University of Notre Dame, graduating summa cum laude in 1982. He is a Certified Public Accountant in the U.S. He serves on the Law, Regulation & Resilience Policies Working Group of the Insurance Development Forum, which is a collaboration between the insurance industry and various governmental organizations, including the United Nations and World Bank, aimed at improving resilience and narrowing the protection gap. Mr. O'Hearn is also Governor and Chairman of the Audit Committee of Junior Achievement Worldwide.

Retired Global Leader, Insurance Practice at PricewaterhouseCoopers	Age: 63 Director since: 2020 Independent
Alison Rand

Business Experience: Ms. Rand is the retired Executive Vice President and Chief Financial Officer of Primerica, Inc. (NYSE: PRI). She joined Primerica in 1995 and held various roles with increasing responsibility and scope in finance, accounting and treasury functions, including tax, financial reporting and analysis, capital management, corporate strategy, risk management and investor relations. Prior to joining Primerica, Ms. Rand worked in the Audit department of KPMG LLP. She received a Bachelor of Science in accounting from the University of Florida. Ms. Rand serves on the board of directors of Regions Financial Corporation (NYSE: RF), and is a member of the Audit and Technology Committees. She previously served on the board of directors of Warburg Pincus Capital Corporation I-A (NYSE: WPCA). Ms. Rand is also involved in several nonprofit and advisory boards.

Retired Executive Vice President and Chief Financial Officer of Primerica, Inc.	Age: 56 Director since: 2024 Independent

Shundrawn Thomas

Business Experience: Mr. Thomas is the founder and managing partner of The Copia Group, LLC, a private investment firm. Until June 1, 2022, he was President of Northern Trust Asset Management (NTAM), a leading global investment manager, and was a member of the executive management group of Northern Trust Corporation, collaborating with the CEO, board, and executive team to develop and execute corporate strategy and governance. Mr. Thomas holds a bachelor's degree in accounting from Florida A&M University, where he graduated magna cum laude and an MBA from the University of Chicago Booth School of Business, with concentrations in accounting and finance.

Founder and Managing Partner, The Copia Group, LLC	Age: 50 Director since: 2021 Independent
Khanh T. Tran

Business Experience: Mr. Tran was the President and Chief Executive Officer of Aviation Capital Group LLC, a global commercial aviation leasing company until his retirement in 2020. Previously, he spent 25 years with the life insurance and annuity company Pacific Life, during which time he served in a number of senior executive roles, including President, Chief Investment Officer, Chief Financial Officer and Treasurer. Mr. Tran graduated from Whittier College in Whittier, California, with a Bachelor of Arts (B.A.) in economics and political science. He also has an M.B.A. with a focus on finance and marketing from UCLA Anderson School of Management. Mr. Tran has served on several corporate boards, including CIT Group, Inc., Aviation Capital Group LLC, Pacific Life Insurance Company, and Scottish Re. He is currently a trustee and Chair of the Finance Committee for the Semester at Sea. Mr. Tran is a champion of leadership, diversity, equity, and inclusion: in 2019, he founded and is currently chairman emeritus of the Orange County, California chapter of Ascend Leadership, the largest Pan-Asian professional membership organization in North America, dedicated to driving workplace and societal impact by developing, elevating and increasing Pan-Asian executive leaders.

Retired President and Chief Executive Officer of Aviation Capital Group LLC	Age: 67 Director since: 2022 Independent
Steven C. Van Wyk

Business Experience: Mr. Van Wyk is the Group Chief Information Officer of HSBC Bank and is based in London. Prior to joining HSBC in December 2020, Mr. Van Wyk was the Chief Information Officer and Head of Technology & Innovation at PNC Financial Services Group, Inc., where he was responsible for all aspects of technology and innovation across the bank. Prior to his roles at PNC, Mr. Van Wyk served as CIO of ING Insurance Americas from 2006 to 2007 before becoming CIO/COO of ING Bank and ING Group Amsterdam from 2008 to 2013. From 1996 to 2006, Mr. Van Wyk served in various roles, including Vice President - Strategic Information Technology, Managing Director, CIO and COO of the Individual Investor Group of Morgan Stanley. Mr. Van Wyk holds a B.A. in Business Management and Accounting from Central University of Iowa and is a Certified Public Accountant (CPA), Certified Internal Auditor (CIA) and a Series 27 Financial/Operations Principal.

Group Chief Information Officer of HSBC Bank PLC	Age: 65 Director since: 2019 Independent
Board Leadership and Effectiveness
We believe that the diverse composition, leadership experiences and attributes of our Board enhance its effectiveness. Our directors reflect a diverse set of experiences and skills that are relevant to our industry and long-term business strategy. 92% of the members of our Board are independent, 42% are female and 42% are racially or ethnically diverse (based on U.S. standards). Women serve in leadership roles as the chair of two of the Board's standing committees and the chairs of two other Board committees are held by ethnically diverse directors. All the members of our Board stand for election annually.
Board Diversity
The Board believes that directors representing diverse perspectives, skills and experience are essential for ensuring the Company's long-term success and stability. When evaluating the various qualifications, experiences and backgrounds of nominees, the Board reviews and discusses many aspects of diversity such as gender, race, national origin, education, professional experience, geographic representation, ethnicity and differences in viewpoints and skills. To the extent possible, director recruitment efforts include several of these factors and the Board strives to recruit candidates that enhance the Board's diversity.
In 2023, the Board was awarded the Diversity, Equity, and Inclusion Award in the Mid Cap, Public Company category by the National Association of Corporate Directors. The award recognizes corporate boards that have improved their governance and created long-term value for stakeholders by implementing forward-thinking diversity, equity and inclusion practices. The Company was previously recognized by the Women's Forum of New York and 2020 Women on Boards (now 50/50 Women on Boards) for the Company's role in advancing gender parity in the boardroom.
Board Leadership
In recognition of the differences between the two roles and to maximize effective Board leadership, our Company has maintained the separate positions of Chief Executive Officer ("CEO") and Chair of the Board since we became a public company in 1993. The Board believes the Board Chair and CEO have distinct responsibilities. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company.
The Chair of the Board:
•provides guidance to the CEO;
•sets the agenda for Board meetings;
•presides over meetings of the full Board;
•presides at the regularly scheduled executive sessions of the independent directors;
•has the duty to advise the CEO of any information needs that the Board may have; and
•has the ability to retain legal, accounting or other advisors in connection with executive sessions of the independent directors.
The Board regularly reviews its leadership structure, in light of current corporate governance trends and developments, to ensure that the current leadership structure strikes an appropriate balance for the Company and its stakeholders, and promotes the long-term interests of shareholders. Upon such review, and in light of the Company's 30 year history of having a separate CEO and Board Chair, the Board continues to believe that the current structure remains in the best interest of the Company and its shareholders.
Director Commitments
Our Corporate Governance Guidelines encourage directors to limit the number of other public company boards on which they serve, taking into account the requirements of time, participation and attendance that multiple board service entails. Additionally, the Board encourages directors with full-time employment or other obligations to ensure that they have sufficient time to devote to the Board in light of their obligations to the Company and their other commitments. The Board believes that all of the nominees are in compliance with this policy.

Director Access to Management and to Outside Advisors
Directors have full and free access to officers and employees of the Company. Any meetings or contacts that a director wishes to initiate may be arranged through the CEO or the Corporate Secretary; provided, that, using such person's best judgment to assure that any such contact would not be disruptive to the business operations of the Company, a director may contact any officer or employee directly, if he or she wishes to do so.
The Board and each committee may obtain advice and assistance from outside advisors as the Board or committee may determine necessary or advisable in connection with the discharge of its duties and responsibilities. Any such advisor may, but need not be, otherwise engaged by the Company for any other purpose. The Company pays the fees and costs of any outside advisor including, without limitation, usual and customary expenses and charges, as such compensation shall be determined and agreed by the Board or committee.
Board Meetings
The Board of Directors held a total of eighteen meetings during 2023. No director attended fewer than 75% of the meetings of the Board and committees on which he or she served during 2023. We do not have a policy with regard to attendance by directors at the Annual Meeting of Shareholders. Mr. O’Hearn, Chair of the Board, attended the 2023 Annual Meeting of Shareholders.
Board Evaluations and Assessments
The Nominating and Governance Committee supervises the Board's periodic self-evaluation assessment and review of director independence. The assessment is usually developed internally with a typical structure focused on two sections: an "inward-looking" section, in which directors respond to questions directly relating to their roles on the Board; and an "outward-looking" section, which involves questions relating to the Board as a whole. After receiving a summary of the assessment results in late August, our Board Chair conducts individual interviews with each director in September to discuss responses, recommendations and concerns. This also allows directors an opportunity to raise sensitive subject matters in discussions with the Chair. The Chair then prepares a memo summarizing, without attribution, the key items identified in the survey and interviews, and leads a discussion at the Board meeting in October where all directors discuss the findings and develop an action plan to implement desired changes and improvements for the following year.
In certain years, an independent consultant is engaged to perform the assessment. In 2021, an independent consultant was engaged to conduct the assessment and, at the Board's request, the process included a specific focus on the Board's overall effectiveness, the functioning of the committees, and the contributions of each of the Board members. It also included development of interview questions, observation of Board and committee meetings, individual director interviews (including a peer review component), individual interviews of the executive management team, individual director feedback on the peer review component and a detailed final report with specific governance observations and recommendations.
Director and Nominee Independence Determinations
In accordance with our Corporate Governance Guidelines, the Board undertook reviews of director independence in March 2023 and March 2024. During these reviews, the Board received a report from the Company's General Counsel noting that there were no transactions or relationships between the Company or its subsidiaries and any of the non-employee directors, nor any member of such director's immediate family. The purpose of this review was to determine whether any of those directors had a material relationship with the Company that would preclude such director from being independent under the listing standards of the New York Stock Exchange ("NYSE") or our Corporate Governance Guidelines.

As a result of this review, the Board affirmatively determined, in its judgment, that each of the non-employee directors are independent of the Company and its management under the applicable standards. Mr. Cheng, our President and Chief Executive Officer, is not independent.
Board Committees
The Board of Directors has six standing committees: Audit Committee, Cybersecurity and Technology Committee, Human Capital and Compensation Committee, Investment Committee, Nominating and Governance Committee and Risk Committee. The Board has also organized a subgroup of directors who meet periodically with members of Company management regarding significant insurance, reinsurance or other transactions being considered by the Company. The Board periodically reviews the composition of these committees and rotates membership from time to time. Information about committee membership, independence, qualifications, roles and responsibilities is provided below.
Board Committee Roles & Responsibilities
The Board has adopted written charters for each committee, which are available on our website at www.rgare.com. Each of the committees consists solely of directors who have been determined by the Board to be independent in accordance with SEC regulations, NYSE listing standards and the Company's director independence standards set forth in the Corporate Governance Guidelines. The following describes the roles, responsibilities and independence standards of each committee:
Audit Committee

Roles and Responsibilities
●	Responsible for the appointment, compensation, retention and oversight of the work of our independent auditor.
●	Oversees our accounting and financial reporting processes and policies and the integrity of our financial statements.
●	Supervises the adequacy of our internal controls over financial and sustainability reporting and disclosure controls and procedures.
●	Pre-approves audit, audit-related and non-audit services to be performed by the Company's independent auditor.
●	Reviews reports concerning significant legal and regulatory matters.
●	Reviews the plans and performance of our internal audit function.
●	Oversees the Company's ethics and compliance policies.
●	Reviews and discusses our filings on Forms 10-K and 10-Q, including the financial information in those filings.
Independence and Financial Literacy
●	The Board has determined that the members are "independent" within the meaning of Securities and Exchange Commission regulations applicable to audit committees and NYSE listing standards.
●	The Board has determined that all of the members have accounting and related financial management expertise within the meaning of NYSE listing standards.
●	The Board has determined that all the members are qualified as audit committee financial experts within the meaning of Securities and Exchange Commission regulations.

Cybersecurity and Technology Committee
Roles and Responsibilities
●	Oversees and monitors the technology governance programs and policies, including risk appetite and key risk indicators, established by the Company for identifying, measuring, mitigating, managing, reporting, and testing cybersecurity, data privacy and technology related business continuity risks.
●	Reviews and discusses the Company's technology service delivery, including costs and benefits of proposed significant technology projects and initiatives, and training related to cybersecurity, data privacy, and technology related business continuity.
●	Monitors management's strategy and progress in achieving planned cybersecurity, data privacy and technology related business continuity objectives.

●	Reviews and discusses with management and, as appropriate, the Board and/or Board committees, the Company's cybersecurity, data privacy, and technology related business continuity compliance risks, including third party controls and IT-related independent assessments and audits.
●	Regularly reports to and advises the Board to assist the Board in fulfilling its responsibility for oversight of technology strategy, service deliver and governance.
Independence
●	The Board of Directors has determined that all of the Committee's members are independent.

Human Capital and Compensation Committee
Roles and Responsibilities
●	Establishes and oversees our general compensation, benefits programs and human capital matters.
●	Reviews and approves the performance and compensation of the CEO, other named executive officers and members of our senior management.
●	Sets performance measures and goals and reviews the attainment of goals under performance-based incentive compensation plans.
●	Oversees key issues, policies and programs relating to the Company's workforce, including recruitment, engagement, retention, development and performance management.
Independence
●	The Board of Directors has determined that all of the Committee's members are independent within the meaning of NYSE listing standards.
●	For purposes of its independence determination, the Board considered the enhanced independence standards for compensation committees under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 which are required by the SEC for the listing standards of national securities exchanges.
Compensation Committee Interlocks and Insider Participation
●	The members of the Human Capital and Compensation Committee are not and have never been officers or employees of the Company or any of its subsidiaries.
●	No executive officers of our Company serve on the board of directors of another company of which a member of our Human Capital and Compensation Committee is an officer.

Investment Committee
Roles and Responsibilities
●	Assists the Board in connection with its oversight responsibilities for the Company's investment policies, practices, programs, procedures and strategies, including asset, liability and risk management guidelines, limits and procedures.
●	Reviews the quality, performance and risk characteristics of the Company's investment portfolios, and the alignment of assets with mandate guidelines, including duration, designed to align the asset portfolio with corresponding liabilities.
●	Reviews strategies and policies relating to various categories of securities and other investments, including derivatives, and other tools and capabilities, with material risk implications.
Independence
●	The Board of Directors has determined that all of the Committee's members are independent.

Nominating and Governance Committee
Roles and Responsibilities
●	Develops and implements policies and practices relating to corporate governance.
●	Reviews and monitors implementation of our Corporate Governance Guidelines and other governance policies.
●	Identifies individuals qualified to become members of the Board, consistent with the criteria established by the Board; develops and reviews background information on candidates for the Board; and makes recommendations to the Board regarding such candidates.
●	Prepares and supervises the Board's annual review of director independence and the performance of self-evaluations conducted by the Board and committees.
●	Oversees the succession planning process for our CEO, which includes reviewing development plans for potential successors and development and periodic review of the Company's plans for CEO succession in various circumstances. Evaluates potential internal and external successors for other executive and senior management positions.
●	Oversees the Company's environmental, social, and governance risks.
●	Supports the Board in its oversight of sustainability and environmental, social and governance issues and coordinates with other Committees on these topics.

Independence
●	The Board of Directors has determined that all of the Committee's members are independent within the meaning of NYSE listing standards.

Risk Committee
Roles and Responsibilities
●	Assists the Board with its oversight responsibilities by promoting appropriate practices regarding risk management.
●	Reviews and oversees management's enterprise risk management programs and policies, and monitors risks relating to the Company's business, operations, compliance, reputation and ethics.
Independence
●	The Board of Directors has determined that all of the Committee's members are independent.

Board Committee Membership

Director	Independent	Audit	Cybersecurity and Technology	Human Capital and Compensation	Investment	Nominating and Governance	Risk
Pina Albo	yes			member	member	member
Michele Bang	yes	member	member				member
John J. Gauthier	yes			member	chair		member
Patricia L. Guinn	yes	chair			member	member
Hazel M. McNeilage	yes		member	chair			member
George Nichols III	yes		member	member		member
Shundrawn Thomas	yes			member	member	chair
Khanh T. Tran	yes	member			member		chair
Steven C. Van Wyk	yes	member	chair				member
Number of Meetings in 2023		12	6	7	4	4	4
Given their roles as Chair and CEO, respectively, Messrs. O'Hearn and Cheng do not serve on any Board committees. Additionally, given that she has recently joined the Board, Ms. Rand does not currently serve on any Board committee.
Director Compensation
The Human Capital and Compensation Committee (the "Committee") reviews director compensation periodically and recommends changes to the Board, when it deems appropriate, based on a variety of factors, including guidance and market information provided to the Committee by an independent compensation consultant. The Committee also reviews the responsibilities of directors generally, the responsibilities of Board and committee chairs and market practices. The Board reviews the recommendations of the Committee and provides final approval for the form and amount of director compensation. Directors who also serve as employees of the Company do not receive payment for services as a director.
Based on recommendations from Meridian Compensation Partners ("Meridian"), the Committee's independent compensation consultant, and review and discussion by the Committee in July 2021, director compensation pay levels and program design will be reviewed every two years, with any adjustments typically taking effect the following year. Meridian analyzed director compensation programs and pay levels among the Company's peer group and recommended targeted compensation in line with the projected median of the peer group. Meridian advised that the Company's director compensation program was generally aligned with market practices by allocating a majority of director compensation in the form of equity. Meridian recommended, and the Committee approved a $5,000 increase in the annual equity retainer for the Chair of the Board, effective in May 2023.
Information regarding the retention of Meridian can be found under "Compensation Discussion and Analysis – Executive Compensation Process – Compensation Consultant" below. Information regarding the 2021 peer companies used to set 2022 director compensation can be found under "Compensation Discussion and Analysis – Executive Compensation Process – Competitive Marketplace Assessment" in our Proxy Statement for our 2021 annual meeting of shareholders.
2023 Director Compensation
During 2023, Mr. Cheng and Ms. Manning were the only directors employed by the Company, and the other directors were not employees of our Company or any subsidiary ("non-employee directors"). During 2023, compensation to our non-employee directors consisted of the following elements:
2023 Director Compensation Structure

Annual Retainer
Chair of the Board	$215,000
All other independent directors	$115,000
Committee Chair Additional Retainer
Audit Committee Chair	$27,500
Cybersecurity and Technology Subgroup Chair	$22,500
Human Capital and Compensation Committee Chair	$22,500
Investment Committee Chair	$22,500
Nominating and Governance Committee Chair	$22,500
Risk Committee Chair	$22,500
Subgroup Member Retainer
Transaction Review Subgroup	$10,000
Cybersecurity and Technology Subgroup[1]	$10,000
Annual Stock Grants[2]
Chair of the Board	$285,000
All other independent directors	$155,000
1This subgroup was converted to a full Board committee in 2023. This retainer will not be paid in 2024.
2Number of shares issued is based upon the fair market value of the stock on the date of the grant.
We also reimburse directors for reasonable out-of-pocket expenses incurred in connection with attending and participating in Board and Committee meetings and director education programs. The Company also matches charitable donations made by each director in an amount up to $1,500 each year.

2023 Director Compensation

Name	Fees Earned or Paid in Cash[1]	Stock Awards[2]	All Other Compensation[3]	Total
Pina Albo	$115,000	$154,947	$—	$269,947
Michele Bang	$67,500	$—	$—	$67,500
John J. Gauthier	$147,500	$154,947	$1,500	$303,947
Patricia L. Guinn	$152,500	$154,947	$1,500	$308,947
Hazel M. McNeilage	$147,500	$154,947	$1,500	$303,947
Ng Keng Hooi[4]	$52,084	$64,609	$—	$116,693
George Nichols III	$125,000	$154,947	$—	$279,947
Stephen O'Hearn	$225,000	$285,033	$1,500	$511,533
Shundrawn Thomas	$147,500	$154,947	$1,500	$303,947
Khanh T. Tran	$147,500	$154,947	$1,500	$303,947
Steven C. Van Wyk	$137,500	$154,947	$—	$292,447
1.This column reflects the retainer and fees earned in 2023 for Board and committee service. The 2023 cash retainer was paid in May 2023 to all directors, other than Ms. Bang. Ms. Bang joined the Board effective October 1, 2023 and the cash payment made to her consists of a prorated portion of: (i) the annual cash retainer and (ii) the annual stock grant to directors, paid in cash rather than equity because of the timing of Ms. Bang joining the Board. Messrs. Ng and Van Wyk elected to defer their retainers into the Phantom Stock Plan for Directors.
2.This column reflects: (i) the award of 1,072 shares (1,972 shares in the case of Mr. O'Hearn) of common stock on May 24, 2023, at a closing market price of $144.54. Ms. McNeilage and Messrs. Ng, O'Hearn, and Van Wyk elected to defer their stock awards under the Flexible Stock Plan for Directors into the Phantom Stock Plan for Directors.
3.This column reflects director participation in the Company's Matching Gifts program which supports eligible participants in their personal philanthropic and charitable giving by providing a limited dollar-for-dollar match (up to $1,500 per calendar year).
4.Mr. Ng served as a director until May 2023 and did not stand for re-election at the 2023 annual meeting of shareholders. He received a pro rata portion of the annual cash retainer and annual stock award.
2024 Director Compensation
In July 2023 Meridian analyzed director compensation programs and pay levels among the Company's peer group and recommended targeted compensation in line with the projected median of the peer group. Meridian advised that the Company's director compensation program was generally aligned with market practices. Meridian recommended, and the Committee approved the following changes to Director Compensation for 2024:
•a $10,000 increase in the annual cash retainer for directors other than the Chair of the Board;
•a $10,000 increase to the annual equity retainer for directors other than the Chair of the Board;
•a $7,500 increase to the annual Committee Chair retainer for the Audit Committee; and
•a $2,500 increase to the annual Committee chair retainer for the Cybersecurity and Technology, Human Capital and Compensation, Investment, Nominating and Governance, and Risk Committees.
No compensation changes were made for the Chair of the Board for 2024.

Board Risk Oversight
Overview
The Company encounters a variety of risks as an inherent part of serving our clients' needs, including risks related to insurance, investments, capital, liquidity, personnel, reputation, strategy and operations. Given the nature of the Company's business and the inherent risks associated with our operations, effective risk management is of significant importance to our overall operations. We have designed an Enterprise Risk Management ("ERM") Program and related policies in order to monitor, evaluate and manage the principal risks the Company assumes in its business activities. The Company's primary objective is managing our business, and the associated risks, in order to balance serving the interests of our clients, their policyholders and customers, regulatory bodies, our investors, our employees and other relevant constituencies. We strive to manage our business in a safe and responsible manner to fulfill our purpose of making financial protection accessible to all.
The Board is responsible, and has an active and ongoing role, for overseeing the management of the Company's most significant risks, including setting the types and levels of risk the Company is willing to take, and holds senior management accountable for implementing the ERM Program. This oversight is exercised by the full Board, as well as each Committee and subgroup, primarily through its Risk Committee. The Risk Committee receives regular reports and assessments from senior Company management, who is responsible for the day-to-day identification, assessment and monitoring of the risks the Company faces. The Company's Global Chief Risk Officer reports to the President and Chief Executive Officer and has direct access to the Board through the Risk Committee, with formal reporting occurring quarterly. Management reports describe the Company's key risk exposures and include quantitative and qualitative assessments and information about breaches, exceptions and waivers from the ERM Program.
While the full Board retains oversight of risk, it also utilizes its committees to oversee particular areas of Company risk. Allocation of oversight responsibility to a particular committee is determined based on the expertise of committee members, the overall level of Company risk and other factors evaluated by the Board for each category of risk. Committee chairs regularly report to the full Board regarding specific categories of risks discussed during committee meetings. Issues related to risk that are brought to the attention of the full Board may be addressed in several ways, including the establishment of a focused subgroup tasked with addressing the issue, or the Board may request that senior management more frequently address the issue with the full Board. In 2023, the Board approved the conversion of the Cybersecurity and Technology Subgroup to a full Board committee. The following table summarizes each committee's general responsibilities for risk oversight:

Board Committee Risk Oversight
Committee of the Board	Areas of Risk Oversight	Additional Information
Audit	Accounting, legal, financial reporting and compliance risks.	Reviews reports on ethics and compliance matters each quarter relating to accounting, financial and sustainability reporting and internal control risks; assists in monitoring, controlling and minimizing the Company's major financial risk exposures.
Cybersecurity and Technology	Risk related to cybersecurity, data privacy and technology related business continuity risks.	Oversees and monitors the technology planning, strategy, programs and policies, including risk appetite and key risk indicators, established by the Company for identifying, measuring, mitigating, managing, reporting, and testing cybersecurity, data privacy, and technology related business continuity risks.
Human Capital and Compensation	Risks relating to the Company's workforce, including incentive compensation plans, recruitment, retention and performance management.	Oversees the management of human capital and compensation risks, including executive retention and recruitment and employee development, performance management and pay equity.
Investment	Financial and investment risks.	Reviews the quality, performance and risk characteristics of the Company's investment portfolios, strategies and policies relating to securities and other investments with material risk implications.
Nominating and Governance	Risks associated with corporate governance, sustainability and ESG, the independence of the Board of Directors, leadership development and director and CEO succession planning.	Oversees risks related to governance matters such as board leadership and structure, succession planning, refreshment, development and independence; supports the Board in oversight of sustainability and ESG strategy, coordinating with other committees on these topics.
Risk	Oversight of all Company risks, as well as enterprise risk management and assessment.	Reviews, oversees, monitors and, when appropriate, approves the Company's ERM Program and related policies and strategies; monitors established risk limits and consults with management on risk identification, measurement and monitoring processes and programs, including climate change and other impacts on strategy and reputation.
The Board established the Transaction Review subgroup to have focused risk oversight responsibility over significant insurance, reinsurance or other transactions. It is comprised fully of independent directors and liaises with management to review significant transactions to ensure alignment with the Company's strategies and risk philosophies.
Given the long-term nature of the Company's business, the Board, its committees and subgroup, and management regularly evaluate risk over the short-, intermediate-, and long-terms in line with the ERM Program. The ERM Program establishes the principles used to effect risk management enterprise-wide, and also provides clarity on the roles and activities across the Company. The Company utilizes a rating system that reflects the nature of the risk and changes in risks over time, that quantifies those risks (to the extent applicable) and evaluates the effects of the risk mitigants available to the Company. Management also utilizes a risk rating system to categorize audit findings and risk incidents to help allocate internal resources and track remediation efforts. In monitoring these remediation efforts, the Company tracks and evaluates the effectiveness of risk mitigations that it implements. The Company and its management participate in industry bodies and consult with external experts as needed to help analyze and classify Company risks.
The Company completes regular reviews of its risk environment, including formal reviews by the Board and its committees at their regularly scheduled meetings. Internal risk committees composed of senior management personnel also meet several times per year to review risks within the purview of each such committee. Additionally, the Company undertakes a thorough annual process in the following areas:
•Review, from both "bottom-up" and "top-down" perspectives, to identify new or rapidly evolving risks and necessary preventive or remedial actions.
•Risk culture survey measuring the health of the Company's risk culture.
•Review of risk limits.

•Own Risk and Solvency Assessment, which summarizes the results of the Company's analysis of its current and future risks and is reported to certain U.S. insurance regulators.
Executive Compensation Risks
The Human Capital and Compensation Committee (the "Committee") oversees risks associated with our compensation policies and practices. The Committee keeps in view the Company's long-standing culture of incremental continuous improvement and sustained long-term shareholder value creation, and ensures that the design of the Company's compensations plans adequately reflect this culture. Our compensation program is structured so that a considerable amount of our incentive-eligible employees' compensation is tied to the long-term health of the Company. We avoid the type of disproportionately large annual incentives that could encourage employees to take risks that may not be in our shareholder's long-term interests, and we weight management's incentive compensation toward profitability and long-term performance. We believe this combination of factors best encourages our executives and other employees to manage the Company in a prudent manner with a focus on increasing long-term shareholder value. Furthermore, as described in "Compensation Discussion and Analysis" below, the Committee may exercise full discretion and include subjective considerations in its incentive compensation decisions.
While a significant portion of our executive compensation plan is performance-based, we do not believe that our program encourages excessive or unnecessary risk-taking. Informed risk-taking is a fundamental and necessary part of our business, and the Committee focuses on aligning the Company's compensation policies with the Company's long-term interests and avoiding short-term rewards for management decisions that could pose long-term risks to the Company. The following policies and practices emphasize the Committee's focus on balancing appropriate risk-taking with reward:

Compensation Risks
Risk Balancing Practices and Policies
Annual Bonus Plan	●	Our Annual Bonus Plan ("ABP") is designed to reinforce our pay-for-performance culture by making a significant portion of management's annual compensation variable.
	●	ABP awards are either based solely on Company results or on a combination of Company, business unit and/or individual performance.
	●	The ABP aligns annual cash compensation with our short-term business strategies and the targets reflect our short-term goals for adjusted operating income per share, strategic scorecard, new business embedded value and annual adjusted consolidated revenue.
	●	The Committee sets award levels with a minimum level of performance that must be met before any payment can be made.
	●	To further reduce any incentives for unnecessary risk-taking, we cap the payout of these awards at 200% of the target and the Committee has discretion to adjust up or down an ABP payment, if appropriate.
Performance Contingent Awards	●	Our performance contingent share ("PCS") grants are a three-year performance-driven incentive program that reinforces our intermediate-term strategic, financial and operating goals.
	●	The Committee sets award levels with a minimum level of performance that must be met before any payment can be made.
	●	To further ensure that there is not a significant incentive for unnecessary risk-taking, we cap the payout of these awards at 200% of target.
	●	2022 and 2023 grants were determined by Company financial performance over a three-year period, based on (i) three-year average adjusted return on equity and (ii) three-year book value per share, excluding accumulated other comprehensive income, growth rate. Results may be modified up or down by no more than 10% based on three-year relative total shareholder return.
Stock Appreciation Rights	●	We believe that Stock Appreciation Rights ("SARs") provide an appropriate vehicle for providing long-term incentives to management because of the economic tie to shareholder value.
	●	Annual grants of SARs allow us to reward the achievement of long-term goals and are part of our strategy to achieve an appropriate balance between the overall risk and reward for short, intermediate and long-term incentive opportunities.
	●	The vesting schedule for SARs grants is four years, 25% of which vests at the end of each year. Upon vesting, the SARs become exercisable by recipients in the equivalent value of unrestricted shares of common stock.

Restricted Share Units	●
Our annual restricted stock units ("RSUs") are a three-year time vested incentive award with final value tied solely to the Company's stock price, fully vesting at the end of such three-year period. Upon vesting, RSUs are settled in the equivalent value of unrestricted shares of common stock.

	●	We use RSUs to balance the performance-based elements of our long-term incentive plan and to better align our award mix with the external market.
Share Ownership Guidelines	●	Our share ownership guidelines require members of senior management to hold a specified number of shares of Company stock which is based on a multiple of base salary tied to the level of their role and responsibility in the organization.
	●	Share ownership requirements ensure that our senior management has a significant amount of value tied to long-term holdings in Company stock and align their interests with those of our shareholders.
Executive Compensation Recoupment Policies		NYSE Executive Compensation Recoupment Policy
	●	In 2023, the Company adopted a new policy in order to comply with New York Stock Exchange listing standards adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC regulations (the "NYSE Executive Compensation Recoupment Policy").
	●	The NYSE Executive Compensation Recoupment Policy applies by its terms to all current and former executives who are or were "officers" of the Company as defined in SEC Rule 16(a)-1(f).
	●	The Company is required to clawback any amount of incentive compensation erroneously paid to the officer as a result of a restatement of the Company's financial statements (including up to three years prior to the restatement). Recoupment is required from the officer irrespective of whether the restatement was the result of any act or omission of the officer.
Executive Compensation Recoupment Policy
	●	Our Executive Incentive Recoupment Policy permits the Company to recoup all or a portion of incentive awards paid to certain executives upon the occurrence of certain recoupment events.
	●	Such events include: (i) a financial restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; (ii) receiving an incentive award based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (in each case of (i) and (ii), resulting from the intentional misconduct or gross negligence of the executive); (iii) causing injury to the interests or business reputation of the Company or of a business unit whether due to violations of law, regulatory sanctions or otherwise and (iv) a material violation of the Company's Code of Conduct.
	●	The Committee has express authority to interpret and administer the policy, implement various remedies based on the circumstances triggering the recoupment and make all determinations with respect to the policy in its sole discretion, including determining what executives are covered.
Combination of Performance Metrics	●	We use a combination of performance metrics in determining our executives' performance-based compensation that motivate our executives to achieve performance that is in line with the best interests of the Company and our shareholders.
	●	By using a variety of performance metrics in our compensation programs, we mitigate the risk that our executives would be motivated to pursue results with respect to one performance measure to the detriment of the Company as a whole.
Independent Compensation Consultant	●	The Committee benefits from its use of an independent compensation consulting firm which provides no other services to the Company.
Sustainability Risks
Our Company and Board believe that creating long-term value for our shareholders implicitly requires executing sustainable business practices and strategies that include consideration of environmental, social, and governance impacts by the Company as well as how such sustainability considerations impact the Company. Strong governance, effective management systems and robust controls are core to the Company. We strive to govern the Company in a sustainable manner that recognizes such matters are integral to our long-term operational goals and strategies.
The Board and its committees play an active role in oversight of the Company's sustainability transparency, policies, strategy and goals, including community engagement, environmental sustainability of operations, the role of sustainability in investment decisions, and diversity, equity and inclusion programs. The Board recognizes that healthy communities, sustainable operations, an inclusive and diverse workforce and responsible investment and data practices are important for the long-term success of the Company, and that we have a responsibility to support these issues and that these factors can provide RGA with risks and opportunities. The Board delegates oversight of relevant sustainability issues to its committees, with support from the Nominating and Governance Committee.
The Company's 2022 Sustainability Report (released in June 2023) offers additional information across the areas of: Business Ethics & Responsible Practices; Responsible Investment Approach; Sustainable Innovation for Social Impact; Culture of Care; and Environmental Stewardship. Our Sustainability Report can be found in the Investor section of our website at https://investor.rgare.com.

The contents of our Sustainability Report and related supplemental information are not incorporated by reference into this proxy statement or in any other report or document we file with the SEC.
Environmental Risks
Climate change risk is actively monitored with regards to our investment portfolio and potential impacts on mortality and morbidity. While the long-term impacts of climate change for the Company and our clients are subject to a variety of influences, as part of the ongoing monitoring and updating of the Company's risks and exposure to anything that might change underlying mortality and morbidity trends, scenario reviews and planning are undertaken for climate-change related events. The Company utilizes information derived from those scenario reviews and other sources to help inform the public of the challenges of climate change through research articles available on our website.
The Company is committed to operating in an environmentally responsible manner and strives to be a good steward of the environment. In 2022, the Company made the commitment to become net-zero in its scope 1 and scope 2 emissions globally by the end of 2026. Our headquarters, based in Chesterfield, Missouri, was constructed in line with LEED Gold requirements. The building was designed to be highly energy efficient and includes a variety of environmental features such as a state of the art HVAC and window shade system, a sophisticated building automation system, rain water collection system, and the landscaping was designed with native grasses and plants to minimize the use of irrigation. Many of the Company's other offices around the globe are located in buildings with environmental certifications.
Over the past few years we have undertaken a number of other initiatives that exemplify our commitment to the environment, including reducing our paper consumption and implementing a robust recycling and waste reduction and/or single-use plastics reduction programs, not only at our headquarters, but at many of our leased facilities, as well.
Social Risks
As a leading global life and health reinsurer, the way we operate, the work we do, and the support we provide to our local communities can all be traced to a desire to extend and improve the individual lives we touch, whether directly or through our business and community partners.
Human Capital Initiatives. The Board and the Company's senior management are committed to fostering a diverse and inclusive workplace that respects and embraces all of our employees. We strive to understand one another by providing a safe environment where individuals may share their stories and ideas, where learning is encouraged and one feels accepted and supported in our differences. We believe that diversity across the Company makes us more innovative, creative and enables us to fulfill our purpose - to make financial protection accessible to all.
The Company's aim is to evolve RGA workplaces and the communities in which the Company has a presence into more diverse, equitable and inclusive environments. In alignment with our 5-year business plan, our global strategy is focused in four areas:
•Talent. To foster a workforce representing the local markets we serve and to strengthen a culture that promotes equity and opportunity for all;
•Communities & Partnership. To advance diversity in the communities where we work, and within the financial services and insurance industries, through partnerships and philanthropy;
•Accountability & Measurement. To share progress against clearly established benchmarks and key performance measures that enable the enterprise to achieve meaningful progress; and
•Inclusive Workplace. To ensure employees are valued, feel a sense of belonging, are respected for their differences, and are encouraged and supported to reach their full potential.

The Company has undertaken many initiatives throughout 2023 to promote diversity, equity and inclusion within the Company. As a result of our achievements in these initiatives as demonstrated in the table below, we have seen improvement in representation in (i) women in Vice President and above roles throughout the world and (ii) people of color employed in the United States.
Highlights of actions taken in 2023 to improve diversity and promote equity and inclusion within the Company include:
•Developing and implementing a diversity recruitment plan to improve inclusion in our talent acquisition practices, diversify sources of qualified talent, increase diverse applicant slates and improve the quality and diversity of candidates interviewed by hiring managers for mid-level management and above roles.
•Expanding education to mid-level managers with the roll-out of inclusive leadership adding to efforts to raise consciousness of implicit bias.
•Continued promoting more transparency of initiatives and targets by broadly sharing our aspirational goals, demonstrating our commitment to our human capital initiatives.
•Launching several new Employee Resource Groups ("ERGs"). These groups provide a forum for diverse talent to engage and provide input and feedback to help strengthen a culture of inclusion. We launched an ERG Referral campaign to leverage the network of our employees, yielding stronger participation.
•Increased scholarships provided through the RGA Foundation, with many participants belonging to under-represented populations pursuing careers in data science, actuarial science, technology or medical-related disciplines.
The Company is committed to gender and racial pay equity for all employees and has completed its sixth annual pay equity study. As in years past, the Company engaged an external consulting firm specializing in pay analysis to conduct the study, which analyzed the pay of all U.S. employees and all of our employees working at non-U.S. locations with more than 50 employees (representing approximately 93% of RGA's employees worldwide). The study analyzed the average base salary, base salary plus target bonus, and base salary plus target bonus plus target long-term incentive (LTI) (where applicable) of females to males in comparable roles. The following are key findings from the 2023 study:
•For all Company locations with 50 or more employees, when comparing pay levels for those in roles in the same Global Career Framework level and Job Family Group, the average female-to-male pay ratio is 98.4% for base salary and 98.0% on both a base salary plus target bonus and base salary plus target bonus plus target LTI basis.
•In the United States, when using the same comparisons, the average non-Caucasian-to-Caucasian pay ratio is 101.5% across all three measures.
Human Capital Management. The Board believes that human capital management and succession planning, including diversity, equity and inclusion initiatives, are critical to the Company's success. Our talent is our key point of differentiation in the market and a foundation of our success. Our investment in attracting, retaining, developing and motivating key talent is vital to the creation and protection of the Company's long-term shareholder value and is a high priority for our Board.
We seek to retain our employees through our culture and by delivering an exceptional employee experience, specifically we offer competitive compensation and benefit programs focused on wellbeing and create meaningful development experiences and mobility for our talent across the enterprise. We must continue to attract, develop and retain top talent to continue producing innovative solutions for clients and delivering on our purpose. Our focus on employee retention has resulted in a three-year average annual voluntary attrition rate of 7.2% globally.
The Board's involvement in leadership development and succession planning is ongoing and the Board provides input on important decisions in these areas. The Board, the Human Capital and Compensation Committee and the Nominating and Governance Committee oversee these areas and are regularly updated on past performance of key talent indicators for the overall workforce, including recruiting, attrition, engagement and diversity, equity and inclusion.
For additional information on human capital management, refer to Item 1 of the Company's financial statements in the Form 10-K for the year ended December 31, 2023, as filed with the SEC.
Charitable Giving and Volunteerism. We embrace our responsibility as a corporate leader in the communities in which we live and work. The Company participates in philanthropic activities relevant to our business and linked to our mission, vision and values. The Company and its employees regularly contribute to local, national and regional non-profit organizations that promote health, well-being, financial protection, and support for education in fields that expand the diversity of the talent pool entering the insurance industry. The Company makes contributions directly, but also a portion of those donations come from our Matching Gift Program, which enables employees to donate to the charity of their choice. We also encourage employee volunteerism with employee Volunteer Time Off, partnering with community service organizations to provide opportunities for employees to donate time and talents to assist neighbors in need.
The Company's charitable foundation, the RGA Foundation, participates in charitable giving activities worldwide in the cities and regions where we are an active member of the community and in causes relevant to our business and linked to our mission, vision and values. The RGA Foundation funds charitable grants related to priority areas, which include advancements in health, longevity, medical and mathematical education, community programs and disaster relief.
The Company is a co-founder of the Longer Life Foundation, a non-profit corporation, with Washington University in St. Louis. Each year, the Longer Life Foundation provides grants to support innovative independent research by scientific, medical and public health experts working to make discoveries that will improve long-term mortality, enhance longevity and promote healthier lives.
In the two decades since its inception, the Longer Life Foundation has funded more than 150 research projects, many of which expanded clinical knowledge in fields as diverse as longevity, genomics, obesity, older-age cognition, heart disease and cancer. More than 170 publications by foundation-funded researchers have been published in peer-reviewed scientific journals. The Longer Life Foundation is distinctive as an academic-corporate initiative to support fully independent research, the results of which are published for the benefit of the entire medical community.
The Longer Life Foundation advisory group comprises diverse university physicians and researchers, as well as medical directors and underwriting experts from the Company and other life insurance organizations; these individuals evaluate grant proposals and make recommendations to the foundation's Board of Governors for approval.
Industry Advancement. We believe strongly in the power of shared knowledge. Our employees are known industry-wide for leadership in industry organizations. The Company regularly releases research to advance the understanding of risk and improve the actuarial, underwriting, and claims disciplines.
Data Privacy & Information Security. Our Board recognizes the importance of maintaining the trust and confidence of our clients, business partners and employees. As part of its objective, independent oversight of the key risks facing the Company, the Board devotes significant time and attention to data privacy, data and systems protection, including cybersecurity and information security risks. The Board's Cybersecurity and Technology Committee oversees and monitors the technology planning, strategy, programs and policies, including risk appetite and key risk indicators, established by the Company for identifying, measuring, mitigating, managing, reporting and testing cybersecurity, data privacy and technology-related business continuity risks.
In 2021, the Company established a Data and Analytics Ethics Framework and Guiding Principles and an oversight board to guide and oversee emerging issues in data and analytics ethics. This framework and board enhance the Company's ability to make ethical decisions about how data and analytics processes should be used to protect personal data and avoid unfair discrimination or improper use of data beyond what local regulations might dictate.
Responsible Investing
We believe that business opportunities must be evaluated alongside the social and environmental challenges facing our world. This approach not only supports RGA's mission and purpose, but it also makes good, long-term business sense. RGA integrates a defined environmental, social, and governance investment philosophy into investment decisions to reflect company values and to promote the long-term health and financial security of communities and the environment. These issues increasingly influence traditional risk factors and can have significant impacts on long-term sustainability and resilience. Since its approval in 2021, this investment philosophy is being integrated into all of our investment decisions to reflect our company purpose, values, commitments, and belief that we have a responsibility to care for the long-term health and financial security of diverse communities and the environment.
We outlined this philosophy for all stakeholders with the publication of our 2022 Sustainability Report, in alignment with the Task Force on Climate-related Financial Disclosures' ("TCFD") framework for corporate reporting on climate-related risks and opportunities. The report defines sustainability criteria within investment strategies, such as incorporating sustainability within bond investing and analyzing sustainable value in real estate investments and presents RGA's approach to responsible investing for sustainable development. The philosophy and goals outlined in the Sustainability Report, which included reducing the carbon intensity of the corporate bond portfolio and engaging with issuers on their sustainability efforts and increasing investments to support sustainable development goals, were reflected in the Investments team's activities in 2023. In 2021 we made progress toward our carbon intensity reduction. During 2022 we developed tools and methods for portfolio decomposition to better understand the sources of the carbon intensity on a portfolio, sector and individual level. In 2023, we were able to expand emission data coverage to nearly all of our corporate bond portfolio. By monitoring forward looking indicators of carbon risk our investment process of decarbonization has become more robust.
Political Contributions
We have established policies and procedures governing the political activities of the Company and the political action committee sponsored by our Missouri operating company, RGA Reinsurance Company. Due to our position as a leading U.S.-based reinsurer in the global life and health reinsurance industry, we actively follow state, federal and international legislation and regulation. On both the state and federal levels, we actively participate in lobbying in the interest of protecting the rights of reinsurance companies and in the pursuit of staying competitive in global markets. Internationally, we work with our trade associations to follow and address issues regarding market access and trade, data transfer and other issues that impact the manner in which we do business in foreign jurisdictions.
Like many large organizations, we have a federal political action committee, created and administered under applicable federal law. RGA Reinsurance Company sponsors the RGA Reinsurance Company Federal Political Action Committee ("RGA PAC"), a non-partisan PAC formed under the federal election laws, which makes contributions to individual candidates pursuant to federal election laws. In appropriate circumstances the RGA PAC may also make contributions to the federal political action committees of industry trade associations in which the Company participates. All contributions are made with the Company's strategic goals in mind and are intended to support candidates and issues that are important to the Company and our clients.
The board of the RGA PAC is comprised of Company employees who are members of the RGA PAC. The RGA PAC board regularly reviews the Company's political and lobbying policies and reports of political contributions. The RGA PAC board is advised of the Company's ongoing political strategy as it relates to overall public policy objectives for the next year and provides guidance to the RGA PAC. The RGA PAC files contributions and expenditure reports with the Federal Elections Commission, pursuant to federal regulations.
Under United States federal law, the Company may not contribute corporate funds or make in-kind contributions to candidates for federal office or to national party committees. In addition, our Code of Conduct ensures that no Company funds or assets are used for any candidate or nominee for political office, or for any political party or committee, except in compliance with specific Company policies and all applicable laws and regulations. When permitted, the Company makes political contributions to insurance and reinsurance trade associations that are permitted to contribute to individual candidates at the state level who understand the issues most important to us and our clients. We are generally not permitted to make political contributions to candidates for public office in foreign countries and therefore we do not make any such contributions.
Other Governance Matters
Governance Policies
We believe that sound principles of corporate governance are a key element of our business, and the Board of Directors is deeply involved in providing continuing insight and clarity into our governance process. We expect all directors, officers and employees to conduct business in compliance with the various corporate governance documents and policies we have implemented and we survey compliance on an annual basis.
We have adopted the following governance policies and guidelines:
•a Code of Conduct, which applies to all employees and officers of the Company and its subsidiaries;
•a Directors' Code of Business Conduct and Ethics, which applies to directors of the Company and its subsidiaries;
•a Financial Management Code of Professional Conduct, which applies to our President and Chief Executive Officer, Chief Financial Officer, Corporate Controller, primary financial officers in each business unit and all professionals in finance and finance-related departments; and
•Corporate Governance Guidelines, which applies to the entire Company.
We intend to satisfy any disclosure obligations under Item 5.05 of Form 8-K by posting on our website information about amendments to, or waivers from, any provision of the Financial Management Code of Professional Conduct that applies to our President and Chief Executive Officer, Chief Financial Officer or Corporate Controller.
The Board of Directors has also adopted charters for the Audit, Cybersecurity and Technology, Human Capital and Compensation, Investment, Nominating and Governance, and Risk Committees, as well as the Transaction Review subgroup.
Certain Relationships and Related Person Transactions
The Company does not have any agreements, transactions or any relationships with related persons such as directors, nominees, executive officers or immediate family members of such individuals. At least annually, we review all relationships between the Company and our directors and executive officers and their immediate family members to determine whether such persons have a direct or indirect material interest in any transaction with us.
Our Global Legal Services staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors, nominees and executive officers with respect to related person transactions. If such a transaction arose, our Global Legal Services staff would determine, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, related person transactions that are determined to be directly or indirectly material to us would be disclosed in the proxy statement or other SEC filings.
The Board has adopted a policy as part of its Corporate Governance Guidelines that requires advance approval by the Board before any of the following persons knowingly enter into any transaction with the Company or any of our subsidiaries or affiliates through which such person receives any direct or indirect financial, economic or other similar benefit or interest. The individuals covered by the policy include any:
•     director;
•     nominee for director;
•     executive officer;
•    holder of more than 5% of our common stock;
•     immediate family member of such a person, as that term is defined in the policy; and
•organization or charitable entity affiliated with such person or any immediate family member of such person.
Transactions covered by the policy include any contract, arrangement, understanding, relationship, transaction, contribution or donation of goods or services, but excludes transactions with any charitable entity or organization affiliated with a director, nominee for director, executive officer, 5% security holder or any immediate family member of such a person if the amount involved is $2,500 or less. At this time, the Company is not involved in any transactions that would be covered by this policy.
Director Orientation and Continuing Education
Each new director participates in an orientation program which includes, among others, meetings with other Board members and our executive officers to become familiar with the Company's strategic plans, business segments and corporate functions, significant financial, accounting and risk management issues, and compliance and ethics programs and policies. New directors also meet with the Company's internal and independent auditors.
In addition, each director is expected to maintain the necessary level of expertise to perform the responsibilities of a director. Each director is encouraged to participate in periodic continuing education programs to assist the director in maintaining the necessary level of expertise. The Company maintains a director portal of information, which includes considerable resources for director professional development and a calendar of major events for virtual and in-person programs.
Communications with the Board of Directors
Any shareholder who wishes to communicate with any of the Company's directors, the Chair of the Board, committee chairs, or the independent directors as a group, may mail correspondence to the attention of the General Counsel and Secretary at the headquarters of the Company. The process for communicating with the Board requires that the Secretary make a record of the receipt of any such communications. All appropriate communications will be delivered to the specified recipient(s) in a timely manner.

Compensation Discussion and Analysis

Our executive compensation program is designed to attract, motivate and retain senior level employees who direct and lead our business and to appropriately reward these individuals for their contributions to the business. Our Board of Directors has delegated to the Human Capital and Compensation Committee (the "Committee") the authority to establish and oversee our general compensation program, review the performance and approve the compensation of our President and Chief Executive Officer and review and approve the compensation of the members of our senior management, including the named executive officers. The Committee also reviews and approves this Compensation Discussion and Analysis ("CD&A") for inclusion in this Proxy Statement. During 2023, the Committee consisted of Mses. McNeilage (Chair) and Albo, and Messrs. Nichols and Thomas. Mr. Ng also served on the Committee until he retired from the board in May 2023.
Overview of Compensation Practices
2023 Named Executive Officers
Choosing the right leadership for the Company is among the Board's most important responsibilities and both the Board and the Committee are committed to ensuring the Company's leadership team has the right talent, with compensation programs aligned to our strategy and pay aligned to performance and the creation of long-term shareholder value. For 2023, our named executive officers were as follows:

2023 Named Executive Officers
Name	Title
Anna Manning	President and Chief Executive Officer until January 4, 2023, and Chief Executive Officer thereafter
Todd C. Larson	Senior Executive Vice President, Chief Financial Officer
Tony Cheng	Executive Vice President, Head of EMEA, Asia and Australia until January 4, 2023, and President thereafter
Leslie Barbi	Executive Vice President, Chief Investment Officer
Ronald Herrmann	Executive Vice President, Head of U.S. and Latin American Markets until July 18, 2023, and Executive Vice President, Head of RGA Americas thereafter

Ms. Manning retired on December 31, 2023, and Mr. Cheng assumed the role of Chief Executive Officer on January 1, 2024.
Our Compensation Philosophy and Objectives
The philosophy and objectives of our executive compensation programs are to:
•create incentives that will focus executives on, and reward for, increasing long-term shareholder value;
•reinforce our pay for performance culture by making a significant portion of compensation variable and based on Company and business unit performance;
•align the long-term financial interests of our executives with those of our shareholders through equity-based incentives and by building executive ownership in the Company; and
•provide competitive total compensation opportunities that will attract, retain and motivate high-performing executives.

Compensation Program Practices
We have designed our compensation program to drive performance toward achievement of our short, intermediate and long-term goals and to increase long-term shareholder value, while appropriately balancing risk and reward. We regularly review our program to incorporate appropriate compensation practices, which currently include the following:

What We Do
✓
Pay-for-Performance. We have a pay-for-performance executive compensation structure that provides an appropriate mix of short, intermediate and long-term performance incentives, with emphasis on the creation of shareholder value. Our executive compensation is closely aligned with financial performance because the majority of the total compensation for our executives is earned only upon the achievement of corporate, business unit and/or individual performance goals. Other than base salary, we do not provide any fixed compensation.

✓
Use of Multiple Financial Performance Metrics. Our incentive compensation programs utilized multiple financial performance metrics, including adjusted operating income per share, new business embedded value and adjusted operating revenue for our Annual Bonus Plan and adjusted operating return on equity and book value per share excluding AOCI for our Performance Contingent Shares. These financial metrics are focused on performance and creation of long-term shareholder value.

✓
Compensation Benchmarking with Reference to Median. The Committee reviews publicly available information of peer companies to evaluate how our named executive officers' compensation compares to executives in similar positions at other companies and considers that information when establishing compensation. In most markets, we align our executive compensation target levels with the market median to retain current talent and attract new talent.

✓
Compensation Recoupment Policies. In 2023, we adopted a new NYSE Executive Compensation Recoupment Policy to comply with NYSE listing standards. The NYSE Executive Recoupment Policy requires the Company to clawback certain incentive compensation paid to certain current or former Company officers if the Company is required to restate any of its financial statements, irrespective of whether the restatement was the result of an act or omission by such officer. We also maintain an Executive Incentive Recoupment Policy which permits the Company to recoup all or a portion of an incentive award paid to certain executives upon the occurrence of certain recoupment events set forth in the policy. We have incorporated the provisions of both policies into our Flexible Stock Plan and award agreements.

✓
Stock Ownership Guidelines. To further align the long-term interests of our executives and our shareholders, we have robust stock ownership requirements for our executive officers. For additional information, see "Stock Ownership - Other Securities Ownership Information - Executive Stock Ownership Guidelines."

✓	Independent Compensation Consultant. The Committee benefits from its use of an independent compensation consulting firm which provides no other services to the Company.
✓	Committee Discretion. The Committee has discretion to increase, reduce or eliminate any Annual Bonus Plan incentive award.
✓	Programs Designed to Manage Dilution Efficiently. We design our long-term incentive programs to manage dilution through the use of stock-settled stock appreciation rights.
✓	Shareholder Value. We design our equity compensation programs to appropriately balance short, medium and long-term focus on key drivers of shareholder value creation.

What We Don't Do
X
No U.S. Employment Contracts. We do not have any employment or contractual pre-employment severance agreements for our U.S. named executive officers and we only offer limited benefits on termination of employment.

X
Limited Perquisites. We do not offer our executives personal benefit perquisites, such as aircraft, cars or apartments and we do not reimburse our executives for personal benefit perquisites such as club dues or other social memberships, except in some foreign countries where such perquisites are required to maintain a local competitive position.

X	No Preferential Payments. We do not pay preferential or above market returns on executive deferred compensation.
X	Limited Benefits Upon Change in Control. We have limited benefits upon change in control and our Flexible Stock Plan does not require that awards automatically accelerate upon a change in control.
X	No Repricing of Grants. Our Flexible Stock Plan prohibits repricing for underwater stock options and stock appreciation rights.
X	No Golden Parachutes or Gross-Ups. We do not have any golden parachute agreements or tax gross-ups for severance payments with our executives.
X
No Speculative Trading. Our Insider Trading Policy prohibits employees and directors from short-selling Company securities, and strongly discourages the use of standing and limit orders or any other transaction where there is no control over the timing of purchases or sales which could result in a trade occurring at a time when the employee is aware of material non-public information or otherwise not permitted to trade.

X
No Hedging. Our Insider Trading Policy prohibits employees, officers and directors from engaging in hedging or monetization of Company securities, which can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds.

X
Pledging and Margin Accounts Prohibited. Our Insider Trading Policy prohibits employees, officers and directors from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Say on Pay Feedback from Shareholders
A primary focus of the Committee is whether the Company's executive compensation program serves the best interests of the Company's shareholders. At the Company's 2023 Annual Meeting, 95% of votes cast on the proposal approved the compensation program described in the proxy statement for that meeting.

2023 Say on Pay Votes
Percentage of Votes Cast in Favor of "Say on Pay"
95%
At the Company's 2022 Annual Meeting, 62% of votes cast on the proposal approved the compensation program described in the proxy statement for that meeting. As a result, the Company engaged in the extensive shareholder outreach efforts described in last year's proxy statement to obtain feedback from our shareholders. We adjusted our compensation structure and disclosures in light of that feedback. Prior to 2022, shareholder feedback on Say on Pay at our previous annual meetings was uniformly positive as reflecting in the following table:

Say on Pay Votes (2012-2021)

Annual Meeting Year	Percentage of Votes Cast in Favor of "Say on Pay"
2021	95%
2020	98%
2019	98%
2018	98%
2017	98%
2016	98%
2015	98%
2014	97%
2013	99%
2012	96%
Ten Year Average	97.5%
As part of its ongoing review of our executive compensation program, the Committee took the shareholder feedback into consideration, along with an overall review of the compensation program, when making compensation decisions for 2023 and 2024. As described in the "Item 2 - Shareholders' Advisory Vote on Executive Compensation" section above, we are asking our shareholders to approve the compensation of the named executive officers as disclosed in this Proxy Statement, including this "Compensation Discussion and Analysis" and the "Compensation Tables". This non-binding vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement.
The Board and the Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will carefully consider those shareholders' concerns when making future compensation decisions for the named executive officers and will evaluate whether any actions are necessary to address those concerns.
Compensation Pay Mix
The following graph demonstrates 2023 target compensation pay mix by elements* for each of our named executive officers:

Target Compensation Pay Mix By Element

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Manning
10.3%
20.7%
69.0%
Larson
19.2%
24.9%
33.5%
11.2%
11.2%
Cheng
19.0%
28.6%
39.3%
13.1%
Barbi
20.0%
40.0%
24.0%
8.0%
8.0%
Herrmann
28.6%
28.5%
25.7%
8.6%
8.6%
Salary (fixed)
Target Cash Incentive (variable)
Performance Contingent Awards (variable)
Stock Appreciation Rights (variable)
Restricted Stock Units (variable)

*Calculation excludes pension and retirement benefits.

Five Elements of Compensation and 2023 Actions
Compensation Elements
Our compensation program consists of the following five elements:
	Element	Form	Key Features
1.	Base Salary	Cash	●	The only fixed compensation element, intended to attract and retain top talent.
			●	Generally, we target base salary around the median of our peer companies, but this varies with individual skills, experience, responsibilities, performance and location.
			●	Represents 19.4%* of the average named executive officer target total compensation for 2023.
2.	Annual Bonus Plan	Cash	●	Serves as an annual performance incentive to achieve established business goals.
			●	Tied to one or more of the following factors: overall Company performance, performance of the participant's division or business unit and individual performance.
			●	Performance goals established in the first quarter of each year with financial goals of each business unit aligning to corporate goals.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on performance.
			●	The Annual Bonus Plan company-wide objectives were measured using the following components: (i) adjusted operating income per share; (ii) strategic scorecard; (iii) new business embedded value and (iv) annual adjusted consolidated revenue. The strategic scorecard is an assessment of performance in four focus areas for 2023: alternative capital; Creation Re; cybersecurity and data loss prevention; and DEI. See page 43 for a description of those components.
			●	Represents 28.5%* of the average named executive officer target total compensation for 2023.
3.	Performance Contingent Awards	Equity	●	Serves as a performance incentive to achieve established intermediate-term financial measures and align our executives' interests with those of our shareholders.
			●	Performance goals established at the beginning of each three-year cycle and fully vest after three years.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on Company performance.
			●	For 2022 and 2023 awards, the Company measured financial performance over a three-year period, consistent with historical practice. Performance is based on (i) three-year average adjusted return on equity and (ii) three-year book value per share, excluding accumulated other comprehensive income, growth rate. Results may be modified up or down by a maximum of 10% based on three-year relative total shareholder return. Targets established for the 2022 grant were adjusted for impacts of Long-Duration Targeted Improvements ("LDTI") under new GAAP accounting rules effective January 1, 2023.
			●	For the 2023 PCS grants, PCS represents 100% of the long-term compensation grant for the CEO, 75% for the President and 60% for all other named executive officers.
			●	Performance contingent awards represented 38.3%* of the average named executive officer target total compensation for 2023.
4.	Stock Based Awards	Equity	●	Intended to motivate performance, promote appropriate risk-taking, align our named executive officers' long-term interests with shareholders' interests and promote retention.
			●	Stock appreciation rights vest 25% per year, on December 31 of each year.
			●	Restricted Share Units cliff-vest after a three year period.
			●	Restricted share units represented 5.6%* of the average named executive officer target total compensation for 2023.
			●	Stock appreciation rights represented 8.2%* of the average named executive officer target total compensation for 2023.
5.	Retirement and Pension Benefits	Deferred Cash	●	Intended to provide a competitive level of post-employment income as part of a total rewards package that supports our ability to attract and retain key members of our management.
			●	In the U.S. there are two types of plans: qualified plans and non-qualified plans.
● Qualified plans are provided to eligible employees up to specified maximum amounts as determined by federal tax authorities.
● Non-qualified plans are provided to eligible employees who earn compensation above the maximum amounts established by federal tax authorities.
			●	Hong Kong retirement and pension benefits are split between: (i) a mandatory provident fund where employees and employer contribute up to a maximum amount and (ii) a supplementary fund for compensation in excess of the maximum amount applicable to the mandatory provident fund benefit.
*Calculation excludes pension and retirement benefits. Average percentages are rounded.

The performance contingent awards and the stock-based awards described above collectively form the Company's long-term incentive ("LTI") plan. For 2023, the LTI was allocated as follows:
•100% PCS for Ms. Manning;
•75% PCS and 25% SARs for Mr. Cheng; and
•60% PCS, 20% RSUs and 20% SARs for all other named executive officers.
The structure of the 2023 LTI award for Ms. Manning took into consideration that 2023 was to be her last year as Chief Executive Officer.
Compensation Element #1 - Base Salary
The Committee begins its annual review of base salary for the named executive officers and senior management through discussion with the CEO on the previous year's expectations and achievements for each executive and their pay histories. In addition, the Committee references the base salary pay levels as compared to similar roles at our peer companies. The annual base salary determinations for executives are typically effective in the first quarter of each year. Adjustments to base salary are made periodically to recognize competitive changes, personal performance or change in position or responsibilities.
In determining the base salaries of our named executive officers, the Committee considers internal equity, tenure, individual performance and our compensation compared to that of our peer companies, as well as published surveys. The Committee also considers recommendations submitted to it by our Chief Executive Officer for the other named executive officers.
The Committee reviewed and approved the below base salaries for 2023, as follows:

2023 Named Executive Officer Base Salaries
Name	Base Salary	Percentage Increase
Anna Manning	$1,100,000	6.8%
Todd C. Larson	$700,000	3.7%
Tony Cheng[1]	$750,000	17.5%
Leslie Barbi	$625,000	4.2%
Ronald Herrmann	$650,000	3.2%
[1]Increase reflects Mr. Cheng's promotion to President.
Compensation Element #2 - Annual Bonus Plan
All full time and part time employees were eligible to participate in our 2023 Annual Bonus Plan ("ABP"), which provides annual cash incentive compensation based on one or more of the following factors: the Company's overall performance, the performance of the participant's division, business unit or department and individual performance during the previous year. Under the ABP, participants may receive a cash bonus each year. Actual payouts are capped at 200% of target.
The ABP award is designed to serve as a short-term incentive. The target-level performance goals established by the Committee are intended to require substantial efforts by our management team toward our strategic goals, while at the same time they are intended to be within reach if such efforts are made and provide additional rewards for extraordinary achievement. The Committee establishes ABP objectives for the Company before the end of the first quarter each year and determines results and awards in February of the following year.
In March 2023, the Committee approved the performance goals and business criteria for the named executive officers under the ABP for 2023, including the minimum, target and maximum ABP opportunities, as a percentage of base salary, as described below. The performance goals the Committee established were meant to require substantial efforts by our management team toward our strategic goals, but at the same time they were intended to be within reach if such efforts are made, and also provide additional rewards for extraordinary achievement. We believe that goals that are too difficult to attain would not have the effect of providing appropriate incentives.
The targets established by the Committee reflect our annual goals for these metrics. The allocation of ABP awards between individual, business unit and overall Company performance varies for each participant and is based on his or her job responsibilities. In general, allocations for business unit, departmental and individual performance are weighted more heavily for employees with less overall Company responsibility. In contrast, allocations for the Company's overall performance are weighted more heavily for senior executives because their roles involve greater Company-wide responsibility. Awards are based on a specific target percentage of salary, which varies for each participant. Based on these criteria, the Committee approves a list of senior management participants, which includes (as applicable) individual incentive and/or business unit or division allocations, a minimum performance level that must be met before any payment can be made, as well as a target and a maximum.
Business unit results are based on each business unit's financial performance metrics. While we intend to tie individual performance to clearly articulated and objective measures, it is necessary and at times prudent for management to use a certain degree of discretion in evaluating individual results. We consider business unit and individual performance when evaluating total compensation and may from time to time establish a specific ABP allocation for a particular business objective or project. The types of individual performance that may be taken into consideration include contributions toward revenue growth, earnings per share, return on equity capital, expense management, operational activities, risk management or product or client development, as well as items such as progress toward achievement of strategic goals, leadership capabilities, development of staff or progress on major projects in which the individual holds a key role.
In 2023, a Cyber Mindset goal was established to reinforce the criticality of data loss prevention and data protection and reflect the Company's increased focus on cybersecurity. The Cyber Mindset goal contained three metrics linked to ongoing Company-wide "phishing" simulations and timely notifications of terminations, all to further the Company's protection against cybercriminals and other bad actors. Results were measured at both Company and business unit or department levels. Every employee of the company except for Ms. Manning and Mr. Cheng had an ABP allocation for the Cyber Mindset goal in 2023.
The following metrics were used to measure the Company's 2023 overall performance in the Annual Bonus Plan:
1. Adjusted Operating Income Per Share (Weight: 50%). Adjusted operating income per share is our net income per share from continuing operations less realized capital gains and losses and certain other non-operating items.
In some circumstances, we modify the calculation of Adjusted Operating Income Per Share for purposes of the ABP to exclude standard adjustments. Standard adjustments vary from year to year and may have a net positive or negative impact on our results. The Committee has the discretion to amend compensation payable under the ABP and the Committee may exercise such discretion to reduce ABP compensation if it believes Company financial results do not appropriately represent Company performance and efforts or if payment would be misaligned with shareholder interests. We believe this creates better market alignment with the ABP design.
At the time metrics were approved, the Committee provided for adjustment of variable investment income (“VII”) outside a range of -50% to +50% of VII expected in our 2023 financial plan. As 2023 VII was within this range, no adjustment for VII was made.

2. Strategic Scorecard (Weight: 25%). The Strategic Scorecard is an annual assessment of accomplishments and progress on strategic non-financial goals in recognition of their importance to protecting, supporting, and enhancing the Company's brand, client partnerships, regulatory position, and other organizational objectives. It has an overall weight allocation of 25% of the Company ABP, with the individual goal weighting as detailed below:

Strategic Scorecard Components
Component	Weight	Definition
Alternative Capital	25%	This goal focuses on identifying and sourcing alternative capital as needed through a variety of methods to support RGA's growth ambitions, provide capital use flexibility, and maintain RGA's capital efficiency.
Creation Re	25%	Recognizes high quality business that grows the underlying insurance market, increases penetration through the new use of reinsurance or increases our share of the reinsurance available.
Cybersecurity and Data Privacy	25%	Build out capabilities & deliver on initiatives to continue to mitigate risks associated with cybersecurity or data privacy events and to bring our current measures in line with expected tolerances. Manage cyber risk, build a culture of privacy and security, and protect RGA's financial interests, brand, image, and client partnerships.
Diversity, Equity, and Inclusion	25%	Implement our DEI Strategy to evolve RGA workplaces, specifically our talent practices, and the communities in which RGA has a presence into more diverse, equitable and inclusive environments.
The Strategic Scorecard categories and Company performance in each category were evaluated on a 1-5 scale, with "3" as meeting expectations, "1" as fully missing expectations, and "5" as fully exceeding expectations. The Committee determined an overall performance result for each goal and the total scorecard based on input from management and all Board members. The Committee's recommendation also required endorsement from the Board.
3. New Business Embedded Value (Weight: 15%). New business embedded value ("NBEV") is a measure of the value of the profits expected to emerge from new business net of the cost of supporting capital. NBEV is a forward-looking calculation that reflects the lifetime value created through new business sales.

4. Adjusted Consolidated Revenue (Weight: 10%). Annual adjusted consolidated revenue is total revenues earned by the Company less any excluded transactions undertaken for capital management or risk management purposes during the annual performance period.
We also modify the calculation of Adjusted Consolidated Revenue for purposes of the ABP to exclude standard adjustments. Such standard adjustments vary from year to year and may have a net positive or negative impact on our results. For 2023, standard adjustments involved premiums related to single premium pension risk transfer transactions ("PRT").
The following table describes the adjustment to 2023 Adjusted Consolidated Revenues, for the purposes of ABP:

Adjusted Consolidated Revenue Calculation
(USD Millions)	2023
Adjusted Consolidated Revenues, as reported	$18,567.0
Less PRT Premium Exclusion	1,447.0
Adjusted Consolidated Revenues for ABP Purposes	$17,120.0
The following table describes 2023 ABP performance measures and results:

2023 Annual Bonus Plan
Performance Measures and Goals	Weight	Minimum	Target	Maximum	Numerical Results	Payout Percent
Adjusted Operating Income Per Share[1]	50.0%	$12.10	$15.13	$18.15	$19.88	100.0%
		80.0%		120.0%
Strategic Scorecard	25.0%	1.00	3.00	5.00	3.63	32.9%
		0.0%	100.0%	200.0%
New Business Embedded Value	15.0%	$370.00	$658.00	$945.00	$1,020.00	30.0%
		55.0%		145.0%
Adjusted Consolidated Revenue	10.0%	$15,703.0	$17,448.0	$19,193.0	$17,120.0	9.1%
		90.0%		110.0%
Payout						171.9%
[1]See "Use of Non-GAAP Financial Measures" on page 86 for reconciliations from GAAP figures to adjusted operating figures.
The following table describes the minimum, target and maximum ABP opportunities for the named executive officers (as a percentage of base salary) as approved by the Committee in November 2022, and the actual ABP payments for 2023 performance, as approved by the Committee in February 2024:

2023 Individual Annual Bonus Plan Results
Name	ABP Threshold[1]	ABP Target[1]	ABP Maximum[1]	Target ABP Award in Dollars	Actual ABP Percentage of Target[2]	Actual ABP Payment
Anna Manning[3]	100%	200%	400%	$2,200,000	171.9%	$3,782,574
Todd C. Larson[4]	65%	130%	260%	$910,000	166.2%	$1,512,581
Tony Cheng[5]	75%	150%	300%	$1,125,000	171.9%	$1,934,269
Leslie Barbi[6]	100%	200%	400%	$1,250,000	174.0%	$2,174,600
Ronald Herrmann[7]	50%	100%	200%	$650,000	200.0%	$1,300,000
[1]Expressed as a percentage of base salary.
[2] The weighted average of the Company-specific ABP financial performance metrics for 2023 performance was 171.9%
3Ms. Manning had ABP allocations based 100% on overall Company results.
4Mr. Larson had ABP allocations based 50% on overall Company results, 45% based on departmental results (Finance) and 5% based on Cyber Mindset results for Finance and Corporate Development departments, as well as individual performance.

5Mr. Cheng has ABP allocations based 100% on overall Company results.
6Ms. Barbi had ABP allocations based 50% on overall Company results, 45% on departmental results (Investments) and 5% on Cyber Mindset results for Investments, as well as individual performance.
7Mr. Herrmann had ABP allocations based 50% on overall Company results 45% on business unit results (US Markets) and 5% Cyber Mindset results for US Markets, as well as individual performance. Mr. Herrmann's 2023 ABP result was adjusted upward at the discretion of the Committee, based on the recommendation of the CEO, to account for the assumption of additional responsibilities during 2023.

Compensation Element #3 - Performance Contingent Awards
Our Performance Contingent Awards are part of a performance-driven incentive program under our Amended & Restated Flexible Stock Plan ("Flexible Stock Plan"). The Flexible Stock Plan provides for the grant of performance contingent shares ("PCS"), stock options, stock appreciation rights ("SARs"), restricted stock, restricted stock units ("RSUs") and other stock-based awards, as well as cash awards, to our employees. Executives in leadership or senior management roles, or who are considered top subject matter experts within our Company, participate in this program.
Our PCS program represents a significant portion of target compensation for our named executive officers and for other senior executives. The PCS grants are designed to allow us to reward the achievement of specific corporate financial performance goals with equity that is earned on the basis of Company performance.

We implemented our performance contingent award program because we believe it is consistent with our pay-for-performance compensation philosophy and achieving the financial performance necessary to increase shareholder value. We believe that the PCS grants require management to focus on growth and return on equity, while the SARs and RSUs are designed to focus attention on accomplishment of longer-term goals and the creation of long-term shareholder value.
The Committee annually evaluates the appropriate mix of pay elements in comparison to the market to remain competitive in our compensation practices and to best support our strategy. We also annually review the performance metrics to ensure they accurately align compensation with our intermediate-term goals and make changes or adjustments to such metrics when appropriate.
The Committee sets award levels with a minimum level of Company performance that must be met before any payment to the individual can be made, as well as a target and a maximum. We use linear interpolation to determine the percentage of the target when performance falls between the minimum, target or maximum performance levels. If we do not meet minimum performance goals, payouts under the awards will not be made. If we exceed those performance goals, payouts under the award can be as much as 200% of the targeted award opportunity. As the Committee considers the financial objectives for a particular performance period, targets are set at amounts or ranges that are generally consistent with our publicly disclosed growth rate goals. The Committee believes that achievement of the targets will require a high level of financial and operating performance and the goals and ranges established for all PCS grants are challenging but achievable.
PCS grants are not treated as outstanding shares until the performance results over the three-year performance period are calculated and payouts under the awards are made as determined and approved by the Committee. Payouts are made in common stock. Payment is also contingent upon the participant's employment status with the Company at the end of the three-year performance period.
As discussed below under "Executive Compensation Process - Competitive Marketplace Assessment," the Committee determines a target total compensation package for our named executive officers based on an analysis of competitive market conditions and overall Company performance. All participants are required to maintain an acceptable level of performance to be eligible to receive equity incentive awards.
2021-2023 PCS Awards
For the 2021-2023 PCS program, the Committee established specific financial performance metrics for each of 2021 and 2022, with 2023 serving as an additional time vesting period. PCS grants prior to 2021 measured financial performance over a three-year period, but due to the COVID-19 pandemic, uncertain business environment and the inability at the time to reasonably determine metrics for a three-year plan given the pending implementation of LDTI in 2023, the Committee altered the measurement period for the 2021 grants only.

2021-2023 PCS Performance Metrics (Measured in each of 2021 and 2022 only)

Component	Weight	Definition
Adjusted Operating Return on Equity[1]	33.5%	This metric is is calculated as adjusted operating income for the applicable year divided by average adjusted stockholders' equity. Adjusted stockholders' equity represents total stockholders' equity excluding accumulated other comprehensive income. The average of adjusted stockholders' equity will use monthly data points during the one-year evaluation period.
Adjusted Operating Income[1]	33.5%	This metric is calculated for the applicable year as net income excluding substantially all of the after-tax effect of net investment related gains and losses, changes in the fair value of certain embedded derivatives and related deferred acquisition costs, any net gain or loss from discontinued operations, the cumulative effect of any accounting changes occurring after the targets have been established, and other items that management and the Committee believes are not indicative of the Company's ongoing operations.
Book Value per Share, Excluding AOCI[1]	33.0%	This metric is defined as adjusted stockholders' equity for the applicable year divided by the end of period outstanding shares of the Company's common stock. Adjusted stockholders' equity represents total stockholders' equity excluding accumulated other comprehensive income ("AOCI"). Book value per share and adjusted stockholders' equity excluding AOCI are non-GAAP financial measures.
[1]See "Use of Non-GAAP Financial Measures" on page 86 for reconciliations from GAAP figures to adjusted operating figures.
In February 2023, the Committee reviewed the results for the 2021 and 2022 performance periods and determined: (i) for 2021, Adjusted Operating Return on Equity and Adjusted Operating Income did not meet minimum threshold levels and Book Value per Share, Excluding AOCI exceeded target; and (ii) for 2022, Adjusted Operating Return on Equity, Adjusted Operating Income and Book Value per Share, Excluding AOCI exceeded their respective targets. The following table describes the goals established in March 2021 and actual results:

2021-2023 Performance Contingent Share Metrics
2021 Performance Measure	Weight	Threshold	Target	Maximum	Actual	Payout Percent
Adjusted Operating Return on Equity[1]	33.5%	2.7%	5.7%	7.2%	0.08%	0%
Adjusted Operating Income[1] ($M)	33.5%	$258.2	$516.3	$645.4	($80.5)	0%
Book Value Per Share, Excluding AOCI[1]	33.0%	$122.18	$135.75	$142.54	$139.53	51.4%
2021 Total Result						51.4%

2022 Performance Measure	Weight	Threshold	Target	Maximum	Actual	Payout Percent
Adjusted Operating Return on Equity[1]	33.5%	7.9%	9.4%	10.9%	10.3%	55.1%
Adjusted Operating Income[1] ($M)	33.5%	$675.0	$900.0	$1,125.0	$986.1	46.3%
Book Value Per Share, Excluding AOCI[1]	33.0%	$129.93	$144.37	$151.59	$146.22	41.4%
2022 Total Result						142.9%
[1]See "Use of Non-GAAP Financial Measures" (pre-LDTI adoption) on page 91 for reconciliations from GAAP figures to adjusted operating figures.
The total performance factor for the 2021-2023 PCS performance metric was 97.2% which represents the average of the 2021 and 2022 results. The third year of these grants represents time vesting only and payouts were made in the first quarter of 2024.
2022-2024 PCS Awards
In March 2022, the Committee eliminated the Adjusted Operating Income metric from PCS grants to remove overlap with the same metric in the Annual Bonus Plan. The Company uses two remaining metrics to measure PCS performance — three-year book value per share, excluding AOCI, growth (50%) and average operating return on equity (50%). Additionally, the Committee added a Relative Total Shareholder Return modifier to PCS awards, recognizing both the prevalence of relative total shareholder return metrics among the Company's peers and the importance of measuring the

Company's performance against its peers. The Committee believes the addition of this modifier better aligns the Company's long-term incentive compensation program with market practices and reflects broader competition for investor capital. As such the metrics for PCS grants for the 2022-2024 performance period are:
2022-2024 PCS Performance Metrics

Component	Weight	Definition
Book Value per Share, excluding AOCI, Growth ("BVPS Growth")[1]	50.0%	BVPS Growth for each Performance Cycle is defined as the average of the annual growth rates in book value per share, excluding AOCI, for each year in the performance cycle.
Average Operating Return on Equity ("Average ROE")[1]	50.0%
Average ROE for each Performance Cycle is defined as the average "Adjusted operating return, excluding standard adjustments, on equity (ex AOCI) - trailing 12 months" for each of the three years of the Performance Cycle. Standard adjustments identified are actuarial assumption reviews (e.g., mortality, morbidity, and lapse assumption changes and their impact on reserves and the carrying value of deferred acquisition costs), variable investment income outside of a range of -50% to +50% of income on these investments included in the three-year plan, and integration costs or other adjustments related to merger and acquisition activity. Standard adjustments represent a positive or negative impact to adjusted operating income.

[1]See "Use of Non-GAAP Financial Measures" on page 86 for reconciliations from GAAP figures to adjusted operating figures.
The Company's Relative Total Shareholder Return ranked against an established group of companies modifies the results of the above metrics up or down by a maximum of 10%. The established group of companies is different from the Company's general compensation peer group and includes life and health insurance peers that respond similarly to the macroeconomic environment. Companies in this group are: Aflac Incorporated, American Equity Investment Life Holding Company, Brighthouse Financial, Inc., CNO Financial Group, Inc., Globe Life Inc., iA Financial Corporation Inc., Lincoln National Corporation, Manulife Financial Corporation, MetLife Inc., Primerica, Inc., Principal Financial Group, Inc., Prudential Financial, Inc., Sun Life Financial Inc., and Unum Group.
The Committee may remove a company from the established group due to events that have a substantial impact on its business, including bankruptcy, insolvency, merger or similar events that significantly change the operational scope of the company.
The target grants reflected significant uncertainty regarding future development of the COVID-19 pandemic, the response thereto and related impacts on expected Company performance. At the time of these grants, the COVID-19 Omicron variant was in its emergent phase and longer-term population or industry projections were not generally available. The Company modeled a range of potential population impacts for 2022, 2023 and 2024 with assumptions about infection rates, lethality and vaccination protection. Population impacts were translated based upon the Company's exposures and the material prior period claims impacts to the Company's operations. The Company estimated that it incurred approximately $1.4 billion and $310 million of COVID-19 related impacts for the year ended December 31, 2021 and the first quarter ended March 31, 2022, respectively.
Additionally, pursuant to the terms of these grant agreements the Committee was required to adjust the target metrics for impacts of the implementation of LDTI under new GAAP accounting rules effective January 1, 2023. The following table describes the goals established in March 2022, as adjusted for impacts of LDTI:

2022-2024 Performance Contingent Share Metrics
Performance Measure	Weight	Minimum	Target	Maximum
Book Value per Share, excluding AOCI, Growth ("BVPS Growth")[1]	50.0%	2.4%	4.7%	5.9%
Average Operating Return on Equity ("Average ROE")[1]	50.0%	6.2%	8.8%	10.1%
[1]See "Use of Non-GAAP Financial Measures" on page 86 for reconciliations from GAAP figures to adjusted operating figures.

2023-2025 PCS Awards
In March 2023, the Committee established the targets and ranges for the following PCS performance measures: (i) three-year adjusted operating return on equity and (ii) three-year book value per share, excluding AOCI, growth. These results may be modified up or down by a maximum of 10% based on three-year relative total shareholder return. These measures were set for the period beginning in 2023 at levels that are consistent with our intermediate term-goals for each measure. The performance period for the 2023 PCS grant began on January 1, 2023, and will end on December 31, 2025.

2023-2025 Performance Contingent Share Metrics
Performance Measure	Weight	Minimum	Target	Maximum
Book Value per Share, excluding AOCI, Growth ("BVPS Growth")[1]	50.0%	5.0%	7.0%	9.0%
Average Operating Return on Equity ("Average ROE")[1]	50.0%	9.5%	11.0%	12.5%
[1]See "Use of Non-GAAP Financial Measures" on page 86 for reconciliations from GAAP figures to adjusted operating figures.

2023 PCS Awards
Name	Number of PCS Granted
Anna Manning[1]	53,130
Todd C. Larson	8,804
Tony Cheng	11,182
Leslie Barbi	5,421
Ronald Herrmann	4,229
1Ms. Manning's 2023 long-term incentive compensation was weighted 100% to PCS.
Compensation Element #4 - Stock Based Awards
Stock Appreciation Rights
Stock Appreciation Rights ("SARs") are granted annually under our Flexible Stock Plan to executives in leadership or senior management roles, or to employees considered top subject matter experts within the Company. The number of SARs granted annually is based on the grant recipient's position and level of responsibility within the Company. The Committee considers compensation data of our peer companies and published surveys in determining the total target compensation, inclusive of SARs granted to our named executive officers and other participants. We believe this program focuses participants on our strategic and financial goals while aligning our executives' interests with those of our shareholders and promoting retention. For more information on our peer companies, see "Executive Compensation Process - Competitive Marketplace Assessment."
The vesting schedule for SARs grants is four years, 25% of which vests on December 31 of each of the four years. The grant value of a SAR is equal to the NYSE closing price of the Company's common stock on the grant date of the award (i.e., the date of the March Committee meeting at which the Committee approves the grants), multiplied by a Black-Scholes Model factor (which calculates the current economic value of a SAR using assumptions that include exercise price, the term of the award, a risk-free rate of interest, dividend yield and observed market volatility). Upon vesting, the SARs become exercisable by recipients and upon exercise are settled in unrestricted shares of common stock. The SARs expire 10 years after the grant date.

In March 2023, the Committee approved the 2023 annual Stock Appreciation Rights ("SARs") awards for our named executive officers and other company executives. The vesting schedule for the annual SARs grant is four years (vesting 25% at the end of each year). We made these grants because we believe that SARs are an appropriate vehicle for providing long-term value to participants because of the alignment to long-term shareholder value. The SARs granted on March 9, 2023 have a strike price of $138.34, which was the closing price of our stock on the date the grants were approved. See "Compensation Tables - Executive Compensation Tables - Grants of Plan-Based Awards in 2023" for a description of the 2023 annual SARs grants.
The following table describes the 2023 annual SARs awards for the named executive officers, granted on March 9, 2023:
2023 SAR Grants

Name	Number of SARs Granted
Anna Manning[1]	—
Todd C. Larson	8,602
Tony Cheng	10,924
Leslie Barbi	5,297
Ronald Herrmann	4,131
1Ms. Manning's 2023 long-term Incentive compensation was weighted 100% to PCS, and thus she did not receive any SARs for 2023.
Restricted Stock Units
The Company grants restricted stock units ("RSUs") to executives in leadership or senior management roles, or to employees considered top subject matter experts within our Company under our Flexible Stock Plan. The number of RSUs granted annually is based on the grant recipient's position and level of responsibility within the Company. The Committee considers compensation data of our peer companies and published surveys in determining the total target compensation, inclusive of RSUs, granted to our named executive officers and other participants. We believe this program aligns our executives' interests with those of our shareholders and promotes retention. RSUs vest on December 31st of the third year from grant. Upon vesting, the RSUs are settled in unrestricted shares of common stock.
In March 2023, the Committee approved the 2023 annual Restricted Share Unit ("RSU") awards for our named executive officer and other company executives. The cliff-vesting schedule for the annual RSU grant is three years from January 1, 2023. The RSU awards will fully vest for individuals employed with the Company on December 31, 2025 and pay out in shares of the Company's common stock.
The following table describes the 2023 annual RSU awards for the named executive officers, granted on March 9, 2023:

2023 RSU Grants

Name	Number of RSUs Granted
Anna Manning[1]	—
Todd C. Larson	2,935
Tony Cheng[2]	—
Leslie Barbi	1,807
Ronald Herrmann	1,410
1Ms. Manning's 2023 Long-Term Incentive compensation was weighted 100% to PCS, and thus she did not receive any RSUs for 2023.
2Mr. Cheng's 2023 Long-Term Incentive compensation was weighted 75% to PCS and 25% to SARs, and thus he did not receive any RSUs for 2023.
Compensation Element #5 - Retirement and Pension Benefits
We recognize the importance of providing comprehensive and cost-effective employee benefits to attract, retain and motivate employees. We offer our executives market competitive retirement programs as described below, including defined contribution savings plans, traditional defined benefit and hybrid defined benefit pension plans and an executive deferred savings plan. Because our named executive officers are residents of or previously accrued benefits in the United States, Canada and Hong Kong, we have described the benefits in those jurisdictions below.
Qualified and Registered Plans - U.S.
Savings Plan. U.S.-based employees of the Company may participate in a qualified 401(k) plan and make pre-tax, Roth and after-tax elective deferrals to the plan ("Savings Plan"). Employees may contribute up to the maximum allowed by the U.S. Internal Revenue Code. In compliance with the U.S. Internal Revenue Code for 2023, contributions to the Savings Plan cannot be made on cash compensation in excess of $330,000 and employee contributions were limited to a maximum of $40,500 ($22,500 plus an additional $7,500 for those 50 years of age and older, plus $10,500 in after-tax contributions). The Company provides matching contributions on elective deferrals up to 5% annually, as well as a 5% fixed employer contribution for employees hired in 2020 or later. Employees hired before 2020 receive a 2% fixed employer contribution at year end in addition to the 5% match.
Pension Plan. U.S. based employees, including certain named executive officers, participate in the RGA Performance Pension Plan ("Pension Plan"), a qualified defined benefit plan. The Pension Plan is a widely available retirement plan for all full-time employees hired before January 1, 2020, and is intended to provide a source of income for employees during retirement. The Pension Plan provides a "Performance Pension Account Benefit," that is generally defined as a lump sum account balance payable on or after termination of employment. The account balance may be converted to an actuarial equivalent annuity benefit. Employees hired before January 1, 2020 are eligible to participate in the pension plan and accrue benefits under the Performance Pension Account Benefit (subject to the age and service requirements required by the plan to begin participation). Employees hired on or after January 1, 2020 are not eligible to participate in the Pension Plan.
Non-qualified and Supplemental Plans - U.S.
Non-qualified Augmented Plan. The Company's Augmented Benefit Plan ("Augmented Plan") is designed to restore benefits unavailable in the qualified Savings Plan and Pension Plan due to IRS compensation limitations for qualified plans, which was $330,000 for 2023. The Augmented Plan provides U.S. based executives at the vice president level and above benefits based on an employee's annual cash compensation, in accordance with the Internal Revenue Code. The Augmented Plan provides executives the opportunity to receive employer matching, employer non-elective contribution credits, and additional pension plan credits without regard to qualified plan limitations imposed by the IRS.
The Augmented Plan has two components: a 401(k) Savings component and a Pension component. All contributions to the Augmented Plan are made by the Company. The matching contribution credits in the 401(k) Savings component of the Augmented Plan are only made if an employee's compensation for the year has not otherwise been matched with a credit in the Executive Deferred Savings Plan. The investment fund alternatives in the savings portion of the Augmented Plan are identical to the options in the qualified Savings Plan, except the Augmented Plan includes a fixed rate option, which offers a fixed interest rate set at the beginning of the plan year. The Company does not pay above-market or preferential earnings, compensation or returns under the Augmented Plan or any other plan. Distributions from the Augmented Plan cannot be made until the participant is no longer employed by the Company.
Non-qualified Executive Deferred Savings Plan. U.S. employees at the vice president level and above are eligible to participate in our Executive Deferred Savings Plan ("EDSP"), a non-qualified savings plan which allows employees to defer income, including ABP payments, without regard to qualified plan limitations. For the 2023 plan year, eligible employees are able to defer up to 50% of their base salary and up to 75% of their ABP payments.
The Company credits EDSP accounts with matching contributions equal to the matching contributions unavailable to the employee under the Savings Plan (100% of total deferrals up to 5% of compensation in 2023) due to IRS compensation limits. Employees cannot withdraw any amounts from EDSP balances until they are no longer employed by the Company or until they reach the designated distribution date selected by the employee at the time of their deferral election. With respect to these distributions, participants may elect to receive either a lump-sum payment or annual installments paid out over a period lasting between 2 and 15 years. The investment fund alternatives under the EDSP are identical to those in the Savings Plan, except the EDSP includes a fixed rate option, which offers a fixed interest rate set at the beginning of the plan year. The Company does not pay above-market or preferential earnings, compensation or returns under EDSP or any other plan.
Named Executive Officer Status. As of the completion of 2023:
•Ms. Manning met the vesting requirements of the pension plans and was therefore eligible to receive her Performance Pension Account benefits in both the U.S. Pension Plan and the Augmented Benefit Plan upon the termination of her employment with the Company. Ms. Manning met the vesting requirements of the savings plans and was therefore eligible to receive the savings account benefits from the U.S. Savings Plan, the Augmented Benefit Plan and the EDSP upon the termination of her employment with the Company. Ms. Manning also met the vesting requirements of the Supplemental Payment (described below) upon the termination of her employment with the Company.
•Mr. Larson and Mr. Cheng met the vesting requirements of the pension plans and are therefore eligible to receive their Performance Pension Account benefits in both the U.S. Pension Plan and the Augmented Benefit Plan upon their termination of employment with the Company. Mr. Larson and Mr. Cheng also met the vesting requirements of the savings plans and are therefore eligible to receive the savings account benefits from the U.S. Savings Plan, the Augmented Benefit Plan and the EDSP upon the termination of their employment with the Company.
•Ms. Barbi and Mr. Herrmann met the vesting requirements of the savings plans and are therefore eligible to receive the benefits from the U.S. Savings Plan, the Augmented Benefit Plan and the EDSP upon the termination of their employment with the Company.
Manning Supplemental Payment Agreement. As previously disclosed, the Company agreed to provide a supplemental payment (the "Supplemental Payment") to Ms. Manning upon her retirement from the Company, as an acknowledgment of the financial implications on her retirement benefits with respect to her relocation to the U.S. from Canada in 2016. The Supplemental Payment is designed to supplement the post-retirement benefits she will receive under the Company's U.S. and Canadian retirement and savings plans to provide her with an aggregate financial value comparable to that which she would have received under the Company's U.S. retirement and savings plans had she worked in the U.S. for her entire career.
The Supplemental Payment will represent the difference between (i) the value of the Company-provided benefits that she would have received upon her retirement had she worked her entire career (starting upon her hire date in 2007 through retirement) in the U.S., and (ii) the value of Company-provided benefits that she will actually receive upon retirement from the Company. For this purpose, Company-provided benefits include any savings, pension or deferred compensation benefits funded by the Company based on her deferrals of pay, additional non-elective contributions to company retirement accounts and any subsequent investment returns credited to those deferred compensation accounts based on contributions from the Company. The value of any salary deferrals by Ms. Manning, including any subsequent investment return credited to those retirement accounts for those salary deferrals, is not included in the calculation of the Supplemental Payment. The Supplemental Payment will be payable in July 2024 as a single lump sum in the amount of $1,778,646.
Canadian Plans
Registered Pension Plan. All permanent Canadian employees are required to join the defined contribution plan on their date of hire. Each employee is required to contribute, by payroll deduction, an amount equal to 6% of their annual earnings (base salary and ABP payments), up to 50% of the maximum allowable limit per calendar year as set under the Canadian Income Tax Act. The Company contributes, on behalf of each employee, an amount equal to the required contribution of the employee, up to 50% of the maximum allowable limit per calendar year as set under the Canadian Income Tax Act. Employer contributions are immediately vested. Ms. Manning previously participated in the Registered Pension Plan before her relocation to the U.S., and she continued to maintain an accumulated balance of past employee and employer contributions.
Defined Benefit Supplemental Executive Retirement Plan. The Company offered a defined benefit Supplemental Executive Retirement Plan ("DB SERP") in Canada to employees at the vice president level and above who are approved by senior management. This plan is closed to new participants. An employee must also participate in the Registered Pension Plan to participate in the DB SERP. The DB SERP offers a traditional defined benefit annuity to participants based on the average of their highest five consecutive years of compensation that is above certain compensation thresholds set out in the plan. The DB SERP benefit is calculated using a number of factors including the employee's years of credited service and average pensionable earnings, each determined on the date the employee ceases to be an executive in Canada or leaves the Company. Benefits are payable at the time an employee leaves the Company. Ms. Manning participated in the DB SERP until her relocation to the U.S. in April 2016. Ms. Manning's accrued benefit in the DB SERP was deferred until her retirement.
Named Executive Officer Status. As of the completion of 2023, Ms. Manning met the vesting and early retirement eligibility requirements under the Registered Pension Plan and the DB SERP.
Supplemental Retirement Plan - Hong Kong
The Company offers a supplemental retirement plan to all full-time regular employees in Hong Kong. The plan includes both a mandatory contribution component under the Hong Kong Mandatory Provident Fund ("MPF") system and a voluntary contribution as a supplementary retirement benefit provided by the Company. Under the plan, both the Company and Hong Kong employees are each required to make regular mandatory contributions calculated at 5% of the employee's relevant income to an MPF plan, subject to the minimum and maximum relevant income levels. The maximum relevant income level is capped at HKD 30,000 per month in 2023. In addition to the mandatory portion, the Company makes contributions at a total of 10.8% of the base remuneration, up to a maximum amount, less any mandatory employer contributions. The maximum amount for calculating the contributions is set at HKD 2.5 million per annum. The benefit is subject to a vesting schedule associated with years of continuous service with the Company. The Hong Kong supplementary retirement plan has a 10-year graded vesting period. Contributions to the MPF plan are not be available to employees until they reach age 65 or until they depart Hong Kong. Contributions to the supplementary retirement fund are subject to the vesting period and can be withdrawn upon termination of employment.
Named Executive Officer Status. Mr. Cheng participated in the Hong Kong supplementary retirement benefit during 2023 and received contributions under the plan up until his transfer to the U.S. As of the completion of 2023 Mr. Cheng no longer is an active participant or account holder in the Supplemental Retirement Plan.
2024 Compensation Actions
In October 2023, the Committee approved compensation for 2024 as outlined below. The Committee approved allocation of Long-Term Incentive compensation to each named executive officer in March 2024.
The Committee approved the following changes to base salary:

2024 Named Executive Officer Base Salaries
Name	Base Salary	Percentage Increase
Tony Cheng[1]	$950,000	26.7%
Todd C. Larson	$725,000	3.6%
Leslie Barbi	$650,000	4.0%
Ronald Herrmann	$675,000	3.8%
[1]Increase reflects Mr. Cheng's promotion to Chief Executive Officer.
The Committee approved the following ABP opportunities as outlined in the table below. Beginning in 2024 the Annual Bonus Plan will utilize an enterprise pool plan design. The Company will use a top-down pool design, where funding is driven by performance against key financial and non-financial metrics at the Company level. Financial metrics include adjusted operating income per share, new business embedded value and total revenues. The Company will continue to utilize a strategic scorecard to capture and evaluate key non-financial goals. The Committee will continue to approve both the annual goals and the payout results.

2024 Annual Bonus Plan Opportunities
Name	ABP Threshold	ABP Target	ABP Maximum
Tony Cheng	87.5%	175%	350%
Todd C. Larson	65%	130%	260%
Leslie Barbi	100%	200%	400%
Ronald Herrmann	65%	130%	260%

2024 PCS Awards
Name	Number of PCS Granted
Tony Cheng	24,996
Todd C. Larson	6,809
Leslie Barbi	4,736
Ronald Herrmann	5,465
The Committee established the target and ranges for the following PCS performance measures: (i) three-year adjusted operating return on equity and (ii) three-year book value per share, excluding AOCI. These results may be modified up or down by a maximum of 20% based on three-year relative total shareholder return. The total shareholder return modifier was increased from 2023 in order to continue to strengthen alignment of long-term incentive compensation with the experience of our shareholders. These measures were set for the period beginning in 2024 at levels that are consistent with our intermediate term-goals for each measure. The performance period for the 2024 PCS grant began on January 1, 2024, and will end on December 31, 2026.
2024 SARs and RSU Grants
The Committee approved the 2024 annual SARs and RSU awards for the named executive officers, as outlined in the table below. The vesting schedule for the 2024 SARs grant is ratable over three years (vesting one-third at the end of each year). The vesting schedule for the 2024 RSU grant is ratable over three years (vesting one-third at the end of each year).

2024 SARs and RSU Grants
Name	Number of SARs Granted[1]	Number of RSUs Granted[1]
Tony Cheng	22,719	—
Todd C. Larson	6,188	2,270
Leslie Barbi	4,305	1,579
Ronald Herrmann	4,967	1,822
1 Mr. Cheng will receive 25% of his 2024 LTI awards in stock appreciation rights. Ms. Barbi, Messrs. Larson and Mr. Herrmann will receive 20% of their 2024 LTI awards in stock appreciation rights and 20% in restricted stock units.

Executive Compensation Process
The Role of the Committee
Our executive compensation program is evaluated and approved by the Committee with the objective of providing incentive-based compensation that aligns with the business goals of the Company and the interests of our shareholders. The Committee also determines the compensation of the Chief Executive Officer ("CEO") (Ms. Manning during 2023 and Mr. Cheng as President and CEO thereafter) and evaluates and approves the compensation for the members of senior management of the Company, including our named executive officers.
Timing of Compensation Decisions
The Committee approves compensation for executive officers each year. All compensation and incentive awards are made in consideration of market pay competitiveness and in comparison to peer company and published survey data.

In November 2022, the Committee approved 2023 compensation for the executive officers other than the CEO, inclusive of base salary and targets for both bonus and long-term incentive awards. In December 2022, the Committee approved compensation for the CEO for 2023. In March 2023, the Committee approved the grants of PCS, RSU and SAR awards. Equity grants are effective on and have a grant date of the same day as the Committee meeting. The strike price for grants of SARs is the NYSE closing price of our common stock on the day of the Committee meeting. This timing and process is designed to ensure that our fourth quarter earnings information (typically released in late January or early February) is fully disseminated to the market by the time the SARs strike price is determined.
Compensation Consultant
In forming its recommendations on our overall compensation program, the Committee engages an independent consulting firm to provide advice about competitive compensation practices and to determine how our executive compensation compares to that of other comparable companies, including selected publicly held insurance and reinsurance companies. In 2023, Meridian Compensation Partners, LLC ("Meridian") served as independent advisor to the Committee.
The Committee directly engaged Meridian to advise and assist with decisions relating to our executive compensation program, including providing advice regarding incentive plan design, annual comprehensive competitive market studies, competitive compensation data for directors, technical advice on disclosure requirements relating to executive compensation and to apprise the Committee of compensation market practices. Meridian also performs competitive marketplaces assessments of our named executive officers, which includes a comparison to our peer companies and published survey data. Meridian will also periodically conduct reviews of our incentive plans to ensure a competitive position.
Other than work for the Committee, Meridian provides no other services to the Company or its affiliates. Additionally, the Committee determined no conflicts of interest existed to prevent Meridian from serving as an independent advisor to the Committee.
Management Participation and Involvement in Compensation Decisions
Pursuant to the Committee charter, the Committee reviews and approves the compensation of our CEO, other named executive officers and senior management. The CEO plays a significant role in the compensation-setting process for the named executive officers (other than the CEO). The CEO and senior management play a significant role in setting compensation for management and all other employees. No member of management is involved in determinations regarding their own pay. The most significant aspects of management's role are:
•evaluating employee performance;
•recommending business performance targets, goals and objectives; and
•recommending salary levels, ABP and equity incentive award targets.
Our CEO and Chief Human Resources Officer work with the Committee chair to establish the agenda for Committee meetings. The Company prepares relevant information and reports for each Committee meeting. Our CEO participates in Committee meetings at the Committee's request to provide:
•background information regarding our strategic objectives;
•an evaluation of the performance of the senior management and direct reports; and
•compensation recommendations as to senior management and direct reports.
Our executives and other members of management are made available to Meridian or any other compensation consultant to provide information regarding position descriptions, compensation history and other information as requested, and to review draft results provided by Meridian.

Competitive Marketplace Assessment
We use our established peer group of companies to evaluate our compensation practices for purposes such as pay levels and performance design for our named executive offices as well as director compensation.

Peer Companies
2023 Peer Companies
Aflac, Incorporated	Manulife Financial Corp.
Assurant, Inc.	Principal Financial Group, Inc.
Brighthouse Financial, Inc.	Prudential Financial, Inc.
CNO Financial Group, Inc.	Sun Life Financial, Inc.
Equitable Holdings, Inc.	The Hartford Financial Services Group, Inc.
Globe Life, Inc.	Unum Group
iA Financial Corporation Inc.	Voya Financial, Inc.
Lincoln National Corp.
The Committee selected the members of the peer group from companies in the life and health insurance industry based on the size of these firms as compared to the Company. The Committee analyzed the peer group based on total revenue, market capitalization and total assets. The Committee believes the Company's relative size based on these metrics makes the peer group a good basis for helping the Committee assess appropriate levels of compensation for the Company's senior executives. The following table presents a summary of these metrics for the peer group as compared to the Company:

Peer Group Metrics
	Total Revenue[1] ($M)	Market Capitalization[1] ($M)	Total Assets[1] ($M)
25th Percentile	$6,675	$7,223	$67,158
Median	$11,645	$11,272	$157,085
75th Percentile	$19,666	$27,291	$290,930
RGA	$18,567	$10,662	$97,623
RGA Percentile Rank	71%	48%	39%
[1]Total Trailing 12-months Revenue and Total Assets are based on most recent annual or quarterly public disclosure as of December 31, 2023. Market Capitalization is presented as of December 31, 2023.
Peer Company Changes
The Committee regularly reviews the companies we use to evaluate our compensation practices for purposes such as pay levels and pay design. In 2023, Meridian performed an analysis of the Company's Peer Group and recommended adding Prudential Financial, Inc. into the peer group. We review and update this information periodically to ensure that our peer company comparators remain appropriate in light of evolving practices with respect to peer determinations, mergers and acquisitions, divestitures, growth in our size and the size of those companies and other changes which might affect the appropriateness of a particular comparator.

How We Use Peer Company Data
When making determinations in 2023 relating to base salary, target total cash compensation, intermediate and long-term incentives and target total direct compensation for our named executive officers, we used the competitive compensation analysis provided by Meridian as the beginning reference point. This analysis included a review and assessment of publicly disclosed compensation data for our peer companies, as well as additional industry-appropriate survey data. In most markets, we align our target executive compensation levels with the market median to retain current talent and attract new talent. In addition to a review of the competitive compensation data provided by Meridian, we also considered individual performance, internal pay equity among positions and levels and the relative importance of positions. We believe that the compensation strategy we established aligns our target compensation with the market median and should allow us to retain our current talent and attract new talent.
Please see "Five Elements of Compensation and 2023 Actions - Compensation Element #3 - Performance Contingent Awards" above for additional information on the peer group used for the Relative TSR modifier.
Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the portions of this Compensation Discussion and Analysis described in Regulation S-K Item 402(b) be included in this Proxy Statement. This report is provided by the following independent directors, who comprise the Committee as of the date of this Proxy Statement:
Hazel M. McNeilage, Chair
Pina Albo
John Gauthier
George Nichols, III
Shundrawn Thomas

Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary[1]	Bonus	Stock Awards[2]	Option Awards[3]	Non-Equity Incentive Plan Compensation[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5]	All Other Compensation[6]	Total
Anna Manning CEO	2023	$1,098,654	—	$7,350,004	$—	$3,782,574	$959,479	$343,720	$13,534,431
	2022	$1,030,000	—	$3,124,951	$3,124,986	$3,374,547	$501,924	$198,254	$11,354,662
	2021	$1,030,000	—	$6,375,029	$6,375,109	$1,504,315	$635,367	$189,695	$16,109,515
Todd C. Larson Sr. EVP and CFO	2023	$699,519	—	$1,217,945	$812,042	$1,512,581	$484,675	$160,244	$4,887,006
	2022	$675,000	—	$742,514	$742,501	$1,448,070	$204,542	$100,118	$3,912,745
	2021	$645,000	—	$1,377,827	$1,377,799	$628,017	$305,797	$93,685	$4,428,125
Tony Cheng President	2023	$749,129	—	$1,546,918	$515,613	$1,934,269	$3,204	$1,763,761	$6,512,894
	2022	$638,538	—	$385,319	$385,254	$1,053,366	$714	$306,421	$2,769,612
	2021	$612,414	—	$596,284	$596,310	$366,196	$686	$302,763	$2,474,653
Leslie Barbi EVP and Chief Investment Officer	2023	$624,519	—	$749,941	$499,998	$2,174,600	$—	$193,333	$4,242,391
	2022	$600,000	—	$599,977	$599,989	$1,250,328	$—	$147,451	$3,197,745
	2021	$575,000	—	$605,057	$605,068	$808,278	$—	$108,595	$2,701,998
Ronald Herrmann EVP, Head of RGA Americas	2023	$649,615	—	$585,040	$390,042	$1,300,000	$—	$176,308	$3,101,005
	2022	$624,231	—	$377,968	$377,997	$1,060,970	$—	$136,187	$2,577,353
	2021	$600,000	—	$359,938	$359,963	$662,706	$—	$66,623	$2,049,230
1.This column includes any amounts deferred at the election of the named executive officers under the Company's Executive Deferred Savings Plan and retirement Savings Plan. For 2023, the base salary for Mr. Cheng was determined in HKD and converted to USD using an average monthly foreign exchange rate until January 4, 2023. After January 4, 2023 Mr. Cheng's base salary was determined in USD and converted to HKD using an average monthly foreign exchange rate until his transfer of employment to the U.S., after which his base salary was paid in USD.
2.This column represents the grant date fair value of PCS and PSU awards granted in such year, using probable outcomes of performance conditions, in accordance with Accounting Standards Codification: 718 – Compensation – Stock Compensation ("ASC 718"). For additional information on the valuation assumptions, refer to note 20 of the Company's financial statements in the Form 10-K for the year ended December 31, 2023, as filed with the SEC. See also "Grants of Plan-Based Awards in 2023" for information on awards made in 2023. These amounts reflect the grant date fair value for these awards, and do not correspond to the actual value that may be recognized by the named executive officers.
3.This column represents the grant date fair value of SARs and RSUs granted in such year, in accordance with ASC 718. For additional information on the valuation assumptions, refer to note 20 of the Company's financial statements in the Form 10-K for the year ended December 31, 2023, as filed with the SEC. See also "Grants of Plan-Based Awards in 2023" for information on SARs granted in March 2023. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that may be recognized by the named executive officers.
4.Includes for all named executive officers, cash incentives earned for performance during each fiscal year and paid in March of the following year (including any incentives deferred at the election of the executive officers) under the Annual Bonus Plan.

5.This column represents the sum of the change in pension value in each fiscal year for each of the named executive officers. The increase in pension value for 2023 is attributable to service and compensation increases, offset in part by assumption changes from the prior year. The Company does not pay above-market or preferential earnings on any account balances; therefore, this column does not reflect any amounts relating to nonqualified deferred compensation earnings. See the "Pension Benefits in 2023" and "Nonqualified Deferred Compensation in 2023" tables for additional information.
The change in pension value for Ms. Manning represents the sum of the change in pension value for the U.S. Pension Plans as well as the RGA Canadian Defined Benefit Plan SERP. Ms. Manning has not accrued additional benefits under the RGA Canadian Defined Benefit Plan SERP plan since her transfer to the U.S. in April 2016. The change in pension value for the RGA Canadian Defined Benefit Plan SERP is due to changes in interest rate assumptions. The accumulated value of the RGA Canadian Defined Benefit Plan SERP is calculated by converting the participant's accrued annuity benefit under the plan to an actuarial equivalent present value amount as of the measurement date.  The interest rate assumption used for this conversion has a material impact on the calculation.  As a result, significant changes in interest rates from year to year can lead to material changes to the accumulated value of the benefit.
For Ms. Manning, this column also includes the accrual value of a supplemental payment to be paid following her retirement from the Company, as an acknowledgment of the financial implications on her retirement benefits with respect to her relocation to the U.S. from Canada in 2016. The supplemental payment represents the difference between (i) the value of the Company-provided benefits that she would have received upon her retirement had she worked her entire career (starting upon her hire date in 2007 through retirement) in the U.S., and (ii) the value of Company-provided benefits that she will actually receive upon retirement from the Company. For this purpose, Company-provided benefits include any savings, pension or deferred compensation benefits funded by the Company based on her deferrals of pay, additional non-elective contributions to company retirement accounts and any subsequent investment returns credited to those deferred compensation accounts based on contribution from the Company. The value of any salary deferrals by Ms. Manning, including any subsequent investment return credited to those retirement accounts for those salary deferrals, is not included in the calculation of this supplemental payment. This payment will be a single lump sum payment made in U.S. dollars following Ms. Manning's retirement from the Company. See "Five Elements of Compensation - Compensation Element #5 - Retirement and Pension Benefits" for more information.
Mr. Cheng accrued a benefit in the U.S. pension plan prior to his transfer outside of the country in 2002. Mr. Cheng has not accrued additional benefits in the plan while he has been employed in Hong Kong, but resumed accruing additional benefits in the plan upon his transfer back to the U.S. in 2023.
6.Amount includes contributions by the Company to the officers' accounts in qualified and nonqualified plans for the 2023 plan year. Includes life insurance premiums paid by the Company on behalf of Ms. Manning in the amount of $15,732, Mr. Larson in the amount of $9,913, Mr. Cheng in the amount of $1,491, Ms. Barbi in the amount of $7,139, and Mr. Herrmann in the amount of $7,900. Amount includes Company contributions on behalf of Mr. Cheng to the Mandatory Provident Fund in the amount of $43,240.
Includes Company contributions for 2023 under the Savings Plan of $33,000 for Ms. Barbi and Mr. Herrmann, $23,100 for Ms. Manning and Messrs. Larson, and $22,336 for Mr. Cheng. Also includes Company contributions for 2023 under the Augmented Savings Plans of $82,864 for Ms. Manning, $36,352 for Mr. Larson, $317 for Mr. Cheng, $77,242 for Ms. Barbi and $69,029 for Mr. Herrmann. Includes Company matching contributions for 2023 under the Executive Deferred Savings Plan ("EDSP") of $207,160 for Ms. Manning, $90,879 for Mr. Larson, $793 for Mr. Cheng, $75,952 for Ms. Barbi and $65,469 for Mr. Herrmann.
In 2023, Mr. Cheng received a total of $138,601 for local allowances, of which $37,088 was for education and $101,513 was for housing. Allowances are benefits offered to select executives in Hong Kong and are reviewed on an annual basis to ensure compensation in Hong Kong remains market competitive.
For 2023, amount includes foreign tax preparation taxable benefit amount grossed up for taxes for Ms. Manning in the amount of $9,655 and for Mr. Cheng in the amount of $7,267. Amount also includes professional dues paid by the Company on behalf of Ms. Manning for $1,944, Mr. Cheng for $665 and Mr. Herrmann of $910. Amount includes fees paid by the Company for club memberships including the use of a fitness facility for Mr. Cheng in the amount of $5,104. Amount includes fringe medical benefit costs paid by the Company on behalf of Ms. Manning for $3,265. Amount includes payout by the Company of unused vacation following departure from Hong Kong for Mr. Cheng in the amount of $108,639. Amount includes moving expenses including tax gross up for Mr. Cheng's move from Hong Kong to the U.S. in the amount of $75,838. Amount includes tax equalization payments grossed up for taxes associated with relocation to the US for Mr. Cheng in the amount of $1,359,469.

Grants of Plan-Based Awards in 2023
This table provides the following information about equity and non-equity awards granted to the named executive officers in 2023: (1) the grant date; (2) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the Annual Bonus Plan award granted in 2023 for the 2023 performance period; (3) estimated future payouts under equity incentive plan awards, which consist of potential payouts under the PCS grants in 2023 for the 2023-2025 performance period; (4) all other option awards, which consist of the SARs and RSU awards granted to the named executive officers in 2023; (5) the strike price of the SARs granted, which reflects the closing price of Company stock on the date of grant and (6) the grant date fair value of each equity grant calculated under ASC 718.

Grants of Plan-Based Awards in 2023
Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards¹			Estimated Future Payments Under Equity Incentive Plan Awards (Number of Shares)²			All Other Stock Awards: Number of Shares of Stock or Units[3]	All Other Option Awards: Number of Securities Underlying Options[4]	Exercise of Base Price of Option Awards[5]	Grant Date Fair Value of Stock and Option Awards[6]
		Threshold	Target	Maximum	Threshold	Target	Maximum
Anna Manning	3/9/2023	$1,100,000	$2,200,000	$4,400,000	---	---	---	---	---	---	---
		---	---	---	26,565	53,130	106,260	---	---	---	$7,350,004
		---	---	---	---	---	---	---	---	---	---
		---	---	---	---	---	---	---	---	---	---
Todd C. Larson	3/9/2023	$455,000	$910,000	$1,820,000	---	---	---	---	---	---	---
		---	---	---	4,402	8,804	17,608	---	---	---	$1,217,945
		---	---	---	---	---	---	2,935	---	---	$406,028
		---	---	---	---	---	---	---	8,602	$138.34	$406,014
Tony Cheng	3/9/2023	$562,500	$1,125,000	$2,250,000	---	---	---	---	---	---	---
		---	---	---	5,591	11,182	22,364	---	---	---	$1,546,918
		---	---	---	---	---	---	---	---	---	---
		---	---	---	---	---	---	---	10,924	$138.34	$515,613
Leslie Barbi	3/9/2023	$625,000	$1,250,000	$2,500,000	---	---	---	---	---	---	---
		---	---	---	2,711	5,421	10,842	---	---	---	$749,941
		---	---	---	---	---	---	1,807	---	---	$249,980
		---	---	---	---	---	---	---	5,297	$138.34	$250,018
Ronald Herrmann	3/9/2023	$325,000	$650,000	$1,300,000	---	---	---	---	---	---	---
		---	---	---	2,115	4,229	8,458	---	---	---	$585,040
		---	---	---	---	---	---	1,410	---	---	$195,059
		---	---	---	---	---	---	---	4,131	$138.34	$194,983

1.    These columns reflect the potential value of the payment for 2023 performance under the ABP for each named executive if the minimum, target or maximum goals are satisfied. The potential payments are performance-driven and are therefore completely at risk. The performance measures, salary and ABP multiples for determining the payments are described in the CD&A. The ABP payment amount for actual 2023 performance was determined in February 2024 based on the metrics described in the CD&A and is included in the "Summary Compensation Table" in the column titled "Non-Equity Incentive Plan Compensation."

2.    This column reflects the number of PCS units granted in March 2023, which may convert into shares of Company stock at the end of the three-year performance period if the specified performance levels are achieved. The performance period commenced January 1, 2023 and ends December 31, 2025. If the threshold level of performance is met, the award of shares starts at 50% with a target of 100% and a maximum of 200%.
3.    This column reflects the number of RSUs granted in March 2023, which vest over a three-year period beginning January 1, 2023 and ends on December 31, 2025.
4.    This column reflects the number of SARs granted in March 2023, which vest and become exercisable in four equal annual installments of 25%, beginning on December 31, 2023.
5.    This column reflects the strike price per share of common stock for the SARs granted, which is the closing price of the common stock on March 9, 2023, the date the Committee approved the grants.
6.    This column reflects the full grant date fair value of the performance contingent awards under ASC 718, the full grant date fair value of the RSUs and the SARs under ASC 718 granted to the named executive officers in 2023. See notes 3 and 4 of the "Summary Compensation Table" for a discussion of fair value calculation related to the performance contingent awards, RSUs and SARs respectively. For PCS awards with the grant date of March 9, 2023, the fair value is calculated using the closing price of Company stock of $138.34. For SARs with a grant date of March 9, 2023, fair value is calculated using the Black-Scholes value of $47.20. For additional information on the valuation assumptions, refer to note 20 of the Company's financial statements in the Form 10-K for the year ended December 31, 2023, as filed with the SEC. These amounts reflect the grant date fair value, and do not correspond to the actual value that will be recognized by the named executive officers. The PCS awards are subject to specified performance objectives over the applicable performance periods, the results of which will determine the amount of payouts, if any, under such awards.

Outstanding Equity Awards at 2023 Year-End
The following table provides information on the 2023 year-end holdings of SARs, RSUs and performance contingent awards by our named executive officers. This table includes vested and unvested SARs and RSUs and unvested performance contingent awards with performance conditions that have not yet been satisfied. The vesting schedule for each grant is described in the footnotes following this table, based on the grant date. The market value of the stock awards is based on the closing market price of Company stock as of the last business day of 2023, which was $161.78. The performance contingent awards are subject to specified performance objectives over the performance period. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the CD&A.
Outstanding Equity Awards at 2023 Year-End

Option Awards						Stock Awards
Grant Date	Number of Securities of Underlying Unexercised Options (Exercisable)[1]	Number of Securities Underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2]	Market Value of Shares or Units or Stock That Have Not Vested[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3]	Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3]
Anna Manning
3/6/2015	8,340			$90.06	3/6/2025
12/1/2015	153,453			$93.21	12/1/2025
3/4/2016	26,681			$93.53	3/4/2026
3/3/2017	27,919			$129.72	3/3/2027
3/2/2018	28,016			$150.87	3/2/2028
3/1/2019	37,215			$145.25	3/1/2029
3/6/2020	95,388			$117.85	3/6/2030
3/11/2021	30,865	10,289		$129.01	3/11/2031
3/22/2022	25,573	25,573		$106.53	3/22/2032	14,667	$2,372,827	58,668	$9,491,309
3/9/2023				—	—			53,130	$8,595,371
Todd C. Larson
3/6/2015	3,926			$90.06	3/6/2025
3/4/2016	9,669			$93.53	3/4/2026
3/3/2017	5,369			$129.72	3/3/2027
3/2/2018	6,444			$150.87	3/2/2028
3/1/2019	8,187			$145.25	3/1/2029
3/6/2020	20,330			$117.85	3/6/2030
3/11/2021	6,578	2,193		$129.01	3/11/2031
3/22/2022	6,076	6,076		$106.53	3/22/2032	3,485	$563,803	13,940	$2,255,213
3/9/2023	2,150	6,452		$138.34	3/9/2033	2,935	$474,824	8,804	$1,424,311

Tony Cheng
3/6/2015	3,411		$90.06	3/6/2025
3/4/2016	4,152		$93.53	3/4/2026
3/3/2017	3,280		$129.72	3/3/2027
3/2/2018	3,384		$150.87	3/2/2028
3/1/2019	3,882		$145.25	3/1/2029
3/6/2020	8,127		$117.85	3/6/2030
3/11/2021	2,618	873	$129.01	3/11/2031
3/22/2022	3,153	3,153	$106.53	3/22/2032	1,808	$292,498	7,234	$1,170,317
3/9/2023	2,731	8,193	$138.34	3/9/2033			11,182	$1,809,024
Leslie Barbi
3/6/2020	13,354		$117.85	3/6/2030
3/11/2021	4,321	1,441	$129.01	3/11/2031
3/22/2022	4,910	4,910	$106.53	3/22/2032	2,816	$455,572	11,264	$1,822,290
3/9/2023	1,324	3,973	$138.34	3/9/2033	1,807	$292,336	5,421	$877,009
Ronald Herrmann
12/1/2020			—	—	7,006	$1,133,431
3/11/2021	1,288	1,289	$129.01	3/11/2031
3/22/2022	1,547	3,094	$106.53	3/22/2032	1,774	$286,998	7,096	$1,147,991
3/9/2023	1,032	3,099	$138.34	3/9/2033	1,410	$228,110	4,229	$684,168
1.    SARs vest over four years (25% of which vests at the end of each of the four years).
2.    These columns reflect the number of RSUs granted in December 2020 to Mr. Herrmann when he joined the Company, which fully vest in December 2025, RSUs granted March 2022, which fully vest on December 31, 2024, and the RSUs granted in March 2023, which fully vest on December 31, 2025.
3.    These columns reflect the number of shares and estimated market value of PCS grants. The Company is measuring financial performance over a three-year period for the 2022 PCS awards. Targets established for the 2022 grant were adjusted for impacts of the implementation of LDTI under new GAAP accounting rules effective January 1, 2023. SEC rules require disclosure of the number of shares and estimated market value of PCS grants based on the next higher performance measure (target or maximum) that exceeds the previous fiscal year's performance. Accordingly, the number of shares and estimated market value for the PCS grants made in 2022 are disclosed assuming they are awarded at the maximum (200%) level and the 2023 PCS grants are disclosed assuming they are awarded at the target (100%) level. The ultimate payout of PCS awards is dependent on Company performance during the remaining measurement period, thus final payout results for unvested grants could be materially different than the results shown above. The market or payout value is estimated using the closing price, $161.78, of our common stock on the last business day of 2023.

SARs and Option Exercises and Stock Vested in 2023
2023 SARs and Option Exercises. The following table provides information for the named executive officers regarding SARs and stock option exercises during 2023, including the number of shares acquired upon exercise and the value realized.
2023 SARs and Option Exercises and Stock Vested

	Option and SARs Awards[1]		Stock Awards[2]
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Anna Manning	—	—	87,064	$13,379,988
Todd C. Larson	1,828	$273,246	18,852	$2,894,567
Tony Cheng	—	—	8,246	$1,259,617
Leslie Barbi	—	—	7,733	$1,227,830
Ronald Herrmann	916	$142,091	4,107	$691,249
1.    Mr. Larson exercised 3,848 SARs on May 11, 2023 with an average market price for the shares of $149.49. Mr. Herrmann exercised 4,122 SARs on November 7, 2023 with an average market price for the shares of $155.05.
2.    These columns represent amounts paid for the settlement of the 2021 one-time PSU and one-time RSU awards, paid in 2023, the settlement of the PCS awards for the 2021-2023 performance period, paid in 2024, and the settlement of the 2021 RSU awards, paid in 2024.
2020-2022 Performance Contingent Share Payout. In February 2020, the Committee established the target and range for the following PCS performance measures: (i) three-year adjusted operating ROE; (ii) three year adjusted operating income and (iii) three-year book value per share, excluding AOCI. These measures were set for the period beginning in 2020 at levels that were consistent with our intermediate-term goals for those measures (prior to the severity of the COVID-19 pandemic being known). The performance period for the 2020 PCS grant began on January 1, 2020 and ended on December 31, 2022.
In February 2023, the Committee reviewed the results for the 2020-2022 performance period and determined that none of the metrics met the threshold level because of the COVID-19 pandemic, resulting in no payouts under these awards.
2021 One-Time Award Payout. In March 2021, the Committee determined that a one-time equity award to named executive officers and other executives was necessary for the engagement of our executive team to advance our strategic objectives and to recognize the performance of our leaders in navigating the Company through the COVID-19 pandemic. For the named executive officers, the one-time equity award consisted of two components of equal size: a performance share unit ("PSU") grant and a restricted share unit ("RSU") grant. Vesting of the PSU awards was subject to a performance condition which required the Company to achieve financial results that were within a pre-determined range for at least two of the six metrics used in the 2021-2023 PCS plan described in the "2021-2023 PCS Awards" section above. The plan metrics required robust financial performance when considering the ongoing impacts of the COVID-19 pandemic, with 2022 targets reflecting financial performance that aligned with a pre-pandemic business environment.
In January 2023, the Committee reviewed the results for the PSU grant performance period and determined that the Company achieved at least two of the six performance conditions, resulting in full vesting and payout of these awards at target for individuals employed with the Company on December 31, 2022. No additional amounts were paid due to Company performance exceeding the financial goals.
The RSU component of the 2021 One-Time Award payout vested as of December 31, 2022 and was settled in January 2023.

2021-2023 Performance Contingent Share Payout. For the 2021-2023 PCS program, the Committee established specific financial performance metrics for each of 2021 and 2022, with 2023 serving as an additional time vesting period. PCS grants prior to 2021 measured financial performance over a three-year period, but due to the COVID-19 pandemic, uncertain business environment and the inability at the time to reasonably determine metrics for a three-year plan given the pending implementation of LDTI in 2023, the Committee altered the measurement period for the 2021 grants only.
In February 2023, the Committee reviewed the results for the 2021 and 2022 performance periods and determined: (i) for 2021, Adjusted Operating Return on Equity and Adjusted Operating Income did not meet minimum threshold levels and Book Value per Share, Excluding AOCI exceeded target; and (ii) for 2022, Adjusted Operating Return on Equity, Adjusted Operating Income and Book Value per Share, Excluding AOCI exceeded their respective targets.
The total performance factor for the 2021-2023 PCS performance metric was 97.2% which represents the average of the 2021 and 2022 results. Following the vesting-only third year of these grants in 2023, payouts were made in the first quarter of 2024.
2021 Restricted Stock Unit Payout. In March 2021, the Committee approved the 2021 allocation of Restricted Share Unit ("RSU") awards for our named executive officer and other company executives. The cliff-vesting schedule for the annual RSU grant is three years from January 1, 2021. The RSU awards fully vested for individuals employed with the Company on December 31, 2023 and was settled in shares of the Company's common stock in January 2024.
Pension Benefits in 2023

Retirement Plan Accumulated Benefits

Name[1]	Plan Names	Years of Service Credited	Present Value of Accumulated Benefit[2]	Payments During Last Fiscal Year
Anna Manning	Performance Pension Plan	7	$223,384	---
	Augmented Benefit Plan	7	$2,259,129	---
	RGA Canada Defined Benefit Plan SERP	9	$1,520,717	---
	Supplemental Payment	17	$1,778,646	---
Todd C. Larson	Performance Pension Plan	28	$582,394	---
	Augmented Benefit Plan	28	$2,527,535	---
Tony Cheng	Performance Pension Plan	4	$21,050	---
	Augmented Benefit Plan	4	$714	---
1.Ms. Barbi and Mr. Herrmann are not eligible for the Performance Pension Plan or the pension element of the Augmented Benefit Plan.
2.The accumulated benefit for the U.S. plans is based on service and compensation (as described above) considered by the plans for the period through December 31, 2023. The present value has been calculated assuming the earliest retirement age at which the participant can elect an unreduced benefit. For additional discussion of the assumptions, see note 15 of the Company's financial statements in the Form 10-K for the year ended December 31, 2023, as filed with the SEC. As described in such note, the interest assumptions for the qualified pension plan and the augmented benefit plan are 4.79% and 4.74%, respectively.
For Mr. Cheng, the Performance Pension Plan represents his accrued benefit in the U.S. pension plan prior to his transfer outside of the country in 2002 and for service accrued after his transfer back to the U.S. in 2023.
The accumulated benefit for the Supplemental Payment to Ms. Manning is calculated based on the actual retirement benefits accumulated by Ms. Manning to date, as well as a projection of her employer-provided retirement benefits had she been employed in the U.S. since her original hire date with the Company. The calculation of the accumulated value of the benefit is based on her actual earnings up through December 31, 2023, currency exchange rates effective for each year to convert her Canadian earnings to U.S. dollars, and assumed annual return on her defined contribution benefits of 4% before 2016, 4.5% for the Executive Deferred Savings Plan in 2016 and later, and 6% in the Augmented Savings and Savings Plan benefits in 2016 and later.
Ms. Manning's RGA Canada Defined Benefit SERP accumulated benefit is based on credited service and pensionable earnings effective as of her transfer to the U.S. in 2016. The present value of the accumulated benefit is calculated using an interest rate of 4.5% for the first 10 years and 4.5% thereafter.
Performance Pension Account Benefits
The Performance Pension Account Benefit payable to eligible employees, including certain executives, upon termination of employment is the sum of (1) and (2) as follows:
(1) Participants earn base credits for each Year of Accrual Service (as defined below) completed under the plan. The credit is a percentage of the employee's Final Average Annual Compensation (as defined below) based on the participant's age on January 1 of the Pension Plan year.
(2) Additional excess compensation credits are earned on Final Average Annual Compensation that is greater than 60% of the prevailing Social Security Wage Base (as defined below), rounded to the next $100.
See table below for detail on base and excess compensation credits:

Excess Compensation Credits
Age on January 1 of the Plan Year in which the Year of Accrual Service is Earned	Base Credits - Percentage of Final Average Annual Compensation Credited	Excess Compensation Credits - Percentage of Final Average Annual Compensation Credited
Up to 35	2%	1%
35 – 44	4%	2%
45 – 54	6%	3%
55 or over	8%	4%
Pension Plan participants with a Performance Pension Account Benefit may elect to receive their Performance Pension Account Benefit as a lump sum or an annuity at any time after termination of employment, subject to the three-year vesting requirement of the plan.

Performance Pension Account Definitions
Definition
Final Average Annual Compensation	The average of compensation received (base salary and ABP award) during the 5 consecutive years of accrual service within the last 10 calendar year period immediately preceding termination of employment which produces the highest average amount (or during all the years of accrual service if less than 5).
Year of Accrual Service	A year is credited for each plan year after an employee becomes a plan participant in which the participant is credited with at least 1,000 hours of service.
Social Security Wage Base	For any year the maximum amount of compensation which may be considered wages for such year for purposes of assessing Federal Insurance Contributions Act (FICA) taxes.

Nonqualified Deferred Compensation in 2023

2023 Nonqualified Deferred Compensation
Name	Executive Contributions in Last FY1	Registrant Contributions in Last FY2	Aggregate Earnings in Last FY3	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE[4]
Anna Manning	$223,593	$156,052	$85,637	$—	$2,062,087
Todd C. Larson	$107,379	$69,861	$107,539	$—	$1,560,131
Tony Cheng	$15,865	$—	$1,300	$—	$17,166
Leslie Barbi	$62,452	$110,328	$33,041	$—	$541,285
Ronald Herrmann	$51,969	$98,194	$23,009	$—	$292,766
1.    The amounts in this column are also included in the Summary Compensation Table in the "Salary" column (i.e., contributions to the Executive Deferred Savings Plan).
2.    The amounts in this column reflect 2022 contributions credited to the participant's account during 2023. For reasons related to the timing of the contributions, the amounts will not match the amounts in the Summary Compensation Table's "All Other Compensation" column, which are contributions for 2023 which are actually made in 2024.
3.    Reflects earnings credited to the participant's account during 2023 in connection with the investment selections chosen from time to time by the participant.
4.    The aggregate balance at last fiscal year-end column reflects the following amounts that were reported in the Summary Compensation Table in 2022 for Ms. Manning in the amount of $1,596,805, Mr. Larson in the amount of $1,275,351, Ms. Barbi in the amount of $335,464, and Mr. Herrmann in the amount of $119,594.
Equity Compensation Plan Information

Equity Plans
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights[1]	Weighted-average exercise price of outstanding options, warrants and rights[2,3]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))[4]
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,679,874	$118.70	1,347,133
Equity compensation plans not approved by security holders	—	—	—
Total	2,679,874	$118.70 (2)(3)	1,347,133
1.Includes the number of securities to be issued upon exercises or settlement of stock appreciation rights, restricted units and performance contingent shares under the following plans: Flexible Stock Plan – 2,647,541; Director Flexible Stock Plan – 0; and Phantom Stock Plan for Directors – 32,333. The number of performance contingent shares represents the number of shares that would be issued based on target performance, reduced for cancellations and adjustments through December 31, 2023. The actual number of shares issued at the end of each performance period will range between 0% and 200% of the target number of units granted, based on a measure of the actual performance of the Company relative to stated goals.
2.Does not include 359,551 performance contingent shares outstanding and 417,408 restricted units outstanding under the Flexible Stock Plan; 0 outstanding under the Flexible Stock Plan for Directors and 32,333 phantom units outstanding under the Phantom Stock Plan for Directors because those securities do not have an exercise price (i.e., a unit is a hypothetical share of Company common stock with a value equal to the fair market value of the common stock).
3.Reflects the blended weighted-average exercise price of outstanding options under the Flexible Stock Plan.

4.Includes the number of securities remaining available for future issuance under the following plans: Flexible Stock Plan – 1,284,521; Flexible Stock Plan for Directors – 40,197; and Phantom Stock Plan for Directors – 22,415.
Other Executive Compensation Matters

Additional Compensation Disclosures
Generally No Employment or Severance Agreements
We do not have employment, severance or change of control agreements with any of our U.S. named executive officers. The Company had an employment agreement with Mr. Cheng until he relocated from Hong Kong to the U.S., which is standard practice for international employees at his seniority in Hong Kong. That agreement was terminated upon his relocation to the U.S. on July 14, 2023.
Perquisites
We do not provide personal-benefit perquisites to our U.S. named executive officers or their families, such as airplanes, cars or apartments, and we do not reimburse these executive officers or any such employees for personal-benefit perquisites such as club dues or other social memberships. In some countries outside North America, it is our practice to provide remuneration and benefit packages that are competitive against the local or regional market to senior leaders, such as housing, club and car allowances. Executive officers and other employees may seek reimbursement for business-related expenses in accordance with our business expense reimbursement policy. Mr. Cheng received local market-competitive allowances for education and housing while he was employed in Hong Kong. Mr. Cheng no longer receives these allowances following his relocation to the U.S.
Compensation Recovery
Under the Sarbanes-Oxley Act, upon misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer.
In 2023, we adopted a new NYSE Executive Compensation Recoupment Policy to comply with NYSE listing standards (the "NYSE Executive Compensation Recoupment Policy") adopted pursuant to final SEC rules. The NYSE Executive Recoupment Policy requires the Company to clawback certain incentive compensation paid to current or former Company officers (as defined in the applicable SEC rule and NYSE Listing Standard) if the Company restates a previous financial statement to correct a material misstatement in such financial statement, or to correct an error that would be a material misstatement in the current period if not corrected or was corrected in the current period. Clawback of the incentive compensation in such situations is mandatory irrespective of whether the restatement was the result of an act or omission by such officer.
Additionally, our Executive Incentive Recoupment Policy permits the Company to recoup all or a portion of incentive awards paid to certain executives upon the occurrence of certain recoupment events. Such events include: (i) a financial restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; (ii) receiving an incentive award based on materially inaccurate financial statements or any other materially inaccurate performance; (iii) causing injury to the interests or business reputation of the Company or of a business unit; and (iv) a material violation of the Company's Code of Conduct. The Company can recoup incentive awards for up to four years following the payment of an award. The policy applies to an identified group of current and former officers and employees of the Company, as determined by the Board or the Committee from time to time based on position, responsibility, level, title, business unit and/or compensation. The Committee has express authority to interpret and administer the policy and to make all determinations with respect to the policy in its sole discretion. Recoupment of awards under one policy precludes recoupment of awards under the other policy.
Deductibility of Compensation
The Committee believes that a significant portion of our executive officers' compensation should be tied to measures of performance of our business. While the Committee considers the tax deductibility of awards as one factor in determining executive compensation, it also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.
Termination or Change of Control Payments

As described above, the named executive officers generally do not have employment, severance or change of control agreements with the Company. The information below describes and quantifies certain compensation that may or will become payable under existing plans and agreements if the named executive officer's employment had terminated on or by December 31, 2023, due to a change of control, disability or death, given the executive's compensation and service levels as of such date and, when applicable, based on the Company's closing stock price on December 31, 2023 or actual date of disability, death, etc. These benefits are in addition to benefits available generally to salaried employees such as distributions under the 401(k) and pension plans, retiree medical benefits, disability benefits and accrued vacation pay.
Change of Control
In connection with a change of control (as defined below), the Committee has the authority to fully vest any unvested stock options or SARs granted before the change of control if the Committee determines such vesting is necessary to protect the rights of the named executive officers and other executives following such change of control. Our Flexible Stock Plan and award agreements provide that the Committee may (i) accelerate the vesting periods, (ii) arrange for the Company to purchase the options so the named executive officer receives the value that he or she would have attained had the option been currently exercisable, (iii) make such adjustments to the options then outstanding as the Committee deems appropriate to reflect such change of control or (iv) cause the options then outstanding to be assumed, or new options substituted therefore, by the surviving corporation in such change. Our SARs agreements allow awards to automatically accelerate upon a change of control, subject in all cases to the Committee's authority to, among other actions, adjust such awards or cause them to be assumed by the surviving corporation in such change (as described above). In addition, our Flexible Stock Plan and PCS grant agreements provide that upon a change of control, as soon as practicable following the end of the applicable three-year performance period, we must deliver to the named executive officer the number of shares that coincides with the target award for each outstanding grant of PCS.
Disability or Death
If one of the named executive officers were to become disabled or die, the vesting of any unvested stock options and SARs granted before the date of such event may be accelerated in the Committee's sole discretion. In addition, he or she would receive a pro rata proportion of the shares of common stock that would have been issued under any award of PCS before 2023 at the end of the three-year performance period. Beginning in 2023, upon the death of a named executive officer, a pro rata proportion of the target payment will be paid within a reasonable amount of time. The pro rata proportion is determined based on the number of calendar months in the performance period during which he or she was employed, divided by 36 months (the total number of months in the three-year performance period). To the extent that the transfer of one of the named executive officers' stock options and SARs is permitted at death by the Flexible Stock Plan or under another agreement, (i) the named executive officer's stock options and SARs shall be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Committee and (ii) upon the death of the named executive officer, such beneficiary shall succeed to the rights of the deceased to the extent permitted by law and the Flexible Stock Plan. If no such designation of a beneficiary has been made, the named executive officer's legal representative shall succeed to the options and SARs, which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted by the Flexible Stock Plan or under another agreement.
Retirement
Upon the retirement (as defined below) of a named executive officer, unvested stock options and SARs will vest 100% in accordance with the vesting schedule and provision specified in the respective grant agreement(s). Upon retirement, the pro rata distribution provisions described above under "Disability or Death" apply to any PCS grants. Due to the number of factors that affect the nature, amount and timing of the vesting and exercise of stock options or SARs, or the actual award following a PCS performance period, the amounts paid to or received by the named executive officer may differ and are indeterminable until actually realized.
The named executive officers may participate in deferred compensation plans that permit deferral of certain compensation. They may also participate in our defined contribution and defined benefit retirement plans. The last column of the table under "Nonqualified Deferred Compensation in 2023" reports each named executive's aggregate balance as of December 31, 2023, under each nonqualified deferred compensation or defined contribution plan. The named executive officers are entitled to receive the amount in their deferred compensation account upon termination of employment or reaching a certain date selected by the executive at the time when they elect to defer compensation. The table under "Compensation Tables - Pension Benefits in 2023" describes the general terms of each pension plan in which the named executive officers participate, the years of credited service and the present value of each named executive officer's accumulated pension benefit.
Definitions
"Change of Control" is defined in our Flexible Stock Plan and, for this discussion, means (i) the acquisition, without Board approval, of more than 20% of the Company's outstanding common shares through a tender offer, exchange offer or otherwise, (ii) the Company's liquidation or dissolution following a sale or other disposition of all or substantially all of our assets, (iii) a merger or consolidation involving the Company which results in the Company not being the surviving corporation or (iv) a change in the majority of the members of the Board during any two-year period not approved by at least two-thirds of the directors who were members at the beginning of the two-year period.
"Retirement" is defined in the respective equity incentive grant agreements and means termination of employment status after the participant has attained a combination of age and years of service that equals at least 65; provided that the minimum number of years of service credited is five and the maximum number of years of service credited for purposes of this calculation shall be ten. Thus, the named executive officers who satisfy the definition and are eligible for the benefits above associated with retirement as of December 31, 2023, include Ms. Manning and Mr. Larson.
The following table provides the value of equity awards that could accelerate and become exercisable or vested upon the occurrence of a change of control or if the named executive officer had become disabled or died as of December 31, 2023. The value calculations are based upon our closing stock price as of the last business day of 2023 ($161.78) and in the case of options reflect the payment of the respective option exercise price.

Value of Equity Awards Upon Certain Events

Name	Change of Control[1]		Disability or Death
	Options/SARs	PCS/RSU (full award at target)	Options/SARs	PCS/RSU (pro rata)
Anna Manning	$1,750,079	$15,713,853	$1,750,079	$7,603,168
Todd C. Larson	$558,799	$3,590,545	$558,799	$1,758,891
Tony Cheng	$394,855	$2,686,680	$394,855	$1,186,924
Leslie Barbi	$411,627	$2,536,062	$411,627	$1,299,626
Ronald Herrmann	$285,826	$2,906,702	$285,826	$2,010,641
[1]Payment upon a change of control is subject, in all cases, to the Committee's authority to, among other actions, adjust such awards or cause them to be assumed by the surviving corporation in such change (as described above).

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K (the "pay versus performance rules"), we are providing information showing the relationship between executive compensation actually paid (as defined in the SEC rules) and the Company's financial performance. The Human Capital and Compensation Committee did not consider this disclosure when making compensation decisions. Further information about how we align executive compensation with Company performance can be found above under "Compensation Discussion and Analysis." For purposes of the disclosure below:
•Ms. Manning, our former Chief Executive Officer, was the Company's principal executive officer during 2023 ("PEO");
•"Compensation Actually Paid" ("CAP") adheres to the requirements set forth in Regulation S-K Item 402(v), which differs from the calculation methodology used to prepare the Summary Compensation Table and also do not reflect the actual amount of compensation earned by or paid to Ms. Manning or our other named executive officers during the applicable year;
•"TSR" is total shareholder return;
•The peer group used to calculate Peer Group TSR is the S&P Life & Health Insurance sub-index; and
•Trailing 12-month adjusted operating return on equity is the Company-selected performance measure.

Pay Versus Performance Table
Year	Summary Compensation Table Total for PEO[1]	Compensation Actually Paid to PEO[2,8]	Average Summary Compensation Table Total for Non-PEO Named Executive Officers[3]	Average Compensation Actually Paid to Non-PEO Named Executive Officers[4,8]	Value of initial fixed $100 investment based on:		Net Income[7] (millions)	Company-Selected Performance Measure: Trailing 12 Month Adjusted Operating Return on Equity[7]
					TSR[5]	Peer Group TSR[6]
2023	$13,534,431	$20,003,838	$4,685,824	$5,914,312	$109.37	$142.87	$902	14.5%
2022	$11,354,662	$19,808,104	$3,114,364	$4,238,584	$93.97	$136.53	$623	10.3%
2021	$16,109,515	$9,495,022	$3,249,851	$2,356,848	$70.64	$123.73	$617	0.8%
2020	$9,044,233	$(2,529,957)	$2,491,515	$420,220	$72.98	$90.52	$415	5.7%
[1]The dollar amounts reported for Ms. Manning under "Summary Compensation Table Total" are the amounts of total compensation reported for Ms. Manning for each corresponding year in the "Total" column of the Summary Compensation Table as reflected on page 58.

[2]The dollar amounts reported for Ms. Manning under "Compensation Actually Paid" represent the amount of compensation actually paid to Ms. Manning as computed in accordance with Item 402(v) of Regular S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Ms. Manning during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to Ms. Manning's total compensation for each year to determine the compensation actually paid. See "Compensation Actually Paid to PEO" table below for additional information.

[3]The dollar amounts reported under "Average Summary Compensation Total" for non-PEO NEOs represent the average of the amounts reported for the Company's named executive officers ("NEOs") as a group (excluding any individual serving as our CEO for such year) in the "Total" column of the Summary Compensation Table in each applicable year. The names of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022 and 2023, Todd Larson, Tony Cheng, Leslie Barbi and Ronald Herrmann; (ii) for 2021, Todd Larson, Tony Cheng, Leslie Barbi, Ronald Herrmann and Alain Néemeh; and (iii) for 2020, Todd Larson, Tony Cheng, Leslie Barbi, Alain Néemeh and John Laughlin.

[4]The dollar amounts reported under "Average Compensation Actually Paid" for non-PEO NEOs represent the average amount of compensation actually paid to the NEOs as a group (excluding the CEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the NEOs' total compensation for each year to determine the compensation actually paid. See "Compensation Actually Paid to non-PEO NEOs" table below for additional information.

[5]Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement of dividends for the measurement period, assuming dividend reinvestment and the difference between the Company's share price at the end and the beginning of the measurement period by the Company's share price at the beginning of the measurement period.

[6]Represents the weighted peer group TSR, weighted according to the respective companies' stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P Life & Health Insurance sub-index.

[7]See "Use of Non-GAAP Financial Measures" on page 86 for reconciliations from GAAP figures to adjusted operating figures.
[8]The assumptions used in calculating the fair value of the equity awards did not differ in any material respect from the assumptions used to calculate the grant date fair value of the awards as reported in the Summary Compensation Table, except that the fair value calculations of (i) the options granted on or between March 6, 2020 and March 9, 2023 used an estimated term between 2.3 years and 4.6 years in FY23, as compared to an estimated term of 6.25 years to 7.00 years used to calculate the grant date fair value of such awards, and (ii) the FY21-23 PSU assumed a payout below target, the FY22-24 PSU assumed a payout above target, and the FY23-25 PSU assumed a payout at target in FY23, in each case as compared to the grant date fair value calculations which assumed a payout at target.

Compensation Actually Paid to PEO
PEO
2023
Total Compensation as reported in Summary Compensation Table ("SCT")	$13,534,431
Minus Pension values reported in SCT	959,479
Minus Fair value of equity awards granted during fiscal year	7,350,004
Plus Pension value attributable to current year's service and any change in pension value attributable to plan amendments made in the current year	936,937
Plus Fair value of equity compensation granted in current year - value at end of year-end	8,504,645
Plus Fair value of equity compensation granted in current year - vesting date value	—
Plus Change in fair value for end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	460,414
Plus Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	4,876,894
Plus Dividends or other earnings paid on stock or options awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	—
Plus Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—
Compensation Actually Paid to PEO	$20,003,838

Compensation Actually Paid to Non-PEO NEOs
Non-PEO NEO Averages
2023
Total Compensation as reported in Summary Compensation Table ("SCT")	$4,685,824
Minus Pension values reported in SCT	121,970
Minus Fair value of equity awards granted during fiscal year	1,579,385
Plus Pension value attributable to current year's service and any change in pension value attributable to plan amendments made in the current year	121,970
Plus Fair value of equity compensation granted in current year - value at end of year-end	1,765,495
Plus Fair value of equity compensation granted in current year - vesting date value	113,615
Plus Change in fair value for end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	67,176
Plus Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	861,587
Plus Dividends or other earnings paid on stock or options awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	—
Plus Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—
Average Compensation Actually Paid to non-PEO NEOs	$5,914,312

Financial Performance Measures
As described above under "Compensation Discussion and Analysis," the philosophy and objectives of our executive compensation programs include creating incentives that will focus executives on, and reward for increasing long-term shareholder value and aligning the long-term financial interests of our executives with those of our shareholders. As explained in "Compensation Discussion and Analysis," the most important financial measures used by the Company to link compensation actually paid (as defined by SEC rules) to the Company's named executive officers for the most recently completed fiscal year to the Company's performance are:
•Trailing 12 Month Adjusted Operating Return on Equity;
•Revenue;
•Adjusted Earnings per Share;
•New Business Embedded Value; and
•Book Value per Share, excluding AOCI

Analysis of Pay versus Performance Table Information
As described in "Compensation Discussion and Analysis" above, the Company uses several measures to align executive compensation with Company performance. Not all of such measures are presented in the Pay versus Performance table above. Additionally, as discussed in "Compensation Discussion and Analysis," the Company's executive compensation philosophy generally seeks to incentivize long-term performance. Therefore, the Company does not specifically align performance measures with compensation that is actually paid (as defined by SEC rules) for any single year. In accordance with Item 402(v) of Regulation S-K, we are providing the following graphical descriptions showing certain information presented in the table above.

*TSR figures represent cumulative amount of $100 invested in Company common stock on January 1, 2020.

†See "Use of Non-GAAP Financial Measures" on page 86 for reconciliations from GAAP figures to adjusted operating figures.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K (the "pay ratio rules"), we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of Ms. Manning, our Chief Executive Officer (our "CEO") during 2023. This regulation requires the Company to identify our median employee by using consistently applied compensation measures and then determine the ratio of our CEO's total annual compensation to the compensation of this employee. The pay ratio information included in this disclosure is a reasonable estimate calculated in a manner consistent with the pay ratio rules.
The pay ratio rules permit the use of a determined median employee for up to three years, unless there has been a meaningful change to the Company's employee population, or a change in employee compensation arrangements such that the Company believes would result in a significant modification to the pay ratio disclosure.
During the 2023 fiscal year there was no significant change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. Therefore, we chose to use the same median employee identified and disclosed in the Company's 2023 proxy statement. This median employee was selected from those individuals whose compensation is determined by the Company, which includes all of our regular employees, temporary fixed-term employees, temporary student employees, interns and co-op employees who were working for the Company on October 31, 2023. As of October 31, 2023, there were 4,000 individuals working for the parent company and consolidated subsidiaries worldwide.
We used base salary and ABP payments to calculate our median employee, as these compensation measures apply consistently to all employees, across all locations of our employee population. The base salary of any permanent full-time employee who did not work the full year was annualized. We did not make any cost-of-living adjustments for non-U.S. employees in determining each employees' annual compensation. For foreign employees, a year-to-date average exchange rate was used for base salary and the spot rate for March 1, 2023 was used for the ABP payment.
We combined all of the elements of the median employee's compensation for 2023, in accordance with the requirements of the pay ratio rules, resulting in annual total compensation of $145,751. The annual total compensation of our CEO as reported in the Summary Compensation Table included in this Proxy Statement, was $13,534,431 in 2023. Based on this information, for 2023 the ratio of the annual total compensation of our CEO as compared to our median employee was 93:1.

STOCK OWNERSHIP

Beneficial Ownership Table
The following table sets forth, as of December 31, 2023, certain information with respect to: (1) each person known by us to be the beneficial owner of 5% or more of our outstanding common stock and (2) the ownership of common stock by (i) each of our directors and nominees, (ii) each of our named executive officers and (iii) all directors, nominees and executive officers as a group.
Beneficial Ownership as of December 31, 2023

Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class[2]
Significant Shareholders
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	7,608,080[3]	11.50%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,286,181[4]	11.06%
FMR LLC 245 Summer Street Boston, MA 02210	5,575,253[5]	8.46%
Directors, Nominees and Named Executive Officers:
Non-Employee Directors
Pina Albo	1,072	*
Michele Bang	—	*
John J. Gauthier	8,759[6]	*
Patricia L. Guinn	9,192	*
Hazel M. McNeilage	527	*
George Nichols III	2,352	*
Stephen O'Hearn (Chair)	—	*
Shundrawn Thomas	3,454	*
Khanh T. Tran	1,072	*
Steven C. Van Wyk	989[7]	*
Named Executive Officers
Anna Manning	536,378[8]	*
Todd C. Larson	114,780[9]	*
Tony Cheng	55,821[10]	*
Leslie Barbi	27,647[11]	*
Ronald Herrmann	5,702[12]	*
All directors and executive officers as a group (20 persons)	898,223[13]	1.37%
*Less than 1%.

1.    For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days. For computing the percentage of the class of securities held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days (as well as the shares of common stock underlying fully vested stock options or SARs) are deemed to be outstanding for the purposes of computing the percentage ownership of such person or group but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or group. No director, nominee or named executive officer owns more than 1% of our outstanding common stock.
2.    Unless otherwise indicated, each named person has sole voting and investment power over the shares listed as beneficially owned and none of the shares listed are pledged as security.
3.     As reported on Schedule 13G/A filed January 30, 2024, Blackrock, Inc. and funds and accounts managed by Blackrock, Inc. and its subsidiaries have sole voting power over 7,086,528 shares and sole dispositive power over 7,608,080 shares.
4.    As reported on Schedule 13G/A filed February 13, 2024, The Vanguard Group, Inc. and its affiliates have shared voting power over 29,221 shares, shared dispositive power over 99,849 shares, and sole dispositive power over 7,186,332 shares.
5.    As reported on Schedule 13G/A filed February 9, 2024, FMR LLC and its affiliates have sole voting power over 5,383,771 shares and dispositive power over 5,575,253 shares.
6.    Mr. Gauthier has joint ownership and shares voting and investment power with his spouse over all shares of common stock.
7. Mr. Van Wyk has joint ownership and shares voting and investment power with his spouse over all shares of common stock.
8.    Includes for Ms. Manning 450,107 shares of common stock subject to restricted share units and/or SARs that are exercisable within 60 days.
9.    Includes for Mr. Larson 71,104 shares of common stock subject to stock options, restricted share units and/or SARs that are exercisable within 60 days. Mr. Larson shares voting and investment power for 4,928 shares with his spouse.
10.    Includes for Mr. Cheng 35,683 shares of common stock subject to restricted share units and/or SARs that are exercisable within 60 days.
11.    Includes for Ms. Barbi 25,469 shares of common stock subject to restricted share units and/or SARs that are exercisable within 60 days.
12.    Includes for Mr. Herrmann 5,262 shares of common stock subject to restricted share units and/or SARs that are exercisable within 60 days.
13.    Includes 662,551 shares of common stock subject to stock options, restricted share units and/or SARs that are exercisable within 60 days.

Other Securities Ownership Information
Director Stock Retention Policy
Our director stock retention policy provides that, subject to certain exceptions for tax obligations and estate planning purposes, a non-employee member of the Board of Directors may not transfer any shares of the Company's common stock which he or she received as compensation for service on the Board of Directors until the value of the total shares held by the director equals or exceeds five times the amount of the annual cash retainer paid to such director.
Directors' Phantom Shares
Non-employee directors may elect to receive phantom shares by deferring all or a portion of their annual compensation (including the stock portion). A phantom share is a hypothetical share of our common stock based upon the fair market value of the common stock at the time of the grant.

Phantom shares granted prior to January 1, 2016 are not distributed until the director ceases to serve on the Board, at which time the Company will issue cash or shares of common stock in an amount equal to the value of the phantom shares. Effective January 1, 2016, directors may elect to receive distributions of deferred shares after five or seven years or at retirement pursuant to a post-deferral election. Distributions can be either via shares or cash and may be paid as a single payment or in five substantially similar annual installments.
Directors with phantom shares will earn dividend equivalents on each performance unit credited to and accumulated under their account. "Dividend Equivalents" means a dollar amount equal to the cash dividend that such director would have been entitled to receive if the director had been the owner, on the record date for a dividend paid on the Company's common stock, of a number of shares of common stock equal to the number of performance units then properly credited to and accumulated under the director's phantom share account.
Since phantom shares can be distributed in cash instead of stock, they are not included as shares beneficially owned by the directors under the Beneficial Ownership Table disclosed above. Several directors have elected to participate in the deferral option and the following table illustrates their accumulated phantom share balance as of December 31, 2023:

Phantom Share Ownership
Name	Phantom Shares
Pina Albo	7,211
Patricia L. Guinn	1,986
Hazel M. McNeilage	6,536
Stephen O'Hearn	4,598
Steven C. Van Wyk	9,460

Executive Stock Ownership Guidelines
To further align the interests of our management and our shareholders, our executive stock ownership guidelines provide that our senior executives should hold a specified number of shares of Company stock, expressed as a multiple of such executives' base salary. For 2023, these guidelines were as follows:

Ownership Guidelines
Position	Share Ownership Requirement
President and Chief Executive Officer	8x Base Salary
Senior Executive Vice President	5x Base Salary
Executive Vice President	2x - 5x Base Salary
Senior Vice President	1x - 2x Base Salary
The number of shares includes only those shares of common stock that are directly or beneficially owned by the executive plus unvested RSUs discounted by a notional tax rate. Executives who are subject to the guidelines must retain the net shares (net of applicable taxes for PCS and RSU awards and, for SARs and stock options, net of exercise cost and taxes) from any SARs and stock option exercise or award of PCS or RSU until they satisfy the applicable stock ownership requirement.

As of December 31, 2023, Ms. Manning and Mr. Larson met their respective ownership requirements. Mr. Cheng's ownership requirement increased in 2023 and he does not currently meet the requirement. Ms. Barbi and Mr. Herrmann joined RGA in January 2020 and November 2020, respectively, and have not had sufficient time to meet their stock ownership requirement.
Prohibitions against Short Sales, Hedging, Margin Accounts and Pledging
The Company's Insider Trading Policy (the "Policy") prohibits directors, executive officers, employees, and others from engaging in the following categories of transactions:
•short sales of Company securities;
•hedging or monetization transactions, including the use of prepaid variable forward contracts, equity swaps, collars, and exchange funds;
•holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan; and
•transactions in publicly-traded options, including puts, calls or other derivative securities in relation to Company securities.
In addition, the Policy strongly discourages the use of standing or limit orders on Company securities. The Policy's restrictions are intended to prevent a misalignment of interests with the Company's shareholders or the appearance of such a misalignment.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.
Based solely on our review of the copies of such forms we have received or that were filed with the SEC, or written representations from certain reporting persons, we believe that all our directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2023.
Other Matters

Audit Committee Report
The Audit Committee has reviewed and discussed our 2023 audited financial statements with Company executives. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed as required by auditing standards of the Public Company Accounting Oversight Board ("PCAOB"), SEC Rule 2-07 of Regulation S-X, Statement of Auditing Standards ("SAS") No. 114, "The Auditor's Communication With Those Charged With Governance." The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB Rule 3526, and has discussed with those accountants their independence. Based on those reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:

Patricia L. Guinn, Chair
Michele Bang
Khanh T. Tran
Steven C. Van Wyk

Proxy Solicitation
The solicitation will primarily be by Internet and mail and the expense thereof will be paid by the Company. In addition, proxies may be solicited by directors, officers or employees of the Company in person, or by telephone or other electronic means of communication. To aid in the solicitation of proxies, we have retained MacKenzie Partners, which will receive a fixed fee of approximately $15,000, in addition to the reimbursement of out-of-pocket expenses, for its performance of certain administrative services related to the solicitation. MacKenzie Partners will not make any recommendation to the shareholders regarding the approval or disapproval of any voting matters.

Other Business
The Board is not aware of any business other than the matters described in this Proxy Statement to be presented at the Annual Meeting. To the extent any matters not known at this time may properly come before the Annual Meeting, absent instructions to the contrary, the enclosed proxy will confer discretionary authority with respect to such other matters and it is the intention of the persons named in the proxy to vote in accordance with their judgement on such matters.
Questions and Answers about the Annual Meeting
Who is asking for my vote and why?
The RGA Board of Directors is soliciting proxies for use at the Annual Meeting of shareholders to be held on May 22, 2024, and any adjournments or postponements of the meeting. The Annual Meeting will only be held if there is a quorum, which means that a majority of the outstanding common stock entitled to vote is represented at the Annual Meeting by proxy or in person. To ensure that a quorum is present, the Board asks that you vote before the Annual Meeting, which allows your RGA stock to be represented at the meeting.
Who can vote at the Annual Meeting and how many votes do I have?
If you were a holder of record of Company common stock at the close of business on March 28, 2024, you are eligible to vote at the 2024 Annual Meeting. For each matter presented for vote, you have one vote for each share you own.
How do I vote?
Your vote is important. Please cast your vote as soon as possible using one of the following methods.
By Telephone or Internet. All shareholders of record also can vote by touchtone telephone within the U.S., U.S. territories and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to vote their shares and to confirm that their instructions have been recorded properly. You can vote via the Internet (www.proxyvote.com) or via telephone by calling 1-800-690-6903 by 11:59 p.m., Eastern Time, on May 21, 2024.

By Written Proxy. All shareholders of record can vote by written proxy card. If you received a proxy card or voting instruction form in the mail, you may vote by completing, signing, dating and returning your proxy card in the return envelope provided to you in accordance with the instructions provided with the proxy card. If you sign and return your proxy card but do not mark any selections giving specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors.
At the Meeting. All shareholders of record may vote at the meeting. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible. The proxy committee will vote your shares according to your directions.
Can I change my vote?
There are several ways in which you may revoke your proxy or change your voting instructions before the time of voting at the meeting:
•Vote again by telephone or at the Internet website.
•Mail a revised proxy card or voting instruction form that is dated later than the prior one.
•Vote at the Annual Meeting.
•Notify the Company's Corporate Secretary in writing that a prior proxy is revoked or voting instructions are changed.
Please note that for your vote to be counted, the revocation or change must be received by 11:59 p.m., Eastern Time, on May 21, 2024.
Are the votes kept confidential?
All proxies, ballots and voting instruction forms are handled on a confidential basis to protect your voting privacy. This information will be disclosed only to those tabulating the vote, unless there is a proxy contest if the shareholder authorizes disclosure to defend legal claims or as otherwise required by law. Comments written on your proxy, ballot or voting instruction form are not confidential.
What is a Broker Non-Vote?
A "broker non-vote" occurs when a broker submits a proxy for the meeting with respect to a discretionary matter but does not vote on non-discretionary matters because the beneficial owner did not provide voting instructions on those matters. Under NYSE rules, the proposal to ratify the appointment of independent auditors is considered a "discretionary" item. This means that brokerage firms may vote in their discretion on behalf of clients (beneficial owners) who have not furnished voting instructions at least 15 days before the date of the Annual Meeting. In contrast, all of the other proposals set forth in this Proxy Statement are "non-discretionary" items—brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.
If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter and thus will have no effect on the outcome of the vote with regard to such matters. Please note that brokers cannot vote uninstructed shares on your behalf in director elections or with regard to executive compensation matters. For your vote to be counted, you must submit your voting instruction form to your broker.
How are proxies solicited, and who pays for the solicitation of proxies?
Soliciting a proxy is the outreach to obtain the authorization of shareholders to vote on their behalf at a shareholder meeting. The Company pays the cost of soliciting proxies. Proxies will be solicited on behalf of the Board of Directors by mail, telephone and other electronic means or in person.

How do I comment on Company business?
We collect comments from the proxy card if you vote by mailing the proxy card. You may also mail comments to our Corporate Secretary at our corporate headquarters. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns.
Where can I find additional information about the Company?
The Company's website, www.rgare.com, contains additional information about the Company, including:
•This Proxy Statement and our 2023 Annual Report to Shareholders;
•Our Code of Conduct, the Directors' Code of Business Conduct and Ethics and our Financial Management Code of Professional Conduct;
•Our Board's Corporate Governance Guidelines and charters for the Audit, Cybersecurity and Technology, Human Capital and Compensation, Investment, Nominating and Governance and Risk Committees. The committee charters include a detailed description of the roles and responsibilities of each committee;
•The process by which interested parties and shareholders can communicate with our directors and the Board; and
•Additional financial information can be found in the Quarterly Financial Supplements on the Investor Relations portion of our website.
Information on our website does not constitute part of this Proxy Statement.
You may also write us at our corporate headquarters, 16600 Swingley Ridge Road, Chesterfield, Missouri 63017, to receive the following information, without charge:

Additional Information
Shareholder Request	RGA Contact
A copy of any of the codes of conduct or governance documents described above	Investor Relations
A copy of our Articles of Incorporation, Bylaws, this Proxy Statement, form of proxy card and our Annual Report to Shareholders	Corporate Secretary
Interested parties and shareholders may communicate directly with our Chair of the Board	General Counsel
Where can I find the results of the Annual Meeting?
Voting results will be disclosed in a Current Report on Form 8-K filed with the SEC within four business days following the 2024 Annual Meeting.
What is "Householding" of proxy materials?
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if your household currently receives multiple copies and would like to participate in householding in the future, please notify your broker.
How do I submit shareholder proposals or director nominations for the 2025 Annual Meeting?
Shareholder proposals submitted under the process prescribed by the SEC pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at the 2025 Annual Meeting must be received by us by December 12, 2024, for inclusion in our Proxy Statement relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable SEC rules and regulations governing Rule 14a-8 shareholder proposals.
Additionally, our Bylaws include proxy access provisions which permit any shareholder, or group of up to 20 shareholders, owning at least three percent (3%) of the Company's outstanding stock continuously for at least three (3) years, to nominate and include in the Company's annual meeting proxy materials director nominees constituting up to two directors or 20% of the Board, whichever is greater, provided that the shareholders and nominees satisfy the requirements specified in our Bylaws. These provisions require that notice of any proxy access nomination be given to the Company not less than 120 nor more than 150 days prior to the anniversary of the date we commenced mailing of our proxy materials in connection with our most recent annual meeting of shareholders. Accordingly, with respect to our 2025 Annual Meeting, notice of any proxy access nomination must be provided to us no earlier than November 12, 2024, and no later than December 12, 2024. Any such notice made pursuant to these proxy access provisions must include the information and documents set forth in, and otherwise comply with, our Bylaws.
Further, in the event that any shareholder desires to propose business or nominate any director in connection with our 2025 Annual Meeting that is not submitted for inclusion in the Proxy Statement related to such annual meeting pursuant to Rule 14a-8 or our proxy access director nomination provisions (each as described above), any such shareholder must provide timely notice of such business or nomination in accordance with the advance notice provisions of our Articles of Incorporation and Bylaws. Under our Articles of Incorporation, any such notice must be given to the Company not less than 60 days nor more than 90 days prior to our annual meeting of shareholders (provided that we have provided at least 70 days' prior notice or public disclosure of the date of such annual meeting). We currently anticipate that our 2025 Annual Meeting will be held on May 28, 2025. Accordingly, any notice of such business or director nomination with respect to our 2025 Annual Meeting must be provided to us no earlier than February 27, 2025, and no later than March 29, 2025. In addition, any proposal of such business or director nomination must include the information and documents set forth in, and otherwise comply with, our Articles of Incorporation and Bylaws. Further, shareholders making any such director nomination who intend to solicit proxies in accordance with the SEC's universal proxy rules for director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than February 10, 2025, and otherwise comply with Rule 14a-19 (which requirements under Rule 14a-19 are in addition to the requirements under our Articles of Incorporation and Bylaws as described above).
In the event that any shareholder proposes business or makes a director nomination pursuant to the advance notice provisions set forth in our Articles of Incorporation and Bylaws, the shareholder proposing business or making a nomination (or a qualified representative of the shareholder) must appear at the applicable meeting of shareholders to present such business or nomination for it to be considered.
The Board or the presiding officer at the Annual Meeting may reject any director nominations or proposals that are not made in accordance with our Articles of Incorporation and Bylaws, or that are not a proper subject for shareholder action in accordance with applicable law. In addition, the foregoing time limits apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. Any notices in connection with proposing business or director nominations as described above must be given to our Secretary at our corporate headquarters.
Consistent with our Corporate Governance Guidelines, the Nominating and Governance Committee will consider shareholder nominations for directors who meet the notification, timeliness, consent, information and other requirements set forth in our Articles of Incorporation and Bylaws. The Committee makes no distinctions in evaluating nominees for positions on the Board based on whether or not a nominee is recommended by a shareholder, provided that the procedures with respect to nominations referred to above are followed. Potential candidates for nomination as directors must provide written information about their qualifications and participate in interviews conducted by individual Board members, including the Board chair and relevant committee chairs. Candidates are evaluated using the criteria adopted by the Board to determine their qualifications based on the information supplied by the candidates and information obtained from other sources. The Nominating and Governance Committee will recommend candidates to the Board for election as directors for approval, only if the Committee determines, in its judgment, that they have the specific minimum qualifications described above.

Cautionary Note Regarding Forward-Looking Statements

    This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws including, among others, statements relating to projections of the future operations, strategies, earnings, revenues, income or loss, ratios, financial performance and growth potential of Reinsurance Group of America, Incorporated (the "Company"). Forward-looking statements often contain words and phrases such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "if," "intend," "likely," "may," "plan," "potential," "pro forma," "project," "should," "will," "would," and other words and terms of similar meaning or that are otherwise tied to future periods or future performance, in each case in all derivative forms. Forward-looking statements are based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements are not a guarantee of future performance and are subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance, and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.
Factors that could also cause results or events to differ, possibly materially, from those expressed or implied by forward-looking statements, include, among others: (1) adverse changes in mortality (whether related to COVID-19 or otherwise), morbidity, lapsation or claims experience, (2) inadequate risk analysis and underwriting, (3) adverse capital and credit market conditions and their impact on the Company's liquidity, access to capital and cost of capital, (4) changes in the Company's financial strength and credit ratings and the effect of such changes on the Company's future results of operations and financial condition, (5) the availability and cost of collateral necessary for regulatory reserves and capital, (6) requirements to post collateral or make payments due to declines in the market value of assets subject to the Company's collateral arrangements, (7) action by regulators who have authority over the Company's reinsurance operations in the jurisdictions in which it operates, (8) the effect of the Company parent's status as an insurance holding company and regulatory restrictions on its ability to pay principal of and interest on its debt obligations, (9) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in the Company's current and planned markets, (10) the impairment of other financial institutions and its effect on the Company's business, (11) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (12) market or economic conditions that adversely affect the value of the Company's investment securities or result in the impairment of all or a portion of the value of certain of the Company's investment securities that in turn could affect regulatory capital, (13) market or economic conditions that adversely affect the Company's ability to make timely sales of investment securities, (14) risks inherent in the Company's risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (15) the fact that the determination of allowances and impairments taken on the Company's investments is highly subjective, (16) the stability of and actions by governments and economies in the markets in which the Company operates, including ongoing uncertainties regarding the amount of U.S. sovereign debt and the credit ratings thereof, (17) the Company's dependence on third parties, including those insurance companies and reinsurers to which the Company cedes some reinsurance, third-party investment managers and others, (18) financial performance of the Company's clients, (19) the threat of natural disasters, catastrophes, terrorist attacks, pandemics, epidemics or other major public health issues anywhere in the world where the Company or its clients do business, (20) competitive factors and competitors' responses to the Company's initiatives, (21) development and introduction of new products and distribution opportunities, (22) execution of the Company's entry into new markets, (23) integration of acquired blocks of business and entities, (24) interruption or failure of the Company's telecommunication, information technology or other operational systems, or the Company's failure to maintain adequate security to protect the confidentiality or privacy of personal or sensitive data and intellectual property stored on such systems, (25) adverse developments with respect to litigation, arbitration or regulatory investigations or actions, (26) the adequacy of reserves, resources and accurate information relating to settlements, awards and terminated and discontinued lines of business, (27) changes in laws, regulations, and accounting standards applicable to the Company or its business, including Long Duration Targeted Improvement accounting changes and (28) other risks and uncertainties described in this document and in the Company's other filings with the Securities and Exchange Commission ("SEC").
Forward-looking statements should be evaluated together with the many risks and uncertainties that affect the Company's business, including those mentioned in this document and described in the periodic reports the Company files with the SEC. These forward-looking statements speak only as of the date on which they are made. The Company does not undertake any obligation to update these forward-looking statements, even though the Company's situation may change in the future, except as required under applicable securities law. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to see Item 1A – "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, as may be supplemented by Item 1A – "Risk Factors" in the Company's subsequent Quarterly Reports on Form 10-Q and in our other periodic and current reports filed with the SEC.

Use of Non-GAAP Financial Measures

Reinsurance Group of America, Incorporated (the "Company") discloses certain financial measures that are not determined in accordance with U.S. GAAP. The Company principally uses such non-GAAP financial measures in evaluating performance because the Company believes that such measures, when reviewed in conjunction with relevant U.S. GAAP measures, present a clearer picture of our operating performance and assist the Company in the allocation of its resources. The Company believes that these non-GAAP financial measures provide investors and other third parties with a better understanding of the Company's results of operations, financial statements and the underlying profitability drivers and trends of the Company's businesses by excluding specified items which may not be indicative of the Company's ongoing operating performance and may fluctuate significantly from period to period. These measures should be considered supplementary to the Company's financial results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way the Company calculates such measures. Consequently, the Company's non-GAAP financial measures may not be comparable to similar measures used by other companies.
The following non-GAAP financial measures are used in this document or in other public disclosures made by the Company from time to time:
1.Adjusted operating income, on a pre-tax and after-tax basis, and adjusted operating income per diluted share. The Company uses these measures as a basis for analyzing financial results because the Company believes that such measures better reflect the ongoing profitability and underlying trends of the Company's continuing operations. Adjusted operating income is calculated as net income available to the Company's shareholders (or, in the case of pre-tax adjusted operating income, income before income taxes) excluding substantially all of the effect of net investment related gains and losses, changes in the fair value of certain embedded derivatives, and changes in the fair value of contracts that provide market risk benefits, any of which can be volatile and may not reflect the underlying performance of the Company's businesses. Additionally, adjusted operating income excludes, to the extent applicable, any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, the impact of certain tax-related items, and any other items that the Company believes are not indicative of the Company's ongoing operations. In addition, adjusted operating income per diluted share is calculated as adjusted operating income divided by weighted average diluted shares outstanding. These measures also serve as a basis for establishing target levels and awards under the Company's management incentive programs.
2.Adjusted operating income (on a pre-tax and after-tax basis), excluding notable items. Notable items are items the Company believes may not be indicative of its ongoing operating performance which are excluded from adjusted operating income to provide investors and other third parties with a better understanding of the Company's results. Such items may be unexpected, unknown when the Company prepares its business plan or otherwise. Notable items presented may include the financial impact of the Company's assumption reviews on business subject to the Financial Accounting Standards Board's Accounting Standards Update No. 2018-12, "Targeted Improvements to the Accounting for Long-Duration Contracts" and related amendments, reflected in future policy benefits remeasurement gains or losses.
3.Adjusted operating revenue. This measure excludes the effects of net realized capital gains and losses, and changes in the fair value of certain embedded derivatives.
4.Shareholders' equity position excluding the impact of accumulated other comprehensive income (loss) ("AOCI"), shareholders' average equity position excluding AOCI, and book value per share excluding the impact of AOCI. The Company believes that these measures provide useful information since such measures exclude AOCI-related items that are not permanent and can fluctuate significantly from period to period, and may not reflect the impact of the underlying performance of the Company's businesses on shareholders' equity and book value per share. AOCI primarily relates to changes in interest rates, credit spreads on its investment securities, future policy benefits discount rate measurement gains (losses), market risk benefits instrument-specific credit risk remeasurement gains (losses) and foreign currency fluctuations. The Company also discloses a non-GAAP financial measure called shareholders' average equity position excluding AOCI and notable items.
5.Adjusted operating return on equity. This measure is calculated as adjusted operating income divided by average shareholders' equity excluding AOCI. Adjusted operating return on equity also serves as a basis for establishing target levels and awards under the Company's management incentive programs. The Company also discloses a non-GAAP financial measure called adjusted operating return on equity excluding notable items, which is calculated as adjusted operating income excluding notable items divided by average shareholders' equity excluding notable items and AOCI.
Reconciliations of the foregoing non-GAAP financial measures (to the extent disclosed in this document) to the most comparable GAAP financial measures, both before and after the adoption of Long-Duration Targeted Improvement accounting standards, are provided in the following tables.

Reinsurance Group of America, Incorporated and Subsidiaries
Reconciliation of Non-GAAP Measures
(Dollars in millions)
(Unaudited)

Net income to adjusted operating income	Twelve Months Ended December 31
	2023	2022	2021
Net income available to RGA shareholders	$902	$517	$1,170
Reconciliation to adjusted operating income:
Realized (gains) losses, derivatives and other, included in investment related gains (losses), net	280	352	(365)
Market risk benefits remeasurement (gains) losses	(8)	8	(46)
Realized (gains) losses on funds withheld, included in investment income, net of related expenses	(4)	19	(4)
Embedded derivatives:
Included in investment related gains/losses, net	129	137	(85)
Included in interest credited	(5)	(42)	(36)
Investment (income) loss on unit-linked variable annuities	1	19	(3)
Interest credited on unit-linked variable annuities	(1)	(19)	3
Interest expense on uncertain tax provisions	—	—	(21)
Other	29	(63)	(1)
Uncertain tax positions and other tax related items	4	(5)	(90)
Net income attributable to noncontrolling interest	7	4	—
Adjusted operating income	1,334	927	522
Notable items	—	184	141
Adjusted operating income, excluding notable items	$1,334	$1,111	$663

Earnings per share	Twelve Months Ended December 31
	2023	2022	2021
Diluted earnings per share from adjusted operating income	$19.88	$13.69	$7.64
Earnings per share from net income:
Basic earnings per share	$13.60	$7.73	$17.26
Diluted earnings per share	$13.44	$7.64	$17.14
Weighted average number of common and common
equivalent shares outstanding (diluted)	67,117	67,703	68,286

Book value per share outstanding
	2023	2022	2021
Common shares outstanding	65,621	66,676	67,171

Book value per share outstanding	$138.39	$106.19	$121.79
Less effect of AOCI:
Accumulated currency translation adjustments	$1.04	$(1.73)	$(0.20)
Unrealized appreciation (depreciation) of securities	$(55.88)	$(82.44)	$56.27
Effect of updating discount rates on future policy benefits	$49.62	$56.32	$(62.67)
Change in instrument-specific credit risk for market risk benefits	$0.05	$0.19	$(0.10)
Pension and postretirement benefits	$(0.45)	$(0.41)	$(0.74)
Book value per share outstanding, before impact of AOCI	$144.01	$134.26	$129.23

Reinsurance Group of America, Incorporated and Subsidiaries
Reconciliation of Non-GAAP Measures (pre-LDTI adoption basis)
(Dollars in millions)
(Unaudited)

Net income to adjusted operating income	Twelve Months Ended December 31
	2022	2021	2020
Net income available to RGA shareholders	$623	$617	$415
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	354	(338)	(6)
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	18	(4)	3
Embedded derivatives:
Included in investment related gains/losses, net	107	(79)	43
Included in interest credited	(42)	(36)	16
DAC offset, net	(21)	30	(6)
Investment (income) loss on unit-linked variable annuities	19	(3)	(9)
Interest credited on unit-linked variable annuities	(19)	3	9
Interest expense on uncertain tax provisions	1	(21)	9
Non-investment derivatives and other	(62)	(2)	1
Uncertain tax positions and other tax related items	(5)	(90)	21
Net income attributable to noncontrolling interest	4	—	—
Adjusted operating income	977	77	496
Excluded adjustments for ABP purposes[1]	60	158	—
Adjusted operating income for ABP purposes	$917	$(81)	$496

Earnings per share	Twelve Months Ended December 31
	2022	2021	2020
Diluted earnings per share from adjusted operating income	$14.43	$1.13	$7.54
Diluted earnings per share adjustments for ABP purposes[1]	$0.70	$2.31	—
Diluted earnings per share from adjusted operating income for ABP purposes	$13.73	$(1.18)	$7.54
Earnings per share from net income:
Basic earnings per share	$9.31	$9.10	$6.35
Diluted earnings per share	$9.21	$9.04	$6.31
Weighted average number of common and common
equivalent shares outstanding (diluted)	67,703	68,286	65,835
[1]Adjusted operating income per share for 2022 ABP purposes excludes variable investment income that is outside of a range of -50% to +50% from that assumed in our annual financial plan. In the aggregate for 2022, we reported variable investment income of $363.6 million, of which $60 million was excluded because of this adjustment, which equates to a reduction in earnings of $0.70 per diluted share. Adjusted operating income per share for 2021 ABP purposes excludes approximately $158 million of unrealized gains, net of tax, associated with the Company's investments in limited partnerships and private equity funds for which it utilizes the equity method of accounting, which equates to a reduction in earnings of $2.31 per diluted share. Unrealized gains on these types of investments were not contemplated when the 2021 ABP performance goals were established and therefore the Committee determined that it is more appropriate to exclude them from actual 2021 performance.

Book value per share outstanding
	2022	2021	2020	2019
Common shares outstanding	66,676	67,171	67,957	62,656

Book value per share outstanding	$62.16	$193.75	$211.19	$185.17
Less effect of AOCI:
Accumulated currency translation adjustments	$(2.56)	$(0.13)	$(1.02)	$(1.46)
Unrealized appreciation (depreciation) of securities	$(81.10)	$55.09	$80.94	$52.65
Pension and postretirement benefits	$(0.40)	$(0.74)	$(1.06)	$(1.12)
Book value per share outstanding, before impact of AOCI	$146.22	$139.53	$132.33	$135.10

Appendix A - Employee Stock Purchase Plan

REINSURANCE GROUP OF AMERICA, INCORPORATED
EMPLOYEE STOCK PURCHASE PLAN
Section 1.Purpose.
The purpose of this Reinsurance Group of America, Incorporated Employee Stock Purchase Plan (the "Plan") is to provide employees of Reinsurance Group of America, Incorporated, a Missouri corporation (the "Company"), and its Designated Subsidiaries with an opportunity to purchase shares of Common Stock through accumulated Contributions funded by elective payroll deductions and to issue additional shares of Common Stock as a matching contribution by the Company pursuant to the terms of this Plan, thereby attracting, retaining and rewarding such employees and strengthening the mutuality of interest between the employees and shareholders of the Company. The Plan is not intended to qualify as an "employee stock purchase plan" under Section 423 of the Code.
Section 2.Definitions.
"Administrator" means the Human Capital and Compensation Committee of the Board (or any successor committee) or such other committee as designated by the Board to administer the Plan under Section 14.
"Applicable Laws" means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of the New York Stock Exchange, and the applicable laws of any foreign country or jurisdiction where Purchase Rights are, or will be, granted under the Plan.
"Board" means the Board of Directors of the Company.
"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.
"Common Stock" means the common stock of the Company, par value $0.01 per share, which the Company is currently authorized to issue or may in the future be authorized to issue.
"Company" has the meaning set forth in Section 1, and shall include any successor corporation.
"Compensation" means an Eligible Employee's base salary or base hourly rate of pay before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan and salary reduction contributions to a cafeteria plan under Section 125 of the Code, but excluding commissions, overtime, incentive compensation, bonuses and other forms of compensation; provided, however, that the Administrator, in its discretion, may establish a different definition of Compensation for any Offering or Offering Period.
"Contribution" means the Stock Purchase Deductions and any other payments that the Administrator may permit to be made by a Participant to fund the exercise of the Purchase Rights granted pursuant to the Plan.
"Designated Subsidiary" means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.
"Eligible Employee" means any person who is employed by the Company or any Designated Subsidiary as of an applicable Enrollment Date, excluding (i) any person who is an "officer" as defined in Rule 16a-1(f) (or any successor provision) of the Company under the Exchange Act, (ii) any person who is a citizen or resident of a non-U.S. jurisdiction in which the grant of a Purchase Right under the Plan would violate the law of such jurisdiction, (iii) any temporary or leased employees, interns, and employees on a leave of absence who are not being compensated through regular payroll, and (iv) any employees whose participation is precluded under Company policies or guidelines or applicable laws, rules or regulations, as determined by the Administrator from time to time.
"Employer" means the Company and each Designated Subsidiary.
"Enrollment Date" means the first day of each Offering Period.
"Exchange Act" means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
"Fair Market Value" means, on a per share basis as of any date, the closing trading price of the Common Stock on the New York Stock Exchange or, if no sales of Common Stock are reported for such date, on the next preceding trading day for which a sale was reported. If there is no established public trading market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.
"Fixed Contribution Amount" means, if permitted by the Administrator, a fixed amount of each payment of Compensation to a Participant during an Offering Period (in whole dollars only) that the Participant elects as Stock Purchase Deductions for such Offering Period not exceeding 10% of each such payment of Compensation; provided, however, that no deduction of the Percentage Contribution Amount may result in a Participant exceeding the aggregate Maximum Contribution Amount.
"Matching Percentage" means twenty-five percent (25%), or such lower percentage as the Administrator may specify and communicate to Participants prior to the Enrollment Date for any Offering Period to which such modification shall apply.
"Matching Common Stock", with respect to a Participant on a Purchase Date, means a number of shares of Common Stock equal to the product of (i) the Matching Percentage, multiplied by (ii) the number of shares of Common Stock purchased by the Participant upon the exercise of a Purchase Right on a Purchase Date, with such product rounded down to the nearest whole share. Any shares attributable to a fractional amount of Common Stock eliminated by rounding will not be issued.
"Maximum Contribution Amount" means, with respect to all Contributions by a Participant under the Plan during a Plan Year, fifteen thousand dollars ($15,000) in the aggregate, or such other amount determined by the Administrator; provided, however, that in no event will the Maximum Contribution Amount for any Participant during any Plan Year exceed 10% of the Compensation payable to such Participant during such Plan Year.
"New Purchase Date" means the newly applicable Purchase Date resulting from the Administrator's determination to shorten any Offering Period then in progress pursuant to the terms of this Plan.
"Offering" means an offer under the Plan of a Purchase Right that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees will participate.
"Offering Period" means each six (6) month period (or such other period specified by the Administrator) beginning on or after the Effective Date, with respect to which a Purchase Right granted pursuant to the Plan may be funded through Stock Purchase Deductions (and other Contributions permitted by the Plan). The duration and timing of Offering Periods may be modified as provided in the Plan, including pursuant to Section 4. Offering Periods shall be communicated to Eligible Employees as determined by the Administrator.
"Parent" means the entity that owns greater than fifty percent (50%) of the aggregate voting interests in a Subsidiary.
"Participant" means an Eligible Employee who elects to participate in the Plan.
"Percentage Contribution Amount" means a percentage, that shall be no less than two percent (2%), and no greater than ten percent (10%), of each payment of Compensation to a Participant during an Offering Period that the Participant elects as Stock Purchase Deductions for such Offering Period; provided, however, that no deduction of the Percentage Contribution Amount may result in a Participant exceeding the aggregate Maximum Contribution Amount.
"Plan Year" means each calendar year during which the Plan is in effect.
"Purchase Date" means the last Trading Day of each Offering Period, or such earlier date as determined by the Administrator in accordance with the terms of this Plan.
"Purchase Price" means an amount equal to one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Purchase Date.
"Purchase Right" means an option granted pursuant to Section 7 of the Plan entitling a Participant to purchase shares of Common Stock in accordance with the terms of the Plan.
"Restricted Period" means the one (1) year period beginning on a Purchase Date with respect to which Matching Common Stock is granted (or such shorter period determined by the Administrator in its sole discretion and communicated to Participants in accordance with procedures established by the Administrator).
"Section 409A" means Section 409A of the Code, and the regulations and guidance of general applicability issued thereunder.
"Share Reserve" has the meaning set forth in Section 13.
"Subsidiary" means any present or future corporation, trust, partnership, limited partnership, limited liability company or other entity, of which the Company or another Subsidiary owns greater than fifty percent (50%) of the aggregate voting interests in such entity.
"Stock Purchase Deduction" means an amount withheld from Compensation that has been authorized by a Participant to pay for the purchase of Common Stock in accordance with this Plan.
"Trading Day" means a day on which the national stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on a national stock exchange, a business day as determined by the Administrator.
Section 3.Eligibility.
(1)Any Eligible Employee as of an applicable Enrollment Date will be eligible to participate in the Plan with respect to the related Offering Period, subject to complying with the enrollment procedures set forth in Section 5.
(2)Employees of the Company or any Designated Subsidiary who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also are citizens or residents of the United States) may be excluded from participation in the Plan or an Offering if the participation of such employees is prohibited under the laws of the applicable non-U.S.

jurisdiction. In addition, pursuant to Section 14, the Administrator may establish one or more sub-plans of the Plan to provide benefits to employees of Designated Subsidiaries located outside the United States in a manner that complies with Applicable Law, and the rules of any such sub-plan may take precedence over other provisions of this Plan with respect to such sub-plan (with the exception of Section 13 of this Plan), provided that unless superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. Any such sub-plan will be a component of the Plan and will not be a separate plan.
Section 4.Offering Periods.
The Plan will be implemented by using consecutive Offering Periods with a new Offering Period commencing on the first Trading Day following the end of the preceding Offering Period, or at such other time as determined by the Administrator, and continuing thereafter until terminated in accordance with Section 19 hereof. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) without shareholder approval.
Section 5.Participation.
An Eligible Employee may participate in the Plan by, at least ten (10) business days (or such other period determined by the Administrator) prior to the Enrollment Date for the Offering Period for which such participation will commence, (i) submitting to the Company, a properly completed subscription agreement authorizing Stock Purchase Deductions in the form approved by the Administrator from time to time, and/or (ii) completing such documentation and following such procedures as prescribed by the Administrator. Except as otherwise determined by the Administrator, following such time that a Participant has elected to participate in this Plan for any Offering Period as set forth above, unless and until (i) such Participant has withdrawn any Contributions from the Plan in accordance with Section 10 or has withdrawn from the Plan pursuant to Section 11, or (ii) such Participant has made any change to the Stock Purchase Deductions of such Participant pursuant to Section 6(b), such Participant, without any further action of such Participant, shall be deemed to have elected to continue to participate in future Offering Periods at the then existing contribution level of such Participant.
Section 6.Contributions.
(1)At the time a Participant enrolls in the Plan pursuant to Section 5, the Participant will elect to have Stock Purchase Deductions made during the Offering Period by authorizing the after-tax withholding from each payment of Compensation during the Offering Period of (i) the Percentage Contribution Amount, or (ii) if the Administrator has provided for a Fixed Contribution Amount, the Fixed Contribution Amount (but not both); provided, however, that should a payment of Compensation occur on a Purchase Date, the Participant will have any Stock Purchase Deductions made on such day applied to his or her notional account for the subsequent Offering Period. Notwithstanding anything contained herein to the contrary, in no event will the Percentage Contribution Amount and Fixed Contribution Amount, if applicable, together with any other Contributions pursuant to Section 6(c) below, of any Participant exceed the Maximum Contribution Amount for such Participant for any Plan Year.
(2)To the extent permitted by Applicable Laws, except as otherwise determined by the Administrator, a Participant may (i) cease participating in the Plan for an Offering Period and cause further Contributions during such Offering Period to cease, or (ii) decrease, but not increase, the Percentage Contribution Amount (or Fixed Contribution Amount, if applicable) for an Offering Period during such Offering Period, in each case, by completing such documentation and following such procedures at such time in advance of the Purchase Date as the Administrator shall prescribe; provided, that a Participant shall not take any such actions more than once during any Offering Period. Unless otherwise determined by the Administrator, a Participant may not (x) change an election for a Percentage Contribution Amount applicable to an Offering Period to a Fixed Contribution Amount election for such Offering Period (or vice versa), or (y) make any other change to such Participant's Contributions for an Offering Period, in either case while such Offering Period is ongoing. A Participant who ceases Contributions during an Offering Period may not make additional Contributions to the Plan during that Offering Period, provided that, unless otherwise determined by the Administrator, Contributions shall continue with respect to such Participant consistent with the Participant's elections in place at the beginning of such Offering Period for subsequent Offering Periods, except as otherwise provided in Section 5. Any funds remaining in the Participant's notional account on the Purchase Date shall be used to exercise the Purchase Right pursuant to Section 8 below. In addition, a Participant may increase or decrease the rate of Stock Purchase Deductions for a future Offering Period by, at least ten (10) business days (or such other period determined by the Administrator) prior to the Enrollment Date for such future Offering Period, completing such documentation and following such procedures as prescribed by the Administrator.
(3)The Administrator, in its sole discretion, may permit Participants to contribute funds to the Plan prior to the Purchase Date of any Offering Period as an additional Contribution subject to such procedures and conditions determined by the Administrator.
(4)Stock Purchase Deductions of a Participant for an Offering Period will commence with the first payment of Compensation on or following the Enrollment Date and will end on the last payment of Compensation prior to the Purchase Date thereof, unless such Participant has ceased making Contributions during such Offering Period in accordance with Section 6, has withdrawn any Contributions from the Plan during such Offering Period in accordance with Section 10 or has withdrawn from the Plan pursuant to Section 11.
(5)All Contributions made for a Participant will be credited to his or her notional account under the Plan. Except for amounts not expended because of limitations under the Plan with respect to fractional shares, unless otherwise determined by the Administrator, no amount of accumulated Contributions shall be carried over with respect to any Participant from the end of one Offering Period to the beginning of another.
(6)Participants must make adequate provision for U.S. federal, state or local, or non-U.S. tax or other withholding obligations, if any, arising upon the exercise of the Purchase Right, the receipt of Common Stock from the Company or the lapsing of any Restricted Period applicable to Matching Common Stock. The Administrator may require that a Participant pay to the Employer (or make other arrangements satisfactory to the Administrator for the payment of) the amount of any U.S. federal, state or local, non-U.S. or other taxes that the Employer is required to withhold with respect to the purchase of Common Stock or the lapse of any Restricted Period for Matching Common Stock acquired under the Plan, or, in Administrator's sole discretion, instead direct the Employer to deduct from the Participant's wages or other compensation the amount of any such withholding taxes due with respect to the purchase of Common Stock or the lapse of any Restricted Period for any Matching Common Stock issued under the Plan.
Section 7.Grant of Purchase Rights.
On the Enrollment Date, each Participant participating in the applicable Offering Period will be granted an option to purchase on the applicable Purchase Date the number of shares of Common Stock determined by dividing (a) the Contributions accumulated for the Participant prior to the Purchase Date and retained in the Participant's notional account as of the Purchase Date (including amounts retained from prior Offering Periods in accordance with the Plan), by (b) the applicable Purchase Price for the Offering Period; provided, further, that such purchase will be subject to the limitations set forth in the Plan. Exercise of the Purchase Right will occur in accordance with Section 8. The Purchase Right will expire on the last day of the Offering Period.

Section 8.Exercise of Purchase Right.
(1)Unless a Participant has withdrawn all of such Participant's Contributions pursuant to Section 10 or has withdrawn from the Plan pursuant to Section 11, the Participant's Purchase Right will be exercised automatically on the Purchase Date, and, in connection with such exercise, (i) the maximum number of full shares of Common Stock that can be purchased pursuant to the Purchase Right will be purchased automatically, and (ii) the Matching Common Stock, subject to a risk of forfeiture as provided in Section 9(b), will be purchased automatically, in any such case, on the Purchase Date. No fractional shares will be issued in connection therewith, and unless otherwise provided by the Administrator, any Contributions accumulated in a Participant's notional account that are not sufficient to purchase a full share of Common Stock will be retained in the Participant's notional account for the subsequent Offering Period. Any other funds left over in a Participant's notional account after the Purchase Date will be returned to the Participant as soon as administratively practicable. During a Participant's lifetime, the Purchase Rights granted to the Participant are exercisable only by the Participant.
(2)If the Administrator determines that on any Purchase Date, the number of shares of Common Stock (including Matching Common Stock) that are issuable with respect to the exercise of Purchase Rights on such Purchase Date will exceed (i) the number of shares of Common Stock available for issuance under the Plan on the Enrollment Date, or (ii) the number of shares of Common Stock available under the Plan on such Purchase Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase (and available for issuance as Matching Common Stock) on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as the Administrator determines in its sole discretion to be equitable among all Participants exercising Purchase Rights on such Purchase Date, and continue all Offering Periods then in effect, or (y) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase (or available for issuance as Matching Common Stock) on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as it determines in its sole discretion to be equitable among all Participants exercising Purchase Rights on such Purchase Date, and terminate any or all Offering Periods then in effect pursuant to Section 19. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company's shareholders subsequent to such Enrollment Date.
Section 9.Delivery; Vesting of Matching Common Stock.
(1)As soon as reasonably practicable on or after each Purchase Date on which any issuance of shares of Common Stock occurs pursuant to this Plan, subject to Section 9(b) below with respect to Matching Common Stock, the Company will arrange the delivery to each Participant of the shares issued to such Participant upon exercise of his or her Purchase Rights in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. In addition, the Administrator may establish other necessary procedures in connection therewith, including to implement the transfer restrictions with respect to the Matching Common Stock set forth in Section 9(b) below. Subject to Section 9(b) below, no Participant will have any voting, dividend, or other rights of a shareholder with respect to shares of Common Stock subject to any Purchase Right granted under the Plan until such shares have been issued and delivered to the Participant as provided in this Section 9(a).
(2)Unless otherwise determined by the Administrator, no Matching Common Stock may be assigned, transferred, pledged or otherwise disposed of by any Participant during the

Restricted Period. In addition, unless otherwise determined by the Administrator, in the event a Participant ceases to be an employee of the Company or its Subsidiaries at any time during the Restricted Period with respect to any Matching Common Stock held by the Participant, such Matching Common Stock shall be forfeited back to the Company without any consideration and without further action by the Company or the Participant, and the Participant shall have no further rights with respect thereto. No Participant shall have any voting, dividend, or other rights as a shareholder with respect to the Matching Common Stock until such shares have been delivered to the Participant upon termination the Restricted Period with respect thereto. Notwithstanding the foregoing, in the event a dividend is paid in respect of any Matching Common Stock during the Restricted Period, the dividends that a Participant would have received on account of such Matching Common Stock during the Restricted Period shall be accumulated and paid to the Participant only if and at such time that the risk of forfeiture thereon lapses and the Matching Common Stock is released to the Participant free of such restrictions.
Section 10.Withdrawal.
At any time, a Participant may withdraw all, or less than all, Contributions credited to such Participant's notional account that have not yet been used to exercise Purchase Rights under the Plan by submitting such documentation to the Company and following such procedures as prescribed by the Administrator; provided, however, that, unless otherwise determined by the Administrator, a Participant may not make more than one such withdrawal request during any Offering Period). In the event that a Participant elects to withdraw Contributions in accordance with the preceding sentence, (a) the amount of such Contributions the Participant has elected to withdraw will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal, (b) such Participant's Purchase Right for the Offering Period will be automatically terminated with respect to the withdrawn Contributions, and (c) no further Contributions shall be made by such Participant for the Offering Period in which such withdrawal occurs. If a Participant withdraws from the Plan, Stock Purchase Deductions will not resume for such Participant for any further Offering Periods unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.
Section 11.Termination of Employment.
Upon a Participant's failure to qualify as an Eligible Employee for any reason, such Participant will be deemed to have elected to withdraw from the Plan as of the date of such failure, and the Contributions credited to such Participant's notional account during the Offering Period in which such failure occurs, but not yet used to purchase shares of Common Stock under the Plan, will be paid to such Participant or, in the case of the Participant's death, to the person or persons entitled thereto under Section 15, and all of such Participant's unexercised Purchase Rights will be automatically thereupon be terminated.
Section 12.Interest.
Unless otherwise determined by the Administrator, no interest will accrue on the Contributions of a Participant in the Plan, except as may be required by Applicable Law as determined by the Administrator.
Section 13.Common Stock.
Subject to adjustment upon changes in capitalization of the Company as provided in Section 18(a) hereof, the maximum number of shares of Common Stock that will be made available for sale or issuance under the Plan will be 100,000 shares of Common Stock (the "Share Reserve"), without any annual limit. If any shares of Matching Common Stock are forfeited by a Participant pursuant to Section 9(b), such shares shall again be available for issuance under the Plan.

Section 14.Administration.
The Plan shall be administered by the Administrator. Any power granted to the Administrator under the Plan may also be exercised by the Board. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans in accordance with Section 3(b) of this Plan as are necessary or appropriate to permit the participation in the Plan by Eligible Employees who are foreign nationals or employed outside the United States). Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding the eligibility to participate, determination of Compensation, handling of Contributions, transfer of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, satisfaction of obligations to pay or withhold payroll and other taxes, determination and processing of beneficiary designations, withholding procedures and handling of delivery of shares of Common Stock that vary from applicable local requirements. To the fullest extent permitted by Applicable Law, the Administrator may also delegate some or all of its responsibilities, including the authority to assist the Administrator in the day-to-day administration of the Plan, to any officers of the Company or its Subsidiaries or a subcommittee of the Administrator, and, to the extent there has been any such delegation, any reference in the Plan to the Administrator shall include such delegate of the Administrator. In addition, the Administrator shall be entitled to retain any third-party broker-dealer, financial institution, clearing agent, transfer agent or other agent to perform any functions in connection with the Plan as deemed appropriate by the Administrator. Every finding, decision and determination made by the Administrator will, to the fullest extent permitted by Applicable Laws, be final and binding upon all parties.
Section 15.Designation of Beneficiary.
(1)If permitted by the Administrator, a Participant may designate a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant's notional account under the Plan in the event of such Participant's death subsequent to a Purchase Date on which the Purchase Right is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may designate a beneficiary who is to receive any cash from the Participant's notional account under the Plan in the event of such Participant's death prior to exercise of the Purchase Right. Unless otherwise determined by the Administrator, if a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.
(2)Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or to such other person as may be designated by the Administrator in accordance with Applicable Law.
(3)All beneficiary designations will be in such form and manner as the Administrator may designate from time to time.
Section 16.Transferability.
Neither Contributions credited to a Participant's notional account nor any rights with regard to the exercise of a Purchase Right or otherwise to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be null and void and without effect, except that the Company may treat any such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
Section 17.Use of Funds.
The Company may use all funds held as Stock Purchase Deductions and other Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings in which applicable local law requires that Contributions to the Plan by Participants be segregated from the Company's general corporate funds and/or deposited with an independent third party for Participants in non-U.S. jurisdictions.
Section 18.Adjustments, Dissolution, Liquidation, Merger or Other Corporate Transaction.
(1)In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property, but excluding normal cash dividends), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in any such manner as it deems equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each Purchase Right under the Plan that has not yet been exercised, and the amount of the Share Reserve pursuant to Section 13.
(2)In the event of any proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Purchase Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless otherwise provided by the Administrator. The New Purchase Date shall be prior to the date of the Company's proposed dissolution or liquidation. Prior to the New Purchase Date, the Administrator will notify each Participant in writing (or electronically) that the Purchase Date for the Participant's Purchase Right has been changed to the New Purchase Date and that the Participant's Purchase Right will be exercised automatically on the New Purchase Date, unless prior to such date such Participant has withdrawn all of the Contributions of such Participant pursuant to Section 10 or has withdrawn from the Plan pursuant to Section 11.
(3)In the event of a merger, sale of substantially all of the assets or other similar corporate transaction involving the Company, each outstanding Purchase Right will be assumed or an equivalent Purchase Right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Purchase Right or as otherwise determined by the Administrator, the Offering Period with respect to which such Purchase Right relates will be shortened by setting a New Purchase Date on which such Offering Period shall end. The New Purchase Date will occur before the date of the Company's proposed merger, substantially all asset sale or other similar corporate transaction. Prior to the New Purchase Date, the Administrator will notify each Participant in writing or electronically that the Purchase Date for the Participant's Purchase Right has been changed to the New Purchase Date and that the Participant's Purchase Right will be exercised automatically on the New Purchase Date, unless prior to such date such Participant has withdrawn all of its contributions pursuant to Section 10 or has withdrawn from the Plan pursuant to Section 11.

Section 19.Amendment or Termination.
(1)The Administrator, in its sole discretion, may amend, alter, suspend, discontinue, or terminate the Plan, or any part thereof, at any time and for any reason; provided, however, that this Plan may not be amended without approval of the Company's shareholders if such approval is necessary to comply with any Applicable Laws (including the rules of the New York Stock Exchange) for which or with which the Administrator deems it necessary or desirable to comply. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon exercise of the Purchase Rights on the next Purchase Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms. If any Offering Periods are terminated prior to expiration, all amounts then credited to Participants' notional accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under local laws, as further set forth in Section 12) as soon as administratively practicable.
(2)For the avoidance of doubt, and without the approval of the Company's shareholders and without regard to whether any Participant rights may be considered to have been adversely affected, the Administrator will be entitled to change the Offering Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.
(3)Without the approval of the Company's shareholders and without regard to whether any Participant rights may be considered to have been adversely affected, in the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to mitigate, eliminate or otherwise address such accounting consequence.
Section 20.Code Section 409A.
Neither the grant of any Purchase Rights nor the grant and vesting of any Matching Common Stock are intended to constitute a "deferral of compensation" within the meaning of Section 409A on account of the Plan being a short-term deferral within the meaning of U.S. Treasury Regulation Section 1.409A-1(b)(4), and any ambiguities herein shall be interpreted to so that the Plan is not subject to Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that a Purchase Right granted under the Plan may be subject to Section 409A or that any Plan provision would cause a Purchase Right under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding Purchase Right granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant's consent, to exempt any outstanding or future Purchase Right that may be granted under the Plan from or to allow any such Purchase Rights to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A or Applicable Law. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall have any liability to a Participant or any other party if the Purchase Rights granted pursuant to the Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the Purchase Rights granted pursuant to the Plan are compliant with Section 409A.
Section 21.Notices.
All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
Section 22.Conditions Upon Issuance of Shares.
(1)Shares of Common Stock will not be issued with respect to a Purchase Right unless the exercise of such Purchase Right and the issuance and delivery of such shares pursuant thereto will comply with all Applicable Law. The Company may, if so determined by the Administrator, defer or cancel the issuance or delivery of shares of Common Stock pursuant to this Plan or take other actions the Administrator deems appropriate to the extent that the Administrator determines that Applicable Laws restricts such issuance or delivery.
(2)As a condition to the exercise of a Purchase Right, the Company may require the person exercising such Purchase Right to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Law.
Section 23.Term of Plan.
The Plan will become effective on May 22, 2024 (the "Effective Date"), provided that the Plan has been approved by the shareholders of the Company on such date (the date of such shareholder approval, the "Effective Date"). Once effective, the Plan will continue in effect until terminated pursuant to Section 19.
Section 24.Governing Law.
This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Missouri.
Section 25.Severability.
If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.
Section 26.Interpretation.
Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference and shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation," "but not limited to," or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.
Section 27.No Contract of Employment.
Nothing in this Plan shall be construed to constitute a contract of employment between Employer and any individual or to be an inducement for the employment of any individual. Nothing contained in this Plan shall be deemed to give any individual the right to be retained in the service of Employer or to interfere with the right of Employer to discharge any individual at any time, with or without cause, regardless of the effect which such discharge may have upon any such individual as a Participant of the Plan.

16600 Swingley Ridge Road
Chesterfield, Missouri 63017-1706 U.S.A.
www.rgare.com

Trusted partner. Proven results.

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REINSURANCE GROUP OF AMERICA, INCORPORATED
16600 SWINGLEY RIDGE ROAD
CHESTERFIELD, MO 63017-1706
ATTN: WILLIAM L. HUTTON

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Pina Albo	☐	☐	☐
1b. Michele Bang	☐	☐	☐
1c. Tony Cheng	☐	☐	☐
1d. John J. Gauthier	☐	☐	☐
1e. Patricia L. Guinn	☐	☐	☐
1f. Hazel M. McNeilage	☐	☐	☐
1g. George Nichols III	☐	☐	☐
1h. Stephen O'Hearn	☐	☐	☐
1i. Alison Rand	☐	☐	☐
1j. Shundrawn Thomas	☐	☐	☐
1k. Khanh T. Tran	☐	☐	☐
1l. Steven C. Van Wyk	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. To approve the adoption of an Employee Stock Purchase Plan.	☐	☐	☐
4. Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for the year ending December 31, 2024.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000634912_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

REINSURANCE GROUP OF AMERICA, INCORPORATED
Annual Meeting of Shareholders
May 22, 2024 2:00 PM (CDT)
This proxy is solicited by the Board of Directors

The undersigned does hereby appoint Todd C. Larson, John W. Hayden and William L. Hutton, or any of them, the true and lawful attorneys in-fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Shareholders of REINSURANCE GROUP OF AMERICA, INCORPORATED (the "Company") to be held May 22, 2024, commencing at 2:00 p.m., St. Louis time, at Reinsurance Group of America, Incorporated, 16600 Swingley Ridge Road, Chesterfield, Missouri 63017-1706 and at any and all adjournments or postponements of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion of such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000634912_2 R1.0.0.6